Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

among

TAKE-TWO INTERACTIVE SOFTWARE, INC.

a Delaware corporation,

GROUNDHOG 2, LLC

a Delaware limited liability company,

GEARBOX ENTERTAINMENT COMPANY HOLDING AB,

a company organized under the laws of Sweden,

and

EMBRACER GROUP AB,

a company organized under the laws of Sweden,

Dated March 27, 2024

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		60

4.1.	Organization and Business; Power and Authority; Effect of Transaction	60
4.2.	Non-Contravention	60
4.3.	Capitalization	61
4.4.	Broker or Finder	61
4.5.	Consents, Approvals, Other Authorizations, Reports, etc.	61
4.6.	Nasdaq Compliance	62
4.7.	Buyer SEC Documents; Financial Statements	62
4.8.	Bankruptcy Matters	63
4.9.	Litigation	63
4.10.	Registration Statement	63
4.11.	Independent Investigation	63
4.12.	No Other Representations	63

ARTICLE V COVENANTS		64

5.1.	Conduct of Business Pending the Closing	64
5.2.	Access to Information; Confidentiality	68
5.3.	Regulatory Efforts	69
5.4.	Public Announcements	71
5.5.	No Solicitation; Pre-Closing Confidentiality Agreements	71
5.6.	Consents	72
5.7.	Employee Matters	72
5.8.	Tax Matters	73
5.9.	Pre-Closing Actions	77
5.10.	Indemnification of Officers, Directors, Employees and Agents	77
5.11.	R&W Policy	78
5.12.	Registration Statement	78
5.13.	Restrictive Covenants	79
5.14.	Release	80
5.15.	Intellectual Property	80
5.16.	Post-Closing Operating Principles	81
5.17.	Wrong Pocket	81
5.18.	Termination of Related Party Contracts	81
5.19.	Notifications	82
5.20.	Further Assurances	82

ARTICLE VI CONDITIONS PRECEDENT		82

6.1.	Mutual Conditions	82
6.2.	Conditions to Obligations of Buyer	82
6.3.	Conditions to Obligations of Seller and Parent	84
6.4.	Frustration of Closing Conditions	85

ARTICLE VII TERMINATION		85

7.1.	Termination	85
7.2.	Effect of Termination	87

ARTICLE VIII SURVIVAL; INDEMNIFICATION		87

8.1.	Survival	87
8.2.	Indemnification by Seller	87
8.3.	Limitations	88
8.4.	Claims for Indemnification; Resolution of Conflicts	91
8.5.	Third-Party Claims	92

ARTICLE IX MISCELLANEOUS		93

9.1.	Amendments and Waivers	93
9.2.	Transaction Expenses and Other Expenses	94
9.3.	Notices	94
9.4.	Rights and Remedies	95
9.5.	Severability	95
9.6.	Counterparts	95
9.7.	Interpretation	96
9.8.	Governing Law; Jurisdiction; Waiver of Jury Trial	97
9.9.	Entire Agreement	97
9.10.	Assignment	98
9.11.	Representation	98

SCHEDULES AND EXHIBITS

Annex A	Registration Terms and Conditions

Schedule 1.1(a)	Accounting Principles
Schedule 1.1(b)	Excluded Obligations
Schedule 1.1(c)	Parent Payments
Schedule 1.1(d)	Company’s knowledge
Schedule 1.1(e)	Executive
Schedule 1.1(f)	Sample Calculation
Schedule 1.1(g)	Transferred Entities
Schedule 1.1(h)	Restricted Cash
Schedule 5.9	Pre-Closing Actions
Schedule 6.1(a)	Regulatory Filings

Exhibit A	R&W Policy

Exhibit B	Form of FIRPTA Notice and Notification Letter

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 27, 2024 (the “Agreement Date”), by and among Take-Two Interactive Software, Inc., a Delaware corporation (“Buyer”), Groundhog 2, LLC, a Delaware limited liability company (“Buyer Sub”), Gearbox Entertainment Company Holding AB, a company organized under the laws of Sweden (“Seller”) and Embracer Group AB, a company organized under the laws of Sweden (“Parent”). Capitalized terms used in this Agreement are defined in Article I.

RECITALS

A.	Seller owns 100% of the issued and outstanding shares of capital stock in The Gearbox Entertainment Company Inc., a Delaware corporation (the “Company”).

B.	Buyer owns 100% of the membership interests in Groundhog 1, LLC (“Buyer Sub 1”), a Delaware limited liability company and Buyer Sub 1 owns 100% of the membership interests in Buyer Sub;

C.

Buyer Sub desires to purchase all of the Company Shares from Seller, on the terms and subject to the conditions set forth in this Agreement, and Seller desires to sell all of the Company Shares to Buyer Sub, on such terms and conditions set forth herein (such transactions, the “Share Purchase”).

D.	The boards of directors of Seller and Parent have approved this Agreement and the consummation of the Transactions.

E.	The board of directors of Buyer has approved this Agreement and the consummation of the Transactions.

F.

Concurrently with the execution of this Agreement, Buyer has caused the representation and warranty insurance policy substantially in the form attached hereto as Exhibit A (the “R&W Policy”) to be conditionally bound.

G.

Concurrently with the execution of this Agreement, the Executive has executed and delivered an employment agreement with Gearbox Software LLC (the “Employment Agreement”) which shall become effective as of the Closing Date.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. For purposes of this Agreement, the following capitalized terms will have the meanings set forth below:

“Accounting Principles” means the principles set forth on Schedule 1.1(a).

“Adjustment Escrow Amount” shall mean (a) as of the Closing, an aggregate amount of cash equal to the Adjustment Escrow Value, and (b) thereafter, as of any time, the amount of cash in the Adjustment Escrow Fund.

“Adjustment Escrow Fund” shall mean the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.

“Adjustment Escrow Value” shall mean an amount equal to $1,000,000.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. Each Group Company shall be deemed to be an Affiliate of Parent and Seller prior to the Closing and an Affiliate of Buyer from and after the Closing.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder.

“Alternative Transaction” means, other than the Transactions, any Person’s (other than Buyer or any of its Affiliates) offer, proposal or inquiry relating to, or any indication of interest in, or agreement, understanding, contract or transaction with respect to: (a) the acquisition, in a single transaction or a series of related transactions, of a majority or more of the outstanding capital stock of any Group Company, (b) the acquisition, license, sublicense or transfer in a single transaction or a series of related transactions, of a majority or more of the assets, business or properties of any Group Company, (c) the acquisition, merger, consolidation or combination, equity exchange or other business combination or similar transaction involving any Group Company, (d) the liquidation, dissolution, reorganization or other extraordinary transaction with respect to the Company or (e) any transaction the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the consummation of the Transactions.

“Ancillary Documents” means the instruments, documents or agreements that are to be executed and delivered by or on behalf of Buyer, Seller, the Company and their respective Affiliates in connection with this Agreement and the Transactions.

“Anti-Corruption Laws” means any anti-bribery or anti-corruption Laws (including Laws that prohibit the corrupt payment, giving, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity or any other Person to obtain or retain a business advantage) applicable to the Company Group and its operations from time to time, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iii) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (iv) any similar Laws in any other jurisdiction in which a Company operates.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including any antitrust, competition or trade regulation Applicable Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or any of its assets, properties or businesses.

“Authority” means any government, or any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau or comparable agency or commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision of any of the foregoing, whether domestic or non-U.S.

“Base Purchase Price” means $460,000,000.

“Burdensome Condition” means (a) any arrangement, condition or restriction or (b) any proposal, or the execution, carrying out or termination of Contracts (including consent decrees) or submitting to Laws (i) in any case, providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any material assets or material categories of assets of Buyer, the Company or their respective Subsidiaries, or the disposition or holding separate of the capital stock of one or more of Buyer’s Subsidiaries or the Company’s Subsidiaries or (ii) imposing or seeking to impose any material limitation on the ability of Buyer, the Company or any of their respective Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Buyer, the Company or their respective Subsidiaries, in any case which, individually or in the aggregate, affects or relates to Buyer, the Company or their respective Subsidiaries.

“Business” means the business of the Company Group, as currently conducted, after giving effect to the Pre-Closing Actions.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in the States of Texas or New York or the country of Sweden, on which banks are open in each of the States of Texas or New York and the country of Sweden for general commercial business.

“Business Employees” means (a) as of the Agreement Date, each individual listed on the Business Employee List, and (b) at any time after the Agreement Date and through and including the Closing Date, each individual identified on the Business Employee List who remains employed or engaged by any Group Company as of such date and each other individual hired by any Group Company after the Agreement Date (or who is already so employed or engaged and whose duties and responsibilities are modified) to fill a vacant position with respect to the Business in a manner compliant with Section 5.1 below, who remains employed or engaged by a Group Company as of such date.

“Business Employee List” means the letter provided by Parent to Buyer simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each individual who is employed by the Company Group as of the Agreement Date including any employee employed through a professional employer organization or other similar entity, together with such individual’s title or position, employing entity, work location (state/province and country), full-time or part-time status, regular or temporary status, overtime exempt or non-exempt classification status under the Fair Labor Standards Act as to U.S. employees or applicable Laws as to non-US employees, whether active or on temporary layoff or on leave (and, if on leave, the nature of the leave and the expected return date if known), vacation and other paid time off accrual (if applicable), start date, previous years of service credit, current rate of hourly wage or salary, each of the incentive compensation plans (bonuses, commissions etc.) in which the individual is entitled to participate, and the target amount for which the individual is eligible for in the current year.

“Business Pre-PCA” means the business of the Company Group, as currently conducted and prior to the Pre-Closing Actions.

“Buyer Common Stock” means shares of Buyer common stock, par value $0.01.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 4.1 (Organization and Business; Power and Authority; Effect of Transaction) and Section 4.4 (Broker or Finder).

“Buyer SEC Documents” means Buyer’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and any other reports, proxy statements or information (including exhibits and all information incorporated by reference) filed or furnished by Buyer with the SEC since March 31, 2023.

“Buyer Share Price” shall mean the volume weighted average closing price, as reported by Bloomberg L.P. (or another authoritative source mutually selected by Buyer and Seller), of one share of Buyer Common Stock for the five consecutive trading days ending on (and including) the trading day immediately preceding the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local applicable Law (together with all regulations and guidance related thereto issued by an Authority).

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments (including severance payments payable to any Company Personnel whose employment or engagement is terminated by a Group Company pursuant to the Pre-Closing Actions but excluding any severance payments due for any such terminations that are at the direction of Buyer and not contemplated by the Pre-Closing Actions), indemnities in lieu of individual and collective notice of termination under Applicable Laws, and other Company

Personnel-related change in control payments payable by a Group Company as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith whether payable on the Closing Date or at a later time), in each case, as a result of the consummation of the Transactions (excluding any “double-trigger” payments or other payments that are triggered by any action of Buyer post-Closing). For the avoidance of doubt, a severance payment for any Company Personnel (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith), or an indemnity in lieu of individual and collective notice of termination under Applicable Laws, that is triggered by the occurrence of (i) the Transactions contemplated by this Agreement, followed by (ii) a subsequent termination at or after the Closing Date of such Company Personnel’s employment or engagement with a Group Company shall not be deemed a Change in Control Payment, unless such Company Personnel has the right to resign and collect severance as a result of the Transactions without any additional act or omission by Buyer or any of its Affiliates.

“Closing Cash” means the aggregate amount (without duplication) of all cash and cash equivalents (including marketable securities) of the Company Group, calculated as of the Effective Time in accordance with the Accounting Principles; provided that “Closing Cash” shall (i) exclude Restricted Cash, issued but uncleared checks, outbound ACH transactions, and other outbound wire transfers or outbound cash-in-transit by any Group Company and bank overdrafts of any Group Company and (ii) include checks, inbound ACH transactions, other inbound wire transfers, inbound cash-in-transit and drafts that have been deposited for the account of any Group Company but not yet reflected as available proceeds in such Group Company’s accounts to the extent that the corresponding account receivable, if any, has been eliminated to avoid double-counting.

“Closing Consideration” means a number of shares of Buyer Common Stock equal to (i) (a) the Estimated Purchase Price, minus (b) the Adjustment Escrow Value, divided by, (ii) the Buyer Share Price.

“Closing Debt” means the aggregate amount (without duplication) of any unpaid Debt of the Company Group as of immediately prior to the Closing.

“Closing Transaction Expenses” means, to extent unpaid as of immediately prior to the Closing, (i) all out-of-pocket costs, fees and expenses incurred or payable by any Group Company in connection with the negotiation, execution and delivery of this Agreement and the Transactions (or any Alternative Transaction contemplated by the Company prior to the Agreement Date), including the fees and expenses of financial advisors, legal counsel, accountants, consultants and other experts and advisors, whether or not invoiced (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions), (ii) any Change in Control Payments and (iii) 100% of the cost of the D&O Tail Policy, 50% of the costs and fees under the Escrow Agreement (including any costs to indemnify the Escrow Agent pursuant to the terms of the Escrow Agreement to the extent actually incurred) and 50% of the cost of any Transfer Taxes. For the avoidance of doubt, any determination of Closing Transaction Expenses under this Agreement shall take into account the occurrence of the Closing. For the avoidance of doubt, Closing Transaction Expenses shall not include any costs associated with the R&W Policy. Notwithstanding the foregoing, Company Transaction Expenses shall not include any amounts (i) paid by Parent or Seller pursuant to Section 2.3(d) or Section 2.3(e), (ii) that are payable in connection with the Contracts or obligations set forth on Schedule 1.1(b) or (iii) that otherwise constitute Closing Debt.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet Date” means December 31, 2023.

“Company Group” means, collectively, each of the Group Companies.

“Company IT Systems” means systems, information technology systems, electronic systems, telecommunications or network systems of any variety (including databases, websites, hardware, software, storage, switching and interconnection devices and mechanisms), in each case, owned or controlled by the Company Group or used in the conduct of the Business, whether on-premises or provided as a service by a third party.

“Company Material Adverse Effect” means any act, action, activity, circumstance, change, effect, development, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing (each, an “Event”) that, individually or together with any other Event, (a) has materially delayed or prevented, or would reasonably be expected to materially delay or prevent, Seller from consummating the Transactions, or (b) has had or would reasonably be expected to have a material adverse change in or a material adverse effect on the liabilities, properties, operations, business, condition (financial or otherwise), operating results or operations of the Company Group, taken as a whole; provided that none of the following shall be taken into account, either alone or in combination, in determining whether there has been a “Company Material Adverse Effect”: (i) the public announcement of this Agreement or any of the Transactions in compliance with the terms of this Agreement, including the identity of Buyer, (ii) any action required by this Agreement, (iii) changes or fluctuations in general business, economic, financial, geopolitical, banking or securities market conditions (including changes in interest or exchange rates) in the markets in which the Company Group operates, (iv) any communication by Buyer or its Affiliates of their respective plans or intentions with respect to any Group Company, including losses or threatened losses of, or any adverse change in the relationships with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having business relationships with any Group Company (v) any natural disaster, or other act of God or any acts of terrorism, hostilities, riots, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (vi) the effect of any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of this Agreement, (vii) changes affecting any Group Company’s industry generally, including any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Authority affecting a national or federal government as a whole, (viii) any failure by any Group Company to meet internal projections or forecasts or revenue or earnings predictions (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), or (ix) changes in GAAP, IFRS or Applicable Law, or the standards, interpretation or enforcement of the foregoing; provided that, in the case of clauses (iii), (v), (vi), and (vii), such Event does not adversely disproportionately affect such Group Company relative to other participants in the industry or industry sectors and/or geographies in which such Group Company operates.

“Company Organizational Documents” means each Group Company’s respective certificate of incorporation, articles of organization, certificate of formation, operating agreement or other organizational document.

“Company Personnel” means any director, officer, manager, employee, independent contractor, consultant or agent of any Group Company.

“Company Privacy Policies” means all public or internal written policies, procedures, and notices of the Company Group to the extent relating to data security, data protection, or the Processing of Personal Information.

“Company Privacy Requirements” means any and all (i) Company Privacy Policies, including policies pertaining to consumers, employees, contractors, vendors and other persons (ii) Contracts involving the Processing of Personal Information as well as any privacy, cybersecurity or data protection terms, (iii) Privacy Laws, and (iv) the Payment Card Industry Data Security Standard.

“Company Shares” means all of the issued and outstanding capital stock of the Company.

“Company’s knowledge” means the actual knowledge, after reasonable investigation and inquiry, of the individuals set forth on Schedule 1.1(d) (each, a “Key Employee”), none of whom, for the sake of clarity and the avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company Group or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how and such other information about the Business.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated July 7, 2023, by and between Buyer and Parent, as supplemented by that certain Clean Team Confidentiality Agreement, dated as of February 23, 2024, by and between Buyer and Parent.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including Leases licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including the CARES Act and Families First Act and the Canada Emergency Wage Subsidy.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Data Room” means the electronic data site established on Intralinks on behalf of the Company Group and to which Buyer and its Representatives have been given access in connection with the Transactions.

“Debt” means, with respect to the Company Group, without duplication: (a) all liabilities and obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon and all premiums, penalties, prepayment fees and other amounts accrued and unpaid in respect thereof) of such Person, whether or not represented by bonds, debentures, notes or other similar securities or instruments (whether or not convertible into any other security or instrument), for the repayment of money borrowed, (b) all obligations of such Person for a lease classified as a capital or finance lease in the Financial Statements, (c) all outstanding and unpaid reimbursement obligations of such Person with respect to bankers’ acceptances or similar facilities issued for the account of such Person, (d) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, (e) any reimbursement obligation of such Person with respect to letters of credit (excluding letters of credit to the extent undrawn), bankers’ acceptances or similar facilities issued for the account of such Person, (f) all obligations to pay any deferred purchase price of property, assets, securities or services (including any seller notes, earnout obligations, indemnities and post-closing adjustments issued or entered into in connection with any acquisition undertaken by such Person or contingent deferred obligations), whether or not matured, including with respect to the obligations under Contracts set forth on Section 3.10(a)(xxiii) of the Company Disclosure Schedule (other than accrued following the Closing pursuant to item 1 on such Schedule which shall not be deemed to be Debt), (g) all obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, (h) declared but unpaid dividends, (i) deferred revenue other than attributable to the matters set forth in item 1 of Schedule 1.1(h), (j) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (a) through (i) appertaining to third parties, (k) the Income Tax Liability Accrual, (l) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement, any contributions (other than an employee contribution) required to be made by any Group Company under any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code for any periods prior to the Closing that have not been remitted to such plan prior to the Closing, (m) any unpaid severance obligations of any Group Company with respect to Company Personnel terminated prior to the Closing (but excluding any severance obligations due for such terminations that are at the direction of Buyer and not contemplated by the Pre-Closing Actions), and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing

Date, in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith and only to the extent not otherwise reflected as current liabilities in the calculation of Working Capital or as a Closing Transaction Expense, (n) any bonus, earnout or similar payable associated with Parent’s purchase of the Company, and any associated Taxes not otherwise settled at or prior to the Closing, (o) all obligations of any Group Company with respect to balances due from or due to Parent or an Affiliate of Parent, including any Taxes associated with settlement of intercompany balances between the Company Group and Parent or any Affiliate of Parent, (p) any costs, expenses, Taxes incurred by the Company Group with respect to the Pre-Closing Actions, and (q) any amounts set forth on Section 3.12(a) of the Company Disclosure Schedule plus any interest and penalties applicable to such amounts. For purposes of determining Debt that is Debt in respect of the foregoing clause (f), such obligations shall be deemed to be the maximum amount of such Debt owing as of such specified date (whether or not then due and payable) or potentially owing at a future date. Notwithstanding the foregoing, Debt shall not include any amounts (i) paid or payable by Parent or Seller pursuant to Section 2.3(d) or Section 2.3(e), (ii) that are payable in connection with the Contracts or obligations set forth on Schedule 1.1(b), or (iii) that otherwise constitute Closing Transaction Expenses.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

“Environmental Laws” means any Law relating to (i) the protection of the natural environment, including natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (iii) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (iv) the handling, use, presence, generation, treatment, transportation, storage, disposal, Release or threatened Release of or exposure to any Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any Group Company, or that is, or was at the relevant time, a member of the same “controlled group” as any Group Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Estimated Purchase Price” means (i) the Base Purchase Price, plus (ii) the Estimated Closing Cash, plus (iii) the Estimated Working Capital Surplus (if any), minus (iv) the Estimated Closing Debt, minus (v) the Estimated Closing Transaction Expenses minus (vi) the Estimated Working Capital Shortfall (if any).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Executive” means the individual set forth on Schedule 1.1(e).

“Fraud” means actual and intentional fraud with respect to the making of a representation and warranty set forth in Article III or Article IV (as applicable) or in any certificate delivered pursuant Section 6.2(e)(iii) or Section 6.3(c)(i) (as applicable), committed with the specific intent to deceive and mislead another party hereto and to induce such party to enter into this Agreement and upon which such party reasonably relied in entering into this Agreement.

“Fundamental Representations” means the representations and warranties of Parent set forth in Section 3.1 (Organization and Business; Power and Authority; Effect of Transaction); Section 3.2(a) (Authority); Section 3.3 (Capitalization); Section 3.9(b) (Title to Properties) and Section 3.19 (Broker or Finder).

“GAAP” means U.S. generally accepted accounting principles of the applicable jurisdiction as in effect at any applicable time, consistently applied.

“Government Bid” means any bid, offer, proposal or response to solicitation, which, if accepted or awarded, would result in the establishment of a Government Contract.

“Government Contract” means any Contract with (a) any Authority, (b) any prime contractor to any Authority, (c) any government-owned or -controlled entities, or (d) any subcontractor with respect to any Contract described in clause (a) or (b).

“Group Company” means, individually, the Company and each of its Subsidiaries (excluding each Transferred Entity), all of which shall collectively constitute the Company Group.

“Government Official” means any officer, employee or other person acting in an official capacity for or on behalf of (i) any Authority or any department or agency of an Authority, including elected officials, judicial officials, civil servants and military personnel,; (ii) any public international organization, such as the World Bank; (iii) any company or business that is owned or controlled (in whole or in part) by an Authority and (iv) any political party, as well as candidates for political office. Government Official also includes any children, spouses, civil union partners, siblings, grandparents, grandchildren, or parents of (i) through (iv) above.

“Hazardous Materials” means any material, substance, chemical or waste that is defined as or included in the definition of, regulated, classified, or otherwise characterized or for which liability or standards of conduct may be imposed under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos or asbestos containing materials, greenhouse gases, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons, and all other ozone-depleting substances, radioactive materials, lead-based paints or materials, or other substances that may have an adverse effect on human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards, as in effect at any applicable time, consistently applied.

“Income Tax Liability Accrual” means the sum (which shall not be less than zero ($0)) of (I) an amount equal to the aggregate liability for unpaid Income Tax liabilities of the Company Group that are first due to be paid after the Closing Date with respect to Pre-Closing Tax Periods and the pre-Closing portion of any Straddle Period in jurisdictions where a Group Company filed a Tax Return for the taxable year ending March 31, 2023, or commenced activities on or after April 1, 2023, which shall (a) be calculated in accordance with Section 5.8(e), and the past Tax filing positions and methods of accounting of the Company Group to the extent permitted by applicable Law, (b) not be less than zero ($0) with respect to any type of Income Tax in any jurisdiction, (c) take into account Transaction Tax Deductions to the extent deductible in a Pre-Closing Tax Period determined under a “more likely than not” or higher standard, (d) disregard deferred Tax assets and liabilities of the Company Group, and (e) exclude any Taxes attributable to transactions outside the Ordinary Course of Business on the Closing Date after the Closing; plus (II), to the extent not included in clause (I) of this definition, any liability for Income Taxes imposed on or with respect to the Company Group in any Pre-Closing Tax Period or pre-Closing portion of any Straddle Period as a result of, or in connection with, the Pre-Closing Actions.

“Income Taxes” means Taxes imposed on, or determined by reference (in whole or in part) to, net income, profits, franchise, gains, capital gains, and similar Taxes.

“International Trade Laws” means all applicable Laws, regulations, and Orders pertaining to trade and economic sanctions, export controls, and imports, including such Laws, regulations, and Orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Customs and Border Protection agency, including but not limited to the sanctions administered and enforced by the Office of Foreign Assets Control; the United States Export Administration Act of 1979, as amended, and the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines and reporting requirements under the Export Administration Regulations; and any similar Laws in any other jurisdiction in which the Company Group operates.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any applicable (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, judgment, order, ordinance, proclamation, promulgation, regulation, requirement, rule, rule of law, settlement agreement, ruling, charge, statute or writ of any Authority, domestic or non-U.S.; (b) common law or other legal precedent; or (c) arbitrator’s, mediator’s or referee’s award, decision or finding, in each case as in effect from time to time.

“Lease” means any lease, sublease, license, concession and other agreement (written or oral) entered into by a Group Company, including all amendments, restatements, supplements, modifications, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Legal Action” means, with respect to any Person, any and all litigation or legal or other claims, demands, actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

“Liens” means any lien, guaranty, mortgage, security interest of any nature, deed of trust, attachment, levy, charge, claim, restriction, imposition, pledge, encumbrance, restriction, easement, servitude, adverse interest, conditional sale, title retention arrangement, equitable interest, covenant, right of first refusal or similar restriction of any kind, and restrictions of record, preference, hypothecation or other similar encumbrance, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise but excluding transfer restrictions under securities Laws.

“Losses” means, without duplication, any and all losses, charges, suits, judgments, awards, damages, liabilities, payments (including those arising out of any settlement, judgment, award or compromise), out-of-pocket costs (including any reasonable and documented out-of-pocket costs of investigation, defense and settlement and interest and penalties), fines, Taxes, deficiencies, penalties, fees (including any reasonable outside legal fee, accounting fee, expert fee or advisory fee), interest, settlements, expenses (including reasonable and documented out-of-pocket fees of attorneys and accountants or other advisors).

“Made Available” means any information, document or material uploaded to the Data Room in a manner that enables viewing of such materials by Buyer and its Representatives no later than 11:59 p.m. Eastern Time on the Business Day immediately prior to the Agreement Date or that Buyer and Seller have agreed have been provided via email to Buyer’s counsel as set forth on Section 1.1 of the Company Disclosure Schedule.

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means any ruling, decision, order, writ, judgment, injunction, decree, stipulation, subpoena, or award entered into or made by or with any Authority.

“Ordinary Course of Business” shall mean, with respect to any Person, the ordinary course of business of such Person consistent with past practice.

“Parent Merger Agreement” means, as amended, that certain Agreement and Plan of Merger, dated as of February 3, 2021, among Parent, the Company and the other parties thereto.

“Parent Merger Agreement Amendment” means, that certain Amendment to the Parent Merger Agreement, dated as of March 27, 2024, among Parent, the Company and the other parties thereto.

“Permits” means all permits, licenses, approvals, directives, consents, orders, rights, registrations, exemptions, privileges, franchises, memberships, certificates, entitlements and other authorizations issued by any Authority, including any environmental, health and safety permits and any other zoning and land use permits and approvals, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto necessary or required by the Company Group in the operation of the Business Pre-PCA.

“Permitted Liens” means (i) Liens with respect to the payment of Taxes, in all cases that are not yet due or payable, (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and for which adequate reserves are maintained in accordance with GAAP, (iii) non-exclusive licenses of or rights to use or access, Intellectual Property entered into in the Ordinary Course of Business and (iv) such other imperfections or irregularities of title or other Liens, that individually or in the aggregate, do not and could not reasonably be expected to materially affect the use, occupancy, value or marketability of the properties or assets subject thereto or otherwise materially impair business operations.

“Person” means a natural individual or an Entity.

“Personal Information” means all data that constitutes “personally identifiable information,” “personal information,” “personal data,” or other analogous term under Privacy Laws.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) or other similar sections under the Income Tax Act (Canada) (the “Income Tax Act”) or other Applicable Law, and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, loan, fringe benefit, insurance, welfare, retirement, death benefit, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, disability, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, educational assistance, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded or unfunded, insured or self-insured, whether mandated under local Law, voluntary, private, financed by the purchase of insurance, contributory or noncontributory, in each case, in which any current or former

Company Personnel (or covered dependents thereof) participates or is eligible to participate and (i) that is sponsored, established, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates (including any Group Company) or (ii) under which Seller or any of its Affiliates (including any Group Company) has any current or potential liability, in each case, other than any such plan, policy, trust fund, program, arrangement or payroll practice sponsored by an Authority, other than plans established pursuant to statute with which Seller or any of its Affiliates (including any Group Company) is required to comply, including the Canada Pension Plan, Quebec Pension Plan, Canada Employment Insurance, any plan administered under applicable provincial health tax, workers’ compensation, workplace safety and insurance and any other governmental entity plans.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (i) any liability for Taxes of or with respect to a Group Company for any Pre-Closing Tax Period, (ii) any liability for Taxes of a Group Company under Treasury Regulations Section 1.1502-6 (or any analogous state, local or foreign Law) as a result of having been a member of any consolidated, combined, unitary or similar Tax filing group with a Person other than a Group Company on or prior to the Closing Date, (iii) any liability for Taxes of a Group Company of any Person (other than a Group Company) as a transferee, successor or similar liability or pursuant to any Law, contractual agreement entered into before the Closing Date (other than any agreement the principal subject matter of which is not Taxes), or otherwise, which liability Taxes relates to an event or transaction occurring on or before the Closing Date, (iv) any liability for the fifty percent of any Transfer Taxes allocable to Seller pursuant to Section 5.8(a) and (e) any liability for Taxes imposed on or with respect to the Company Group as a result of, or in connection with, the Pre-Closing Actions.

“Privacy Laws” means all Applicable Laws applicable to the Company Group governing the privacy, data protection, data security, cybersecurity, cross-border transfer of Personal Information, Processing of Personal Information, including all Applicable Laws pertaining to automated decision making, profiling, and artificial intelligence, as well as general consumer protection laws applicable to the Company Group as applied in the context of Personal Information data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channel.

“Process,” “Processed” or “Processing” means any operation or set of operations which is performed on personal data or on sets of personal data, whether or not by automated means, such as the collection, recording, use, storage, organization, modification, transfer, sale, retrieval, access, disclosure by transmission, deletion, dissemination, alignment or combination, restriction, erasure or destruction.

“Procurement Laws” means all Laws that apply to a Government Contract or a Government Bid, or that apply to activities relating to the seeking, obtaining and performing of a Government Contract or a Government Bid, including activities such as proposal development and submission, negotiations, change orders, accounting, terminations, claims and audits.

“Purchase Price” means (i) the Base Purchase Price plus (ii) the Closing Cash, plus (iii) the Working Capital Surplus (if any), minus (iv) the Closing Debt, minus (v) the Closing Transaction Expenses minus (vi) the Working Capital Shortfall (if any), in each case as finally determined pursuant to Section 2.4.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the indoor or outdoor air, soil, sediments, surface water, groundwater or other environmental medium.

“Representatives” means, with respect to any Person, such Person’s respective accountants, counsel, financial advisors, consultants and other agents and representatives.

“Restricted Cash” means any (i) cash of the Company Group that has been historically classified as restricted cash by the Company Group or that is otherwise required to be classified as restricted cash in accordance with GAAP; (ii) cash that is represented by real estate lease deposits; (iii) short-term investments in non-liquid securities and security deposits or similar deposits; (iv) cash on deposit as collateral for letters of credit or similar instruments; (v) cash deposited in escrow or similar arrangements and not freely useable by the Company Group; (vi) an amount of cash equal to the amount of Taxes that would be incurred in repatriating any cash held by the Company Group outside of the United States; and (vii) any cash, cash equivalents or other proceeds derived from or attributable to the matters set forth on Schedule 1.1(h).

“Sample Calculation” means the sample calculation of Working Capital as of December 31, 2023 set forth on Schedule 1.1(f).

“Sanctioned Jurisdiction” means any country, region, or territory to the extent that such country, region, or territory itself is the subject of comprehensive Sanctions (including, Cuba, Iran, North Korea, Syria, and the Russian-occupied Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means: (i) a Person that is currently the subject or target of any Sanctions, (ii) a Person listed in any Sanctions-related list of designated Persons, (iii) a Person located, organized or resident in a Sanctioned Jurisdiction or (iv) a Person 50% or more owned or controlled by any Person or Persons specified in (i) - (iii) or otherwise the target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the European Union, (c) the United Kingdom, (d) the United Nations Security Council, or (e) any other relevant government authority.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any incident involving (i) damage to, intrusions, or failures of the Company IT Systems or (ii) security incidents or breaches, unauthorized or unlawful access, use, theft, extraction, Processing, transfer, modification, loss, disclosure, corruption, destruction or encryption of any Personal Information, in whatever form, in the case of clause (ii) that requires the Company Group to notify a Person or any Authority under Privacy Laws, or in either case of clause (i) or clause (ii), has caused disruption or interruption of the Company Group’s software, equipment, systems or business.

“Site” means any of the real properties currently or previously owned, leased or operated by (i) any Group Company; (ii) any predecessors of the Group Company; or (iii) any entities previously owned by any Group Company, in each case, including all soil, subsoil, surface waters and groundwater thereat.

“Straddle Period” means any Tax periods that begin on or before, and end after the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity of which such Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record, securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Entity or (ii) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Entity’s board of directors or other governing body.

“Tax” or “Taxes” means (i) any and all United States federal, state, local, non-U.S. or other taxes, customs, duties, or other similar governmental fees, assessments, or charges in the nature of taxes imposed by any Taxing Authority, including those with respect to net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, net worth, real property, personal property, capital stock, environmental, windfall or other profits, in each case, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority including due to the repayment of any Canadian refundable tax credits, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Act” means the Canadian Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) filed or required to be filed with a Taxing Authority.

“Taxing Authority” means any Authority responsible for the collection or administration of any Tax.

“Title to Properties Representations” means the representations and warranties of Parent set forth in Section 3.9(b) (Title to Properties).

“Transaction Tax Deductions” means, without duplication, any income Tax deductions that are “more likely than not” deductible on or prior to the Closing Date under applicable Law and attributable to payments of Debt, Closing Transaction Expenses, Change in Control Payments or other similar fees (including, for clarity, any payments of compensation made in connection with Closing in satisfaction of obligations arising under the Parent Merger Agreement that are economically borne by Parent and Seller pursuant to this Agreement), costs or expenses paid or accrued at the Closing, in each case, solely to the extent such Transaction Tax Deductions result in a reduction of the Purchase Price or are otherwise economically borne by Seller or Parent. Each Group Company, as applicable, shall file an election to apply IRS Revenue Procedure 2011-29 with respect to the amount of Closing Transaction Expenses that constitute success-based fees.

“Transactions” means the Share Purchase and the other transactions contemplated by this Agreement, including the Pre-Closing Actions.

“Transferred Entity” means each of the Subsidiaries of the Company listed on Schedule 1.1(g).

“Treasury Regulations” means the temporary and final Treasury Regulations promulgated under the Code.

“Working Capital” shall mean, as of the Effective Time, (i) the current assets of the Company Group less (ii) the current liabilities of the Company Group; and in each case, without duplication and without giving effect to the Share Purchase, and calculated in accordance with the Sample Calculation; provided that in no event shall “Working Capital” include (x) (1) income Tax assets and liabilities, and (2) deferred Tax assets and liabilities, and (y) any amounts to the extent included in or with respect to (1) Closing Debt, (2) Closing Transaction Expenses or (3) Closing Cash. The Sample Calculation sets forth an illustrative calculation of Working Capital as if the Closing occurred on December 31, 2023.

“Working Capital Shortfall” shall mean the amount, if any, by which Working Capital is less than the Working Capital Target.

“Working Capital Surplus” shall mean the amount, if any, by which Working Capital exceeds the Working Capital Target; provided that in no event shall such amount exceed $10,000,000.

“Working Capital Target” shall mean $33,100,000.

1.2. Table of Definitions. The following terms have the meanings set forth in the Sections below:

401(k) Plan	5.7(a)
Adjustment Statement	2.4(a)
Adverse Disclosure	Annex a
Agreement	Preamble
Agreement Date	Preamble

AI	3.18(c)
AI Inputs	3.18(c)
AI Technology	3.18(c)
Annex A Indemnified Party	Annex A
Annex A Indemnifying Party	Annex A

Annex A Losses	Annex a
Anti-Money Laundering Laws	3.20(m)
Antitrust Order	5.3(b)
Block Trade	Annex A
Buyer Financial Statements	4.7(b)
Buyer Preferred Stock	4.3(a)
Buyer Sub	Preamble
Buyer Sub 1	Recitals
Buyer-Prepared Returns	5.8(c)(ii)
Claim Notice	8.4(a)
Claims Period	8.4(a)
Closing	2.2
Closing Date	2.2
-Closing Tax Period Tax Return	5.8(c)(i)
Commercialization	3.17(a)(i)
Company	Recitals
Company Disclosure Schedule	Article III
Company Indemnified Parties	Section 5.10(a)
Company Insurance Policies	3.11
Company IP	3.17(a)(ii)
Company Products	3.17(a)(iii)
Company Registered Intellectual Property	3.17(a)(iv)
Company Trademarks	5.15(b)
Company-Owned IP	3.17(a)(v)
Contaminants	3.17(k)
Contributor	3.17(f)
Controlling Party	5.8(d)(ii)
D&O Tail Policy	4.5(b)
Data Protection Program	3.18(b)
Deductible Amount	8.3(b)
Determination Date	2.4(e)
Dispute Period	8.5(b)
Effectiveness Period	Annex A
Employment Agreement	Recitals
Enforceability Exceptions	3.2(a)
Escrow Agreement	6.2(e)(vi)
Estimated Closing Cash	2.3(i)
Estimated Closing Debt	2.3(i)
Estimated Closing Transaction Expenses	2.3(i)
Estimated Working Capital	2.3(i)
Estimated Working Capital Shortfall	2.3(i)
Estimated Working Capital Surplus	2.3(i)
Extended Termination Date	7.1(a)(i)

Financial Statements	3.5(a)
Governmental Consent	5.3(a)
Group Company Plan	3.14(a)
Indemnifiable Losses	8.2
Indemnifiable Matters	8.2
Indemnified Parties	8.2
Independent Accountant	2.4(d)
Insurance Policies	3.11
Intellectual Property	3.17(a)(vi)
Intended Tax Treatment	5.8(j)
Intercompany Balances	5.18
Interruption Period	Annex A
Material Contract	3.10(a)
Material Customers	3.10(a)(i)
Material Distributor	3.21(a)
Material Suppliers	3.10(a)(i)
Multiemployer Plan	3.14(f)
Negative Adjustment Amount	2.4(e)
Non-Controlling Party	5.8(d)(i)
Non-Public Information	3.17(h)
Objection Deadline	8.4(b)
Objection Notice	8.4(b)
Objections Statement	2.4(c)
Open Source Materials	3.17(a)(vii)
Parent	Preamble
Positive Adjustment Amount	2.4(e)
Preamble	1
Pre-Closing Actions	5.9
Pre-Closing Period	5.1(a)
Pre-Closing Tax Audit	5.8(d)(i)
Privileged Communications	9.11
Proprietary Software	3.17(a)(viii)
R&W Policy	Recitals
Related Party Contract	3.16
Related Person	3.16
Releasing Parties	5.14
Representation Matters	8.2
Resale Prospectus Supplement	Annex A
Resale Registration Statement	Annex A
Rights of Publicity	3.17(a)(ix)
Selected Courts	9.8(b)
Seller	Preamble
Seller Confidentiality Agreement	5.5(b)
Seller Group	9.11
Seller Insurance Policies	3.11
Seller Plans	3.14(a)

Share Purchase	Recitals
Software	3.17(a)(x)
Specified Employee	5.13(a)
Stockholder Information	Annex A
Survival Date	8.1
Termination Date	Annex A, 7.1(a)(i)

Third-Party Claim	8.5(a)
Third-Party IP	3.17(a)(xi)
Trademarks	3.17(a)(vi)
Transfer Taxes	5.8(a)
WARN	3.15(c)
WKSI	4.7(d)

ARTICLE II

THE SHARE PURCHASE

2.1. Purchase and Sale of Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver the Company Shares to Buyer Sub, free and clear of any and all Liens (other than any transfer restrictions imposed by federal or state securities Laws), and Buyer Sub shall purchase the Company Shares from Seller, free and clear of all Liens (other than any transfer restrictions imposed by federal or state securities Laws) in exchange for the Purchase Price.

2.2. The Closing. The closing of the Share Purchase (the “Closing”) will take place remotely by electronic exchange of documents and release of signatures (a) on the later of (i) the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those closing conditions set forth in Article VI that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (ii) the date that is six Business Days following the date Buyer announces its earnings for its fiscal year ending March 31, 2024 or (b) on such other date as is mutually agreed to in writing by Buyer and Parent. The date of the Closing is referred to in this Agreement as the “Closing Date”.

2.3. Closing Payments.

(a) No later than five Business Days prior to the anticipated Closing Date, Parent shall deliver to Buyer a spreadsheet setting forth:

(i) Parent’s good faith estimate of (A) the Closing Cash (the “Estimated Closing Cash”), (B) the Closing Debt (the “Estimated Closing Debt”), (C) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), (D) Working Capital (“Estimated Working Capital”) substantially in the form of the Sample Calculation and the resulting Working Capital Surplus or Working Capital Shortfall (the “Estimated Working Capital Surplus” and “Estimated Working Capital Shortfall,” respectively), each of which shall be calculated in accordance with the definitions set forth in this Agreement, including the Accounting Principles, and in a form consistent with the Sample Calculation with respect to the calculation of Working Capital, and (E) a consolidated balance sheet of the Company Group as of the Effective Time;

(ii) the resulting calculation of the Estimated Purchase Price;

(iii) a schedule setting forth each Person entitled to receive an amount under Schedule 1.1(c) and the corresponding amount to be paid to each such Person and the estimated employer portion of any applicable payroll, social security and unemployment Taxes and withholding in connection with such payment; and

(iv) wire instructions for the payments each Person entitled to payment of any Estimated Closing Debt or Estimated Closing Transaction Expenses (other than any Estimated Closing Transaction Expenses attributable to Taxes).

The Closing Spreadsheet shall be accompanied by a schedule showing Parent’s reasonably detailed calculation of the items set forth thereon. Parent shall consider in good faith updates to the Closing Spreadsheet to reflect any comments by Buyer on such Closing Spreadsheet.

(b) At the Closing, Buyer (on behalf of Buyer Sub) shall issue, or cause to be issued, the Closing Consideration to Parent (on behalf of Seller).

(c) At the Closing, Buyer (on behalf of Buyer Sub) shall transfer to and deposit with, by wire transfer of immediately available funds, an amount of cash equal to the Adjustment Escrow Value, the Escrow Agent (to hold in trust as an escrow fund), pursuant to the terms of the Escrow Agreement.

(d) At the Closing, Parent shall pay or cause to be paid, on behalf of Seller, in each case, by wire of immediately available funds to the accounts and pursuant to the instructions set forth on the Closing Spreadsheet and such invoices and payoff letters, as applicable:

(i) subject to receipt of invoices, if applicable, in form and substance reasonably satisfactory to Buyer at least three Business Days prior to Closing, the Estimated Closing Transaction Expenses (other than any Estimated Closing Transaction Expenses attributable to Taxes); and

(ii) subject to receipt of payoff letters in form and substance reasonably satisfactory to Buyer, that portion, if any, of the Estimated Closing Debt that is Debt for borrowed money.

(e) Within 10 Business Days of the date the Closing Consideration is registered in accordance with the terms of this Agreement, Parent shall pay in immediately available funds all amounts set forth on Schedule 1.1(c), which amounts shall include the employer portion of any applicable payroll, social security and unemployment Taxes, withholding in connection with such amounts, and any incremental Taxes borne by any Group Company as a result of or in connection with such amounts (including any incremental Tax cost resulting from any intercompany payments among the Group Companies for the payments to current or former employees of the applicable Group Company,), to Buyer (on behalf of Buyer Sub) and Buyer shall cause such applicable Group Company to pay the amount set forth on Schedule 1.1(c) (less applicable withholding amounts) on such applicable Group Company’s next administratively available payroll date following receipt to the current or former employees of the applicable Group Company through the applicable Group Company’s payroll system and in accordance with standard payroll practices. Notwithstanding the foregoing, between the Agreement Date and the Closing Date, the Parties shall discuss in good faith alternative payment mechanics for the payment of the amounts set forth on Schedule 1.1(c), including putting in place a payroll agent agreement pursuant to which a U.S. Affiliate of Parent would provide payroll services to the Company Group for the purpose of executing such payments. Any such alternative arrangement shall only be pursued to the extent acceptable to each Party in its sole discretion. To the maximum extent permitted by Applicable Law, the Parties agree to treat Parent’s payment of the amounts set forth on Schedule 1.1(c) as an adjustment to the Purchase Price for the Company’s stock and as a contribution to capital by Buyer Sub of the Company for U.S. income tax purposes.

2.4. Purchase Price Adjustment.

(a) As soon as reasonably practicable, but in any event within 90 days after the Closing Date, Buyer shall deliver to Parent a statement setting forth Buyer’s good faith calculation of Closing Cash, Closing Debt, Closing Transaction Expenses, Working Capital and the resulting Working Capital Surplus (if any) and Working Capital Shortfall (if any) and, on the basis of the foregoing, Buyer’s calculation of the Purchase Price (the “Adjustment Statement”). The Adjustment Statement shall include a calculation of Working Capital in substantially the form of the Sample Calculation, and the calculations therein shall be prepared in accordance with the definitions set forth in this Agreement, including the Accounting Principles.

(b) After delivery of the Adjustment Statement, Buyer shall give Parent and its Representatives reasonable access during normal working hours upon reasonable notice to review the financial books, records and work papers of the Company Group related to, or otherwise used by Buyer in, the preparation of the Adjustment Statement, as reasonably requested by Parent in connection with its review of the Adjustment Statement; provided, that, the auditors and accountants of Buyer and its Affiliates (including the Company Group) shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Parent and its Representatives may make reasonable inquiries of Buyer and the Company Group, and reasonably request documents, data and other information regarding the Adjustment Statement from Buyer and the Company Group and their Representatives regarding the Adjustment Statement, and Buyer and the Company Group shall direct, and use their commercially reasonable efforts to cause, their respective employees and accountants to, during normal business hours, cooperate with, and promptly respond to, such inquiries and requests. None of Buyer, its Subsidiaries, Representatives and the Company Group shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) unreasonably disrupt the normal operations of such Person’s business, (ii) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (iii) violate any Applicable Law or breach the terms of any applicable Contract to which such Person or any of its Affiliates is party.

(c) If Parent has any objections to the Adjustment Statement, Parent shall deliver to Buyer a statement setting forth in reasonable detail those items or amounts with which Parent disagrees, together with calculations supporting such objections, and shall set forth Parent’s calculation of, based on such objections, Closing Cash, Closing Debt, Closing Transaction Expenses, Working Capital and the resulting Working Capital Surplus (if any) and Working Capital Shortfall (if any) and, on the basis of the foregoing, Parent’s calculation of the Purchase Price, along with reasonable supporting documentation (an “Objections Statement”) prior to 11:59 p.m., Eastern Time, on the date that is 30 days after Buyer’s delivery of the Adjustment Statement. If an Objections Statement is not delivered to Buyer within such 30-day period, the Adjustment Statement and the calculation of the Purchase Price therein shall be final, binding and non-appealable by the parties. If an Objections Statement is delivered to Buyer within such 30-day period, then Buyer and Parent shall negotiate in good faith to resolve the objections stated therein for a period of 20 days, and any discussions relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s) and evidence of such discussions shall not be admissible in any future proceedings between the Parties.

(d) If Buyer and Parent fail to resolve the objections in the Objections Statement within such 20-day period, then Buyer and Parent shall jointly request that an internationally recognized independent public accounting firm as shall be mutually agreed by Buyer and Parent (the “Independent Accountant”) make a binding determination only as to the disputed items and amounts in the Adjustment Statement and Objections Statement in accordance with the terms of this Agreement. The Independent Accountant shall under the terms of its engagement have no more than 20 days from the date of such engagement to render its written decision with respect to such disputed items and amounts. The Independent Accountant shall consider only those items or amounts in the Adjustment Statement as to which Parent has disagreed in an Objection Statement and which remain in dispute, and shall make all such determinations in accordance with the Accounting Principles and the terms of this Agreement. The Independent Accountant shall deliver to Buyer and Parent a written report setting forth its adjustments, if any, to the Adjustment Statement based on the Independent Accountant’s determination with respect to the disputed items and amounts in accordance with the Accounting Principles and such report shall include the calculations supporting such adjustments; provided that the Independent Accountant shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Parent or less than the smallest value for such item claimed by either Buyer or Parent, in the case of Buyer, in the Adjustment Statement or in the case of Parent, in the Objections Statement. Such report shall be final, conclusive and binding on the parties hereto, absent Fraud by a party or manifest error. The fees and expenses of the Independent Accountant shall be allocated to be paid by Buyer and Parent in inverse proportion as they may each prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted. In acting under this Agreement, the Independent Accountant shall function solely as an expert and not as an arbitrator.

(e) The date on which the Purchase Price is finally determined in accordance with this Section 2.4 shall be referred to as the “Determination Date.” Within five Business Days following the Determination Date, (i) if the Estimated Purchase Price exceeds the Purchase Price (the amount of such excess, the “Negative Adjustment Amount”), Parent and Buyer shall promptly deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to promptly release from the Adjustment Escrow Fund an amount equal to the Negative Adjustment Amount to Buyer (on behalf of Buyer Sub) and (ii) if the Purchase Price exceeds the Estimated Purchase Price (the amount of such excess, the “Positive Adjustment Amount”), Buyer (on behalf of Buyer Sub) shall pay, or caused to be paid, to Parent the Positive Adjustment Amount in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. In the event that the funds available in the Adjustment Escrow Fund are insufficient to pay the Negative Adjustment Amount in full, then Parent shall pay, or cause to be paid, to Buyer (on behalf of Buyer Sub) by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer the balance of the Negative Adjustment Amount less the amount of the funds in the Adjustment Escrow Fund transferred to Buyer pursuant to clause (i) above. Any payment under this Section 2.4(e) shall be payable in United States dollars in immediately available federal funds and delivered to such bank account or accounts as shall be designated in writing by the receiving party.

(f) Immediately following (i) the release of the Negative Adjustment Amount (if any) to Buyer (on behalf of Buyer Sub) or (ii) payment of the Positive Adjustment (if any) to Parent, Parent and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release all remaining funds (if any) in the Adjustment Escrow Fund to Parent.

(g) The process set forth in this Section 2.4 shall be the sole and exclusive remedy of the parties for any disputes related to any amounts set forth on the Closing Spreadsheet and the Adjustment Statement, including as it relates to the amount of Closing Cash, Closing Debt, Closing Transaction Expenses, Working Capital, Working Capital Surplus (if any) and Working Capital Shortfall (if any) other than in the case of Fraud or intentional misrepresentation.

2.5. Withholding. Notwithstanding anything to the contrary herein, Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller, Parent or any other Person such amounts as Buyer is required to deduct and withhold under applicable Law with respect to the making of such payment. If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyer shall provide written notice to Seller no less than five Business Days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the extent permitted by Applicable Law; provided that, such notice and cooperation shall not be required in the case of any deduction or withholding from any compensatory payments under applicable Law or as a result of a failure to deliver the certificate and notice described in Section 6.2(d)(ii). To the extent that amounts are so withheld and paid over to the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER REGARDING PARENT, SELLER AND THE COMPANY

Except as set forth on the Company Disclosure Schedule (with reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that the inclusion of any fact or item disclosed in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed in each other Section or subsection of the Company Disclosure Schedule where it is reasonably apparent on the face of such disclosure that such disclosure is relevant or applicable to such other Section or subsection) delivered by Parent to Buyer simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), Parent and Seller hereby jointly and severally represent and warrant to Buyer as of the Agreement Date and as of the Closing Date as follows:

3.1. Organization and Business; Power and Authority; Effect of Transaction.

(a) Each of Seller and Parent is a corporation or limited company duly organized, validly existing and in good standing under the Laws of its jurisdiction, in each case to the extent such concepts exist in such jurisdiction, and is duly qualified to do business and in good standing, where applicable, in every jurisdiction where the operation of its business or ownership of its assets requires it to be so qualified or in good standing. Each of Parent and Seller is, and after giving effect to the Transactions (assuming the accuracy of the representations and warranties set forth in Article IV) will be, solvent.

(b) Each Group Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction, in each case to the extent such concepts exist in such jurisdiction, and, except as would not be material to the Company Group, is duly qualified to do business as a foreign corporation and in good standing, where applicable, in every jurisdiction where the operation of its business or ownership of its assets requires it to be so qualified or in good standing. Each Group Company has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on (i) as of the Agreement Date, the Business Pre-PCA and (ii) as of the Closing Date, the Business, in all material respects in the manner that it was conducted immediately prior to the date of this Agreement. Each Group Company has not initiated or is subject to any bankruptcy, dissolution or liquidation proceedings and, to the Company’s knowledge, there are no grounds for such proceedings. There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by any Group Company other than those imposed by the Applicable Laws of general applicability of their respective jurisdictions of organization or those set forth in Company Organizational Documents. The Company Organizational Documents of the Company are in full force and effect and the Company is not in material default under or in material violation of any provision thereof, and no other organizational documents are applicable to or binding upon the Company.

3.2. Authority; Non-Contravention; Voting Requirements.

(a) Each of Seller, Parent and the Company has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which the Company, Seller or Parent is a party, and perform such Person’s obligations hereunder and thereunder. Each of Seller and Parent has taken all corporate action necessary to execute this Agreement, and each of Seller, Parent and the Company has taken all corporate action necessary to execute the Ancillary Documents to which the Company, Seller or Parent, as applicable, is a party and to perform its obligations thereunder and hereunder, and no other corporate action on the part of the Company, Seller or Parent, as applicable is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Ancillary Documents to which a Company, Seller or Parent is a party will be at or prior to the Closing, duly executed and delivered by the Company, Seller or Parent, as applicable, and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, Seller or Parent, as applicable, enforceable against the Company, Seller or Parent, as applicable, in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Law of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).

(b) No consents or approvals of, or filings, declarations or registrations with, any Authority are necessary for the execution, delivery and performance of this Agreement by Parent, Seller or any Group Company or the consummation by Parent, Seller or any Group Company of the Transactions, other than (i) such filings and notifications as may be required to be made by Parent, Seller or a Group Company in connection with the Transactions under Antitrust Laws and the expiration or early termination of applicable waiting periods under Antitrust Laws in each case as set forth on Section 3.2(b) of the Company Disclosure Schedule and (ii) such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to be material to the Company Group (taken as a whole), or to impair in any material respect the ability of Parent, Seller or the Company, as applicable, to perform its obligations hereunder, or prevent or materially impede the consummation of the Transactions.

(c) Neither the execution and delivery of this Agreement and the Ancillary Documents by Parent, Seller or the Company nor the consummation by Parent, Seller or the Company of the Transactions, nor compliance by Parent, Seller or the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate or breach any provision of the Company Organizational Documents or (ii) assuming that the authorizations, consents, approvals and filings referred to in Section 3.2(c) are made, (A) violate, conflict with, result in the loss of any right under, or result in a breach of any Applicable Law or Order applicable to Parent, Seller or any Group Company or any of their rights, properties or assets or (B) violate, conflict with, result in the loss of any benefit or right under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the Equity Interests (including the Company Shares), or any Lien (other than a Permitted Lien) upon any of the material properties or assets of, any Group Company or, under any of the terms, conditions or provisions of any Material Contract or material Permit, to which a Group Company is a party, or by which a Group Company or its Equity Interests (including the Company Shares), or properties or assets may be bound or affected.

3.3. Capitalization. Section 3.3(a) of the Company Disclosure Schedule sets forth the authorized capital stock or other Equity Interests of each Group Company and the number of shares or the ownership percentages of each class of capital stock or other Equity Interests of each Group Company that are issued and outstanding and the owner of such shares or other Equity Interests. Except as set forth on Section 3.3(a) of the Company Disclosure Schedule there are no shares of capital stock or other Equity Interests of any Group Company issued, reserved for issuance or outstanding. (i) Seller owns all of the issued and outstanding shares (or other Equity Interests) of the Company, (ii) all of the Company Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to, or have been issued in violation of, any preemptive rights, rights of first refusal, registration rights or similar rights, (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, (iv) there are no, and the Company Shares have not been issued in violation of, any outstanding subscriptions, options, warrants, “put” or “call” rights, exchange or convertible securities or other Contracts of any character relating to the issued or unissued Company Shares or other Equity Interests of the Company or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any Equity Interests in the Company, and (v) the Company Shares have been offered, sold and issued in compliance with Applicable Law. There are no accrued or declared but unpaid dividends with respect to the Company Shares. No holder of Debt of any Group Company has any right to (i) convert or exchange such Debt for any equity or voting interests or securities of any Debt or (ii) solely in its capacity as a holder of such Debt, vote on any matter with respect to any Group Company.

3.4. Subsidiaries.

(a) Section 3.4 of the Company Disclosure Schedule sets forth a true and complete list of each Group Company as of the Agreement Date, including (i) each Group Company’s name and jurisdiction or incorporation or organization; (ii) the number of issued and outstanding shares of capital stock or equity interests, the record holders thereof and the number of shares held in treasury, if any. Complete and correct copies of the Company Organizational Documents of the Group Companies as currently in effect have been Made Available to Buyer are in full force and effect and each Group Company is not in material default under or in material violation of any provision thereof, and no other organizational documents are applicable to or binding upon the such Group Company.

(b) Other than as set forth on Section 3.4 of the Company Disclosure Schedule, each Subsidiary of the Company is directly or indirectly wholly owned by the Company as of the Agreement Date and no Group Company owns, of record or beneficially, or controls, directly or indirectly, any equity or other ownership, capital, voting or participation interest, or any right (contingent or otherwise) to acquire the same, in any Person, other than another Subsidiary of the Company, or has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person. All capital stock or other Equity Interests of each Subsidiary of the Company is authorized, validly issued, fully paid and non-assessable and are not subject to, or have been issued in violation of, any preemptive rights, rights of first refusal, registration rights or similar rights, (i) there are no outstanding bonds, debentures, notes or other indebtedness of such Group Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of such Group Company may vote, (ii) there are no, and such Equity Interests have not been issued in violation of, any outstanding subscriptions, options, warrants, “put” or “call” rights, exchange or convertible securities or other Contracts of any character relating to the issued or unissued such equity interests or otherwise obligating such Group Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any Equity Interests in such Group Company, and (iii) such Equity Interests have been offered, sold and issued in compliance with Applicable Law. There are no accrued or declared but unpaid dividends or distributions with respect to any Equity Interest of any Subsidiary of the Company.

(c) Section 3.3(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the current directors and officers of each Group Company and in the case of any Group Company that is a limited liability company, its current managers.

3.5. Financial Statements; Undisclosed Liabilities.

(a) Section 3.5(a) of the Company Disclosure Schedule sets forth the unaudited consolidated balance sheet of the Group Companies as of December 31, 2023 and the related unaudited consolidated statement of income for the nine months then ended (collectively, the “Financial Statements”).

(b) The Financial Statements (i) fairly present, in all material respects, the financial position, results of operations, cash flows and stockholders’ equity of the applicable Group Companies as of the dates and for the periods indicated therein, (ii) have been prepared in accordance with GAAP, except for the absence of footnotes and customary year-end audit adjustments (which shall not be material individually or in the aggregate in amount or significance) or as set forth in the Accounting Principles, consistently applied throughout the periods covered thereby and (iii) are derived from and are in accordance with the books and records of the Company Group.

(c) Except for those assets acquired or disposed of since the Company Balance Sheet Date in the Ordinary Course of Business or as expressly set forth in the Pre-Closing Actions, all tangible and intangible properties and assets material to the present operations of the Group Companies are reflected in the Financial Statements.

(d) Since April 1, 2021, the Company Group has maintained a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate for a company at the same stage of development as the Company Group to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of any Group Company’s assets, (ii) that the integrity of their financial statements and information contained therein is maintained and (iii) that access to financial accounts is permitted only in accordance with management’s general or specific authorizations. With regard to the Financial Statements, none of the Company Group, the Company Group’s independent accountants, the Company’s board of directors (or similar governing body) or the audit committee (if any) of the Company’s board of directors (or similar committee) has received any written, or to the Company’s knowledge, oral, notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company Group which could affect in a material manner any Group Company’s ability to record, process, summarize and report financial data, (B) “material weakness” in the internal controls over financial reporting of the Company Group, (C) fraud, whether or not material, that involves management or other employees or consultants or contractors of the Company Group who have a role in the preparation of the financial statements or the internal controls over financial reporting of the Company Group, or (D) any claim or allegation regarding any of the foregoing.

(e) No cash of the Company Group is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

(f) The accounts receivable of any Group Company reflected on the Financial Statements, and all accounts receivable arising subsequent to the Company Balance Sheet Date, (i) arose from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms and (ii) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, in each case, except as would not be material to the Company Group, taken as a whole.

(g) Section 3.5(g) of the Disclosure Schedule sets forth (i) all outstanding indebtedness for borrowed money of the Company Group and identifies the debtor, the principal amount outstanding as of the Agreement Date, the creditor and the maturity date and (ii) all outstanding letters of credit, fidelity bonds and surety bonds of the Company Group. All letters of credit, fidelity bonds and surety bonds of the Company Group are in full force and effect and will continue in full force and effect immediately following the consummation of the Transactions. No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company Group under any such letters of credit, fidelity bonds or surety bonds and the Company Group has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds, except for where such default or failure to receive any notification or cancellation would not be material to the Company Group, taken as a whole.

(h) Except for those liabilities that (i) have been incurred in the Ordinary Course of Business since the Company Balance Sheet Date (none of which is a liability for violations of Law or for tort, infringement or breach of Contract or warranty) and would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, (ii) have been incurred in connection with the preparation, execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions and constitute Closing Debt or Company Transaction Expenses as set forth in the Closing Spreadsheet, (iii) are described in Section 3.5(h) of the Company Disclosure Schedule or (iv) are executory obligations under any Contract of any Group Company set forth in the Company Disclosure Schedule that have not arisen from a breach thereof or thereunder, the Company Group has no liabilities accrued, contingent or otherwise (known or unknown and asserted or unasserted).

(i) Section 3.5(i) of the Company Disclosure Schedule sets forth an accurate and complete list of the names of all banks and financial institutions in which any Group Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names as of the Agreement Date of all Persons authorized to draw or borrow thereon or to obtain access thereto (pursuant to a power of attorney or otherwise).

(j) As of the Closing, after giving effect to the Pre-Closing Actions, no Group Company has any obligation to pay any deferred purchase price (including any seller notes, earnout obligations, indemnities and post-closing adjustments or contingent deferred obligations), bonuses or other amounts due to any Person, including any current or former employee of the Company Group, except as set forth in Schedule 1.1(c), which amounts shall be borne Parent pursuant to Section 2.3(e).

(k) The Group Companies do not have assets in Canada with an aggregate value that exceeds CAD $93 million; nor do the gross revenues from sales in or from Canada generated from the assets in Canada of the Group Companies exceed CAD $93 million; all as determined pursuant to Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations (Canada) promulgated thereunder.

3.6. Absence of Certain Changes. Since the date of the Company Balance Sheet Date and through the Agreement Date, except as set forth in Section 3.6 of the Company Disclosure Schedule, (i) the business of the Company Group has been conducted in the Ordinary Course of Business, (ii) no Company Material Adverse Effect has occurred and (iii) no Group Company has taken any action described in Section 5.1(b) that if taken after the Agreement Date and prior to the Effective Time without the prior written consent of Buyer would violate such provision.

3.7. Litigation. Other than as set forth in Section 3.7 of the Company Disclosure Schedule, there are no, and since April 1, 2021, there has not been any, Legal Actions of any kind pending or, to the Company’s knowledge, threatened against any Group Company or relating to the ownership or operation of the business or assets of any Group Company. No Group Company is subject to any outstanding Order relating to its properties, businesses or assets. There is no Legal Action pending or, to the Company’s knowledge, threatened, against any member of the Company Group or affecting any of its respective properties, businesses or assets, which would have a material adverse effect on the Company’s performance under this Agreement or the consummation of the Transactions. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no Legal Action asserted or pending or, to the Company’s knowledge, threatened, against any employee, officer or director of the Company Group in his or her capacity as such or otherwise relating to the Company Group or the business thereof. Since April 1, 2021, the Company Group has not initiated any Legal Action against any Person and no Legal Action commenced by any member of the Company Group prior to such date is pending. There is not currently pending any internal investigation with respect to any Group Company related to any potential violation of Law or Order. No Group Company is under investigation with respect to or, to the Company’s knowledge, has been threatened to be charged with any material violation of any Laws or Orders applicable to any Group Company. No circumstances or facts exist in relation to any member of the Company Group and/or to the conduct of the business of any Group Company which are reasonably likely to give rise to any such investigation.

3.8. Compliance with Laws; Permits.

(a) No Group Company is in breach of or default under any provisions of its respective Company Organizational Documents.

(b) Since April 1, 2019, each Group Company and each of its directors, managers and officers (in their capacities as such), has been in compliance in all material respects with all Laws with respect to the conduct of its business or the ownership or operation of its business and assets. Since April 1, 2019, no Group Company has received written, or to the Company’s knowledge, oral notice from an Authority claiming or alleging that it was not in material compliance with any Laws with respect to the conduct of its business or the ownership or operation of its business and assets.

(c) Except as would not be material to the Company Group, taken as a whole, each Group Company has all Permits that are required for the operation of its business as presently conducted and are not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which any Group Company is a party or holds.

(d) Section 3.8(d) of the Company Disclosure Schedule sets forth a complete list of Permits held each Group Company that are material to such Group Company. All Permits held by Group Companies are in full force and effect. All applications for renewal of such Permits have been timely filed. There is no pending action relating to, and to the Company’s knowledge, there is no threatened, suspension, cancellation, or invalidation of any such Permits. No Group Company is in default under or violation in any material respect of and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default under or violation in any material respect of any term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Company’s knowledge there are no facts or circumstances which could form the basis for any such default or violation.

(e) To the Company’s knowledge, no director or officer of the Company has violated the Company’s Code of Conduct, except for any such violation that would not be material to the Company Group, taken as a whole.

(f) No Group Company has entered into a Contract in connection with, or participated in, or sought relief of benefits under, any program under any COVID-19 Measures, including in respect of the Small Business Administration Paycheck Protection Program.

3.9. Title to Properties; Sufficiency of Assets.

(a) Each Group Company (i) has good and valid title to or a valid license to use all tangible assets and properties used by it in the conduct of the Business (or acquired after the Agreement Date) (except for properties sold or otherwise disposed of as expressly set forth in the Pre-Closing Actions or since the Agreement Date in the Ordinary Course of Business and not in violation of this Agreement), free and clear of all Liens except Permitted Liens, (ii) is the lessee or sublessee of all leasehold estates and leasehold interests used by it in the conduct of the Business or acquired after the Agreement Date and (iii) does not own any real property, and has never owned any real property. Any Permitted Liens on such property, rights or tangible assets of the Company Group, individually or in the aggregate, do not materially interfere with the current use by any Group Company of any such property or asset or materially detract from the value of any such property, right or tangible asset or its suitability for use in the operation of the Business. Notwithstanding anything to the contrary herein, the representations and warranties contained in this Section 3.9(a) do not apply to Intellectual Property.

(b) The assets, rights and properties owned by the Company Group (except for properties sold or otherwise disposed of in accordance with the Pre-Closing Actions or since the Agreement Date in the Ordinary Course of Business and not in violation of this Agreement) (i) together with the third-party assets, rights and properties licensed by the Company Group after giving effect to the Pre-Closing Actions, constitute the assets, rights and properties necessary and sufficient in all material respects for the Company Group to conduct, operate and continue to conduct the Business, (ii) together with the third-party assets, rights and properties licensed by the Company Group after giving effect to the Pre-Closing Actions, constitute all of the assets, rights and properties used in the conduct and operation of the Business, and (iii) with respect to tangible assets, rights and properties after giving effect to the Pre-Closing Actions, are in good operating condition and working order (normal wear and tear excepted) and are adequate and suitable in all material respects for use in the business of the Company Group (after giving effect to the Pre-Closing Actions) as presently conducted (or as presently contemplated to be conducted). After giving effect to the Pre-Closing Actions, there are no assets, rights or properties used in the conduct and operation of the Business that are owned by any third party (including Seller, Parent or their respective Affiliates) (other than a Group Company or with respect to third-party assets, rights and properties licensed by the Company Group after giving effect to the Pre-Closing Actions). Immediately following the consummation of the Pre-Closing Actions, no Transferred Entity will own any assets, rights or properties used in the conduct or operation of the Business.

3.10. Material Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a complete and correct list of each of the following Contracts to which a Group Company is a party or is bound that are in effect as of the Agreement Date (each of the Contracts and other documents required to be listed in Section 3.10(a) of the Company Disclosure Schedule, a “Material Contract”):

(i) Contracts with the Company Group’s (A) top 10 suppliers, based on expenditures by the Company Group (taken as a whole) in the 12 months preceding the Company Balance Sheet Date (excluding any supplier who is also a Material Distributor) (the “Material Suppliers”), (B) Material Distributors and (C) top 10 customers/revenue sources, based on revenue recognized by the Company Group (taken as a whole) in the 12 months preceding the Company Balance Sheet Date (other than its Material Distributors) (the “Material Customers”);

(ii) any Contract that resulted in payment or delivery of cash or other consideration by or to any Group Company in an amount having an expected value in excess of $1,000,000 in the 12-month period preceding the Agreement Date (other than any Group Company Plans or Seller Plans);

(iii) Contracts where a Group Company (or, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) has (A) transferred or has agreed to transfer ownership of any Company-Owned IP to any unaffiliated Person or (B) granted any right with respect to Company-Owned IP to any unaffiliated Person other than (x) unmodified standard end user license agreements for Company Products, (y) Contracts which include non-exclusive license grants in the Ordinary Course of Business or (z) non-disclosure agreements;

(iv) any Contract pursuant to which (A) a Group Company (or, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) is authorized to use or is granted any right with respect to any material Third-Party IP other than (v) licenses to Open Source Materials; (w) “shrink wrap” and other non-exclusive licenses for non-customized, generally available commercial software (including software-as-a-service) that is not incorporated into any Company Product under standard end-user object code licenses or software-as-a-service agreements, (x) non-disclosure agreements, (y) consulting or employment agreements or (z) Contracts which include non-exclusive license grants which are incidental to the primary purpose of the Contract, (B) any Group Company (or, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) has agreed not to assert any rights with respect to any Company-Owned IP, such as covenants not to sue or co-existence Contracts or (C) the Company acquires any material Intellectual Property from any Person, other than consulting or employment agreements;

(v) Contracts with any labor union, collective bargaining agent, industrial organization, works council, employee association, or other representative of employees (including any collective bargaining agreement to which any Group Company is a party);

(vi) any Contracts (A) providing for severance, termination or similar payments or benefits upon termination of employment or engagement of any Company Personnel in excess of applicable employment standards requirements under Applicable Law, (B) requiring the payment of any retention, change in control or other similar payments or benefits to any Company Personnel by a Group Company as a result of the consummation of the transactions contemplated hereby, or (C) which requires notice (or payment in lieu of notice) of greater than 30 days or in excess of the minimum amount of notice or pay in lieu of notice under the applicable employment standards requirements under Applicable Law in order to terminate employment or engagement;

(vii) any Contract or Plan that provides for a payment, benefit or accelerated vesting to any Company Personnel upon the execution of this Agreement or the Closing or in connection with any of the Transactions;

(viii) Contracts for or that relate to the acquisition, sale, disposition or lease of properties (including real property and the Leases), assets or any interest in any business enterprise (by merger, consolidation, purchase or sale of stock or assets or otherwise) in excess of $250,000, other than for capital equipment in the Ordinary Course of Business;

(ix) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money (contingent or otherwise) by any Group Company, or any Contract or instrument pursuant to which indebtedness for borrowed money (contingent or otherwise) may be incurred or is guaranteed by a Group Company, or any guarantees by third parties for the benefit of a Group Company;

(x) mortgage, pledge, security agreement of any nature, capital lease, deed of trust or other Contract granting a Lien (other than a Permitted Lien) on any property or assets of any Group Company, other than for capital equipment in the Ordinary Course of Business;

(xi) Contracts containing a covenant that limits, or purports to limit, the ability of the Company Group to (i) engage in any line of business or compete with any Person (including any radius restriction) in any market or geographic area; (ii) sell, supply, provide or distribute any service or product; (iii) hire or solicit Persons from employment or engagement as an independent contractor; or (iv) use or enforce or assert any material Intellectual Property rights, including in each case, settlement or coexistence agreements, except in each case, Contracts with non-solicitation of employees provisions entered into in the Ordinary Course of Business; provided that as promptly as reasonably practicable after the Execution Date, the Company shall provide a list of any Contracts with non-solicitation of employees provisions entered into in the Ordinary Course of Business that bind Affiliates of such Group Company;

(xii) any Contract that grants a right of first refusal or right of first offer or similar right that, in each case, limits or purports to limit the ability of any Group Company to Commercialize, sell, transfer, pledge or otherwise dispose of any asset, right or property (including real property);

(xiii) any Contract (A) which involves commitments to make capital expenditures in respect of properties in excess of $200,000 which cannot be cancelled without penalty or without more than 90 days’ notice, or (B) pursuant to which any Group Company has, directly or indirectly, made any advances, loans, extension of credit or capital contributions, other than in the Ordinary Course of Business with past practice to suppliers or employees or directors or officers;

(xiv) Contracts (A) obligating any Group Company to purchase or otherwise obtain any product or service exclusively from a single Person or sell any product or service exclusively to a single Person, (B) granting any Person exclusive rights to make, sell or distribute any Company Product, granting rights of first refusal, rights of first negotiation or similar rights, or granting any “most favored nations” or similar rights or (C) granting to any Person a right of first refusal or right of first offer on the sale or license of any asset, property or part of the business of any Group Company;

(xv) any Contracts relating to the membership of, or participation by, any Group Company, or the affiliation of any Group Company with, any industry standards group or association;

(xvi) any Government Contract or Contract that involves a Government Bid;

(xvii) any settlement agreement of any actual or threatened Legal Action entered into since January 1, 2019 that involves the payment of an amount in excess of $150,000 in the aggregate or involves any equitable relief or restrictive covenant;

(xviii) Contracts that are joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or other similar agreements involving (A) a sharing of profits or liabilities, (B) any joint conduct or sharing of any business venture or enterprise or (C) pursuant to which any Group Company has any ownership interest in any other Person or business enterprise;

(xix) Contracts that provide for ongoing indemnification obligations, other than in respect of the performance of any Group Company’s obligations under Contracts or other arrangements to which any Group Company is a party for goods or services furnished by or to it or Intellectual Property licensed by or to it;

(xx) Contracts containing a provision of the type commonly referred to as a “key-man” with respect to any Company Group personnel;

(xxi) Contracts that (i) require payments upon a “change in control” of the Company Group or (ii) provides for a payment, benefit or accelerated vesting upon the execution of this Agreement or the Closing or in connection with any of the Transactions;

(xxii) Contracts that (A), upon consummation of the Transactions, will bind or otherwise obligate Buyer or an Affiliate of Buyer (other than a Group Company) or (B) purport to bind or restrict, or to be enforceable against, any Affiliate of the Company Group;

(xxiii) any Contract that involves outstanding obligations of any Group Company to pay any deferred purchase price of property, assets or securities (including any seller notes, earnout obligations, indemnities and post-closing adjustments issued or entered into in connection with any acquisition undertaken by such Group Company or contingent deferred obligations and any and all obligations in respect of deferred rent under the Leases);

(xxiv) any broker, sales representative or agency Contracts that provide for any obligations of the Company Group after the Closing Date;

(xxv) any Contract that is a stockholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal agreement, co-sale agreement or registration rights agreement;

(xxvi) any Contract that is a power of attorney granted by any Group Company;

(xxvii) any Contract that provides insurance to any Group Company, including any representation and warranty insurance related to acquisition, merger or divestiture transactions;

(xxviii) any Contract that (A) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Group Company or minimum or guaranteed payments by any Group Company to any Person (other than employer or similar services related Contracts) and, in each case, has resulted in payments by any Group Company in excess of $500,000 in the 12-month period preceding the Agreement Date, or (B) requires any Group Company to purchase its total requirements of any product or service from any Person, contain “take or pay provisions” or contains minimum purchase requirements; and

(xxix) any Contract that was entered into other than in the Ordinary Course of Business and that involves an amount or value in excess of $1,000,000, other than any Contract listed in Section 3.10(a) of the Company Disclosure Schedule.

(b) Parent has Made Available to Buyer (i) correct and complete copies of each written Material Contract and (ii) summaries of each oral Material Contract, in each case together with any and all amendments, supplements, “side letters” and similar documentation, and written waivers relating thereto.

(c) Each of the Material Contracts is valid, binding and in full force and effect and, assuming due execution and delivery by the other parties thereto, is enforceable in accordance with its terms by the applicable Group Company, subject to the Enforceability Exceptions. No Group Company is in default in any material respect under any Material Contract, nor, to the Company’s knowledge, does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by any Group Company, or would cause the acceleration of any obligation under any Material Contract or the loss of any rights under any

Material Contract in any material respect. The Company Group is in compliance in all material respects with each Material Contract. To the Company’s knowledge, (i) no other party to any Material Contract is in default in any material respect thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder, or would cause the acceleration of any obligation under any Material Contract or the loss of any material rights under any Material Contract in any material respect. As of the Agreement Date, no Group Company has received notice of any termination or cancellation or non-renewal of any Material Contract, or any past, present or future material breach or material default under any Material Contract to which it is a party (it being understood and agreed that any breach or default that gives the other party a right to termination shall be considered a material breach or material default). No written demand for any renegotiation of any Material Contract has been made, no party to any Material Contract has repudiated in writing any portion of such Material Contract and to the Company’s knowledge, no party to any Material Contract does not intend to renew it at the end of its current term.

(d) All material payment obligations and all other material obligations of the Company Group under each Material Contract required to be performed or fulfilled (including payments to any and all third parties or otherwise) have been fully performed or fulfilled. All material payment obligations and all other material obligations under each Material Contract required to be performed or fulfilled (including payments to any and all third parties or otherwise) by each counterparty thereto have been fully performed or fulfilled by such counterparty thereto and each counterparty thereto is capable of and has the ability to continue to perform its respective obligations under the Material Contracts. The Company Group has not received any written, or to Company’s knowledge oral, claim notices, dispute notices, show cause notices, cure notices or negative determinations of responsibility with respect to a Material Contract, and the Company Group has not given any such notice under any Material Contract. To the Company’s knowledge, no Material Supplier, Material Distributor or Material Customer has become insolvent or filed for bankruptcy.

(e) To the Company’s knowledge, no director, agent, employee or consultant or other independent contractor of any Group Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-solicitation, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Company Group, (ii) his or her ability to assign to any Group Company rights to any invention, improvement, discovery or information used or held for use in connection with, necessary for or relating to the Business or (iii) the ability of any Group Company to conduct its business, or any portion thereof, as currently conducted or as currently proposed to be conducted.

3.11. Insurance. Section 3.11 of the Company Disclosure Schedule sets forth a complete and accurate list of all fire, product liability, property, casualty, directors and officers, fiduciary liability, workers’ compensation, vehicular and other insurance policies and binders of insurance maintain by and issued to any Group Company is insured, including whether such policyholder is (a) a Seller, Parent, or an Affiliate thereof other than a Group Company (collectively, the “Seller Insurance Policies”) or (b) any Group Company (collectively, the “Company Insurance Policies” and, together with the Seller Insurance Policies the “Insurance Policies”). The Insurance Policies are in full force and effect. No written notice of reduction in coverage, increase in premium, or cancellation or non-renewal with respect to, or disallowance of any material claim under any such Insurance Policy has been received, as of the Agreement Date, by any Group Company. No Group Company is in default under any of such Insurance Policies, and, to the Company’s knowledge, no Event has occurred that, with notice or lapse of time or both, would constitute such a default. No Group Company has failed to give any notice or to present any claim under any such Insurance in a due and timely fashion. There are no outstanding unpaid claims or premiums under any such policies or binders. There are no, and since April 1, 2021 have been no, material claims related to the Business Pre-PCA pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.12. Tax.

(a) Each Group Company has duly and timely filed, or have caused to be timely filed on their behalf, (taking into account all extensions of time to file) with the appropriate Tax Authorities all income and other material Tax Returns (including those Tax Returns requiring estimates of Tax payments) required to be filed by them, and all such Tax Returns (including any claims filed for refunds attributable to Canadian tax credits) were true, complete and accurate in all material respects, and were prepared in compliance with all applicable Tax Laws. Each Group Company has paid all material Taxes (whether or not shown on any Tax Return) that are due and payable.

(b) Since April 1, 2021, no Group Company has received a written notice of a claim by a Taxing Authority in a jurisdiction where such Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(c) (i) No audits, disputes, investigations, claims, examinations or other proceedings by any Authority are presently pending or in progress against any Group Company that could materially affect the liability of such Group Company for Taxes, and (ii) since April 1, 2021 no written notification has been received by any Group Company that any such audit or proceeding is threatened or contemplated.

(d) The Company has delivered or Made Available to Buyer complete and accurate copies of federal, state and foreign income Tax Returns of the Group Companies for all taxable years beginning on or after January 1, 2020, including, upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group (or any predecessor of such member) since January 1, 2020, with respect to Taxes of any type.

(e) No Group Company has received a technical advice memoranda, ruling, or similar written determination from any Taxing Authority in respect of the Group Company or signed an agreement with any Taxing Authority with regard to Taxes that would be binding on any Group Company after Closing. No Group Company (or any predecessor) has extended or waived the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business), which extension is currently in effect.

(f) There are no Liens for Taxes upon any of the assets of any Group Company other than Permitted Liens.

(g) Each Group Company has deducted, withheld, and collected and paid (to the extent they have become due) to the appropriate Tax Authority all material Taxes required to have been deducted, withheld, or collected and paid in connection with any amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party, and without limiting the generality of the foregoing, has complied in all material respects with all reporting and record keeping requirements under applicable U.S. federal, state, local or non-U.S. Tax Laws.

(h) No dispute, investigation, examination, claim, or other proceeding concerning any liability for Taxes of any Group Company has been claimed or raised by any Taxing Authority which has not been resolved with no liability for the applicable Group Company.

(i) No Group Company has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 or any comparable provisions of state, local, or non-U.S Tax laws in respect of a consolidated, combined or unitary Tax Return, or as a transferee or successor, by Contract (other than any Contract not principally related to Taxes), or otherwise.

(j) No Group Company (A) is a party to or bound by any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than customary provisions in commercial agreements entered into in the Ordinary Course of Business and the primary purpose of which is not Taxes), (B) has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was one of the Group Companies) or other similar Tax group and (C) has ever been a party to any joint venture, partnership or other agreement that could reasonably be treated as a partnership for Tax purposes.

(k) No Group Company has participated in, nor is it currently participating in, a “Listed Transaction” within the meaning of Code Section 6707A(c) or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Law. Each Group Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which, absent such disclosure, would result in the imposition of penalties under Code Section 6662 (or any comparable provisions of state, local or non-U.S. Law).

(l) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(m) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (1) any change in a method of accounting for a Pre-Closing Tax Period; (2) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or similar agreement executed on or prior to the Closing; (3) any installment sale or open transaction disposition made on or prior to the Closing; (4) any deferred intercompany transactions within the meaning of Section 1.1502-13 of the Treasury Regulations (or any corresponding provision of state, local, or non-U.S. tax law); (5) any deferred revenue received or prepaid amount realized on or prior to the Closing; (6) the application of Section 951 or Section 951A of the Code with respect to income generated in a Pre-Closing Tax Period, or (7) any COVID-19 Measures. No Group Company has claimed any reserve, credit or deduction for purposes of the Tax Act (or analogous provincial or non-Canadian Tax law) which would be included in its income for a taxation year ending after the Closing.

(n) No Group Company has any unpaid tax liability as a result of Section 965 of the Code, including by reason of an election under Section 965(h) of the Code.

(o) No Group Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction.

(p) Each Group Company has properly (i) collected and remitted all material amounts of sales, use, goods and services, valued added and similar Taxes with respect to sales or services provided to its customers and (ii) for all sales or provision of services that are exempt from sales, use, goods and services, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or provision of services as exempt.

(q) Each Group Company has, to the extent applicable, properly complied with all requirements of applicable Law in order to defer any amount of Taxes or receive any Tax credits or other Tax benefits under any COVID-19 Measures.

(r) Each Group Company has complied with all applicable transfer pricing Laws in all material respects and has maintained all required documentations (including the maintenance and retention of documents and transfer pricing reports).

(s) No Group Company has any material liability under any abandoned or unclaimed property, escheat or similar Laws, and each Group Company has satisfied all material reporting and payment obligations pursuant to such Laws.

(t) The Company Group has never had an obligation to file an information return pursuant to subsections 237.3(2) or 237.4(4) of the Tax Act.

(u) The Company Group keeps its books and records in compliance, in all material respects, with Section 230 of the Tax Act and all similar provisions of any other applicable Law in respect of Taxes and the Company Group has in its possession or under their control all books and records in respect of Taxes that are required to be maintained and preserved under all Applicable Laws in all material respects.

(v) The Purchased Shares are not (and never have been) “taxable Canadian property” for purposes of the Tax Act.

3.13. Environmental Matters. Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company Group, (A) each Group Company is, and has been since April 1, 2021, in material compliance with all applicable Environmental Laws (which compliance includes the possession of all Permits required or necessary under all Environmental Law, and compliance with the terms and conditions thereof) and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future, (B) there is no Legal Action relating to or arising under applicable Environmental Laws that is pending or, to the Company’s knowledge, threatened against or affecting any Group Company or, to the Company’s knowledge, any Site, (C) to the Company’s knowledge, no Group Company has received any notice from any Authority or other Person that alleges that any of them is in violation of, or has potential liability under, any Environmental Laws, or is otherwise aware of any facts or circumstances which could reasonably be expected to form the basis for any Legal Action against any Group Company, (D) no Group Company has placed, stored, buried, or Released any Hazardous Substances produced by, or resulting from any Group Company’s operations, at, on, under, in, to or from any Site, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner that would not result in liability under Environmental Laws), (E) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to liability to any Group Company. Parent or Seller has, or caused to be, delivered or otherwise Made Available to Buyer correct and complete copies of all material studies, reports, audits, assessments and investigations and other material information concerning either the environmental condition of any facility, site, area or property which any Group Company currently or formerly owns, leases, uses or operates in, or any Group Company’s compliance with, or liability or obligations under, Environmental Laws, in each case that are in its possession or control. No Group Company has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in a liability to any Group Company. Neither the execution of this Agreement nor consummation of the Transaction will require any notification to or consent of any Governmental Authority or other Person or the undertaking of any investigations or remedial actions pursuant to Environmental Laws. Other than as set forth on Section 3.22(a) of the Company Disclosure Schedule, no Group Company has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws.

3.14. Employee Benefit Matters.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a correct and complete list, separated by jurisdiction, of each Plan that is sponsored, established or maintained by a Group Company on a stand-alone basis or under which a Group Company has contractual obligations (other than any Seller Plan), each of which Plans shall be retained by the applicable Group Company following the Closing (each, a “Group Company Plan”). No Company Personnel participates in a Plan that is sponsored, established, or maintained by the Seller or any of its Affiliates (other than the Group Companies) (the “Seller Plans”), each of which Plans shall be retained by Seller or its applicable Affiliate following the Closing. No Group

Company Plan (other than consulting or advisor agreements) has any participants who are not current or former employees of a Group Company or their eligible dependents or beneficiaries. No Group Company Plan is sponsored by an entity that is not a Group Company. There are no royalty bonus, profit sharing or similar type of agreements in effect between any current or former employee of any Group Company and any Group Company.

(b) Parent has Made Available true and complete copies of the following documents with respect to each Group Company Plan, to the extent applicable: (i) each writing constituting a part of such Plan and all amendments thereto (and a written description of any unwritten Plan), including plan rules or other governing documents, and related trust documents, insurance contracts or other funding arrangements, and all material amendments thereto, (ii) the most recent Form 5500s filings (or equivalent annual report or filing) and all schedules thereto, if applicable, (iii) the most recent annual financial statements, annual information returns, investment/asset reports, statements of investment policies and procedures, and the opinions of independent accountants, and actuarial valuation report, if any, (iv) the most recent IRS determination or opinion letter, if any, regarding the tax-qualified status of such Plan, (v) the most recent summary plan descriptions and any summaries of material modifications, most recent communications to employees or participants (including any employee handbooks describing the Plans), and, in the case of each unwritten Plan, a written description thereof that accurately describes all material provisions, (vi) the most recent written results of all required compliance testing, and (vii) copies of any material correspondence and fillings with the IRS, Canada Revenue Agency, Department of Labor, the applicable provincial or federal pension regulator, or other Authority. There has been no amendment to, announcement by any Group Company relating to any Group Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The applicable Group Company may amend or terminate any Group Company Plan (other than any Plan that is an individual agreement or arrangement with an individual Company Personnel that requires such individual’s consent of such amendment or termination) at any time without incurring any liability thereunder other than (x) in respect of claims incurred prior to such amendment or termination and (y) the customary costs of implementing such amendment or termination.

(c) Each Group Company Plan (and each related trust, insurance contract or fund) is and at all times has been established, administered, operated, funded, invested and maintained in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including applicable provisions of ERISA, the Code, the Income Tax Act and any applicable pension legislation. Neither the Group Companies nor, to the Company’s knowledge, any “party in interest” or “disqualified person” with respect to a Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or any applicable Law. To the Company’s knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA or other applicable Law) has breached any fiduciary duty with respect to a Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Plan. No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(d) Other than routine claims for benefits submitted by participants or beneficiaries, no Legal Action against or involving any Plan, the assets of any of the trusts under any Plan, or the plan sponsor or the plan administrator, or against any fiduciary of any Plan, is pending or, to the Company’s knowledge, is threatened, in each case that could reasonably be expected to result in any material liability (including by indemnification or otherwise), of any Plan or any Group Company to any governmental entity, Authority, or any other Person, and no event has occurred or circumstance exists which presently or after notice or lapse of time or both could reasonably be expected to give rise to any such Legal Action (other than routine claims for benefits). No event has occurred regarding any Plan which would entitle any Authority to require the wind up or termination of any Plan, in whole or in part.

(e) All payments required to be made by any Group Company under, or with respect to, any Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Plans, applicable Law and GAAP. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Group Company Plan or the imposition of any Lien on the assets of any Group Company under ERISA, the Code, or any applicable Law.

(f) No Group Company Plan is, and none of the Group Companies and ERISA Affiliates has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Group Companies and ERISA Affiliates has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any Group Company. No event has occurred and no condition exists that would subject any of the Group Companies by reason of their affiliation with any ERISA Affiliate to any (A) Tax, penalty, fine, (B) Lien, or (C) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Group Companies).

(g) No Group Company sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) a Plan that (i) is a “registered plan” as defined in section 248(1) of the Income Tax Act, (ii) has a “defined benefit provision” as defined in section 147.1(1) of the Income Tax Act, (iii) is a “multi-employer plan” as defined in section 8500 of the Income Tax Act or in pension standards legislation in any Canadian jurisdiction, or (iv) is a multi-employer “employee life and health trust” as that term is used in the Income Tax Act.

(h) Each Group Company Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS, on which the Group Companies can rely that it is so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred nor circumstances that exist with respect to the operation of any Group Company Plan that is reasonably likely to cause the loss of such qualification or tax exemption. No event has occurred and no condition exists with respect to any Group Company Plan subject to the requirements of Section 401(a) of the Code or Applicable Law that would subject any Group Company, either directly or by reason of an ERISA Affiliate of a Group Company, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other Law. No stock or other securities issued by Seller or any of its Affiliates forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(i) All material contributions required to have been made under any Group Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no material funding deficiencies exist in any of the Group Company Plans subject to terms of the Group Company Plan, Title IV of ERISA, Section 412 of the Code or Applicable Law.

(j) All taxes required by Applicable Law to be withheld from benefits derived from the Group Company Plans have been properly withheld and remitted to the proper depository in a timely manner.

(k) No insurance policy or any other agreement affecting any Group Company Plan requires or permits a retroactive increase in contributions, premiums, or other payments and the level of insurance reserves, if any, under any insured or self-insured Group Company Plan is reasonable and sufficient to provide for all incurred but unreported claims due thereunder.

(l) All employee data necessary to administer each Group Company Plan is in possession and control of the Company Group, is complete, correct and in a form which is sufficient for the lawful administration of the Group Company Plans.

(m) None of the Group Company Plans provide, and no member of the Company Group has any current or potential obligation to provide, medical, health, life or other welfare benefits after the termination of any Company Personnel’s employment or engagement, as applicable, for any participant or any beneficiary of a participant, including post-retirement, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or any Applicable Law. No Group Company Plan that provides group health benefits is a self-insured arrangement by any member of the Company Group or funded through a trust, and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Group Company Plans that are fully-insured. No Group Company has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(n) Each Group Company Plan that is subject to the Affordable Care Act has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company Group and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. No Group Company has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Group Company Plan.

(o) Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions, whether alone or in combination with any other event, will (i) entitle any Company Personnel to any bonus, retirement, benefit, unemployment compensation, severance pay or any increase in severance pay upon termination of employment after the Agreement Date; (ii) accelerate the time of payment or vesting of any compensation or benefits due to any current or former Company Personnel or with respect to any Plan or result in the forgiveness of indebtedness of any current or former Company Personnel; (iii) result in any Group Company Plan becoming terminable other than at the sole and unfettered discretion of the Buyer; (iv) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former Company Personnel or with respect to any Plan; (v) increase any benefits otherwise payable under any Group Company Plan; (vi) entitle any Company Personnel to any job security or similar benefit or any enhanced benefits, other than pursuant to Applicable Law; or (vii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Group Company Plan.

(p) No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any Group Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Applicable Law or any Taxes required by Section 409A of the Code or any Applicable Law.

(q) The Transactions will not result in a change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation, in each case, for purposes of Section 280G of the Code.

(r) None of the Group Companies sponsors, maintains or has any obligation with respect to a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

3.15. Labor Matters.

(a) Parent has Made Available to Buyer the Business Employee List and all of the information included on the Business Employee List is true and accurate as of the Agreement Date. Parent shall update and deliver to Buyer an updated Business Employee List at least 3 Business Days prior to the Closing Date to reflect any terminations and new hires permitted or consented to by the Buyer pursuant to Section 5.1. To the Company’s knowledge, the services provided by the Business Employees constitute all of the services reasonably required to conduct and operate the Business in the same manner as of the Closing Date, in all material respects, as conducted by the Company Group as of the Agreement Date.

(b) Correct and complete copies of Contracts entered into by each of the Business Employees and their employing entity (or templates of the Contracts together with a list of Business Employees indicating which template agreement the Business Employee entered into) related to such Group Company’s employment of Business Employees have been Made Available.

(c) Each Group Company is, and since April 1, 2021 has been, in compliance in all material respects with all Applicable Laws pertaining to employment, employment practices and employment of labor, including all Laws relating to classification of employees as exempt or non-exempt from overtime, labor relations, collective bargaining, equal employment opportunities, human rights, civil rights, pay equity, pay transparency, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, accessibility. disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, classification of employees and independent contractors, the collection and payment of withholding and/or social security Taxes, and the Worker Adjustment and Retraining Notification Act and any similar U.S. state or local or non-U.S. “mass layoff,” “group termination” or “plant closing” Law (each as amended from time to time, “WARN”) and, in the province of Quebec, French Language as the language of work. There are no Legal Actions against any Group Company pending or, to the Company’s knowledge, threatened to be brought or filed, by or with any Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of such Group Company. Each Group Company has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and no Group Company currently employs, or has employed since April 1, 2021, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Each Group Company has, in its files, documentation confirming work authorization for each employee as required by Law. Each Group Company has complied in all material respects with all Laws that could require overtime to be paid to any Company Personnel, and no Person had brought, since April 1, 2021, or, to the Company’s knowledge, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(d) The Company Group is current in payment to any Company Personnel for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Company Personnel or in payments owed upon any termination of such Company Personnel’s employment or engagement.

(e) To the Company’s knowledge, (i) no Company Personnel is in material violation of any term of any employment agreement, non-solicitation agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee or contractor to be employed or engaged (as applicable) by a Group Company of the nature of the business or to the use of trade secrets or proprietary or confidential information of others and (ii) no current Company Personnel is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any Order that would materially interfere with the use of such Company Personnel’s best efforts to promote the interests of the Company Group or that would materially conflict with the Business Pre-PCA. To the Company’s knowledge, (A) no current Company Personnel, or group of Company Personnels, intends to terminate his, her or their employment or engagement with the Company Group, and no Group Company has a present intention to terminate the employment or engagement of any of the foregoing, and (B) no current Company Personnel has received an offer to join a business that is competitive with the Business Pre-PCA.

(f) Seller has Made Available an accurate and complete list of all Persons receiving compensation for work or services provided to any Group Company who are not employees of such Group Company and particulars of such Person’s terms of engagement. Any individual who performs services for any Group Company and who is classified by such Group Company as a consultant, independent contractor, or other non-employee is properly classified under applicable Tax and other Law or for any other purpose, including for Tax withholding purposes or Plan purposes, and none of the Group Companies has any liability by reason of any Company Personnel, in any capacity, being improperly excluded from participating in any Plan and no Group Company has received any notice from any Authority or Person disputing such classification. There are no written or verbal Contracts with any contractor that is not terminable by the relevant Group Company upon providing notice of 60 days or less.

(g) Except as disclosed in Section 3.15(g) of the Company Disclosure Schedule, no employee of any Group Company is represented in his or her capacity as an employee of such Group Company by any labor organization. No Group Company has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has any Group Company entered into any collective bargaining agreement, voluntary recognition agreement, union contract recognizing any labor organization as the bargaining agent of any employees or other agreement with a labor union, works council or similar employee or labor organization applicable to any employee of any Group Company. There is no union organization activity involving any of the employees of any Group Company or proceeding of any labor union, works council or similar employee or labor organization to organize any employees of any Group Company, in each case pending or, to the Company’s knowledge, threatened, nor has there ever been union representation involving any of the employees of any Group Company. There are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of any Group Company pending or, to the Company’s knowledge, threatened against or affecting any of the Group Companies, and none of the Group Companies has experienced any strike, slowdown or work stoppage, other job actions, lockout or other collective labor action by or with respect to any employees of any Group Company. Additionally, (i) there is no unfair labor practice charge, application or complaint pending before any Authority relating to any Group Company or any current or former employee of a Group Company; (ii) there is no representation claim, application or petition pending before any Authority; and (iii) there are no charges with respect to or relating to any Group Company pending before any Authority responsible for the prevention of unlawful employment practices. Except as disclosed in Section 3.15(h) of the Company Disclosure Schedule, no labor or employee representatives: (i) hold bargaining rights with respect to any employee of a Group Company by way of certification, interim certification, voluntary recognition, designation, successor rights or other legal requirement; (ii) have applied or are seeking to be certified as the bargaining agent or representative of any employees of a Group Company; and (iii) have applied to have a Group Company declared a related or successor employer.

(h) There are no complaints, charges or claims against any Group Company pending or, to the Company’s knowledge, threatened to be brought or filed with any Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by such Group Company, of any individual, or failure by such Group Company to properly compensate any individual under the Fair Labor Standards Act. There has been no “mass layoff” or “plant closing” (as defined by WARN) or “group termination” with respect to Company Group.

(i) The employment of all employees of the Group Companies in the United States is terminable “at will” without any penalty, notice or severance obligations on the part of any Group Company.

(j) Since April 1, 2021, (i) no allegations of workplace harassment, sexual harassment or illegal retaliation or discrimination have been made known to any Group Company, initiated, filed or, to the Company’s knowledge, threatened against any Group Company or any Company Personnel, (ii) to the Company’s knowledge, no incidents of any such workplace sexual harassment or illegal retaliation or discrimination have occurred, and (iii) no Group Company has entered into any settlement agreement related to allegations of sexual harassment or illegal retaliation or discrimination by any Company Personnel.

(k) A true and complete copy of each material written personnel policy, rule and procedure applicable to Company Personnel has been delivered or Made Available.

(l) The Group Companies have paid, in full, all amounts due and owing under all applicable workers’ compensation, occupational health and safety and other similar Laws in all jurisdictions in which they do business. All current employer contributions, assessments and filings, including, but not limited to, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under the applicable workers’ compensation or workplace safety and insurance legislation and occupational health and safety legislation have been paid by the Group Companies. The Group Companies have not been subject to any special or penalty assessment or surcharge, including, but not limited to, experience rating surcharges under such legislation, and, to the Company’s knowledge, there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such legislation or the applicable experience rating plan or program.

(m) No Group Company has adopted, whether formally or informally and whether in writing or otherwise, any policy, custom or practice of making redundancy or severance payments.

(n) Except as set forth on Section 3.15(n) of the Company Disclosure Schedule, no Group Company is involved in negotiations with Company Personnel to vary the terms and conditions of employment or engagement, nor has it made any representations, promises, offers or proposals concerning or affecting the terms and conditions of employment or engagement of any Company Personnel, nor is it under any obligation to vary such terms or conditions.

3.16. Transactions with Affiliates. Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, none of the officers, directors, Affiliates (including Parent) or “associates” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company Group (each of the foregoing, a “Related Person”), (a) is a party to or, to the Company’s knowledge, otherwise directly or indirectly interested in, any Contract to which any Group Company or Parent or any of its Affiliates is a party or by which any Group Company or Parent or any of its Affiliates, or its assets is bound, except for normal compensation for services as an officer, director or employee, or service provider thereof (each, a “Related Party Contract”), (b) has any interest in any assets, rights, property, real or personal, tangible or intangible that is used in, or that relates to, the Business, (c) has any outstanding Debt owed to the Company Group or Parent or any of its Affiliates or any other claim or right against the Company Group (other than rights to receive normal compensation for services as an officer, director or employee thereof reimbursement for travel expenses incurred in the Ordinary Course of Business), (d) owns or since April 1, 2021 has owned, directly or indirectly any interest in any Person that is a supplier, customer or competitor of any Group Company except for securities having no more than 2% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange or (e) is an officer, director of employee of any Person that is a supplier, customer or competitor to any Group Company. Each Related Party Contract was on terms and conditions as favorable to the Business as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than an Affiliate. No Seller Confidentiality Agreement contains any non-solicitation or similar obligation on a part of a Group Company or the counterparty thereto. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, since January 1, 2019, no Group Company has repurchased any Equity Interests held by any Person in such Group Company.

3.17. Intellectual Property.

(a) Certain Defined Terms. As used herein, the following terms shall have the meanings indicated below:

(i) “Commercialization” means the design, development, support, hosting, branding, advertising, promotion, marketing, manufacture, license, sale, offer for sale, import, export, provision, publication, distribution of, or making publicly or commercially available, any product or service.

(ii) “Company IP” means (A) any and all Intellectual Property used or held for use in the conduct of the Business; and (B) any and all Company-Owned IP.

(iii) “Company Products” means all interactive entertainment products and other products and services Commercialized by or on behalf of a Group Company or currently under development by or on behalf of a Group Company.

(iv) “Company Registered Intellectual Property” means all United States, international, multinational and non-U.S.: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and social media accounts and (D) registered copyrights and applications for copyright registration, in each case, registered or filed in the name of, any Group Company (or, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies).

(v) “Company-Owned IP” means any and all Intellectual Property that any Group Company (or, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) owns or purports to own.

(vi) “Intellectual Property” means any and all industrial and intellectual property, and all rights associated therewith, throughout the world, including (i) all patents and applications therefor and all reissues, divisionals, renewals, re-examinations, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, confidential and proprietary information, know how, technology, data, methods, processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, (ii) all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any other indicia of source or origin, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, social media accounts, Internet and World Wide Web URLs or addresses (collectively, “Trademarks”), (iii) all copyrights, original works of authorship in any medium of expression, whether published or unpublished, copyright registrations and applications therefor, and all moral rights and other rights corresponding thereto, (iv) all rights in Software, data compilations and databases, (v) all mask works, mask work registrations and applications therefor, and (vi) any similar or equivalent rights to and any tangible embodiments of any of the foregoing.

(vii) “Open Source Materials” means any Software or other material licensed, conveyed or distributed as “free software,” “open source software”, “copyleft” or similar licensing or distribution model, including under a license or other Contract identified by the Open Source Initiative (opensource.org/licenses) or under any similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(viii) “Proprietary Software” means any Software included in the Company-Owned IP.

(ix) “Rights of Publicity” means all rights of endorsement, publicity rights, or other rights to use the name, likeness, an image, photograph, voice, identity or similar rights.

(x) “Software” means any and all computer programs, including software implementations of algorithms, models and methodologies, applications, platforms, components, plugins, libraries and APIs, whether in source code or object code form, data aggregation programs and search engine technologies, whether machine readable or otherwise, and all documentation, specifications, manuals and training materials relating thereto.

(xi) “Third-Party IP” means any Intellectual Property owned by a third party.

(b) Company Products; Company Registered Intellectual Property. Section 3.17(b) of the Company Disclosure Schedule constitutes a complete and accurate list of (i) all current Company Products, (ii) all Company Registered Intellectual Property, listing for each such item, as applicable, (A) the identity of the current assignee or record owner, (B) the date and jurisdictions (and, with respect to domain names, the applicable domain name registrar) in which such item has been issued or registered or in which each such application for issuance or registration of such item has been filed, and (C) the registration or application number, (iii) material unregistered Trademarks and (iv) Proprietary Software material to and currently used in the Business. Each item of Company Registered Intellectual Property is subsisting (or, in the case of applications, applied for), valid and (excluding applications) enforceable. The Company Group is current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered Intellectual Property, all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other relevant jurisdiction for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the applicable Group Company’s ownership interests therein, and there are no actions that must be taken within ninety (90) days of the Closing Date with respect to any item of Company Registered Intellectual Property. No Company-Owned IP is the subject of any opposition, cancellation, inter partes review, office action or other preliminary or final refusal of registration or similar Legal Action before any Authority. The consummation of the transactions contemplated by this Agreement will not alter or impair any rights of the Company Group to the Company IP or any other Company IP licensed to or used by the Company Group under a Material Contract.

(c) Title. The Company Group exclusively owns all right, title and interest in and to each item of Company-Owned IP, free and clear of any Liens (other than Permitted Liens). No Person that has licensed or provided Intellectual Property to the Group Companies or on behalf of the Business included in any Company Product has retained ownership of or license rights under any Intellectual Property in any material modifications, improvements or derivative works made solely or jointly by any Group Company. The Company Group has valid rights or licenses to all Third-Party IP included in the Company IP.

(d) Non-Infringement. Neither the operation of the Business, nor the Commercialization of any Company Product infringes, misappropriates, dilutes or violates, and, since April 1, 2018, has not infringed, misappropriated, diluted or violated, any Third-Party IP or the Rights of Publicity of any Person. As of the Agreement Date, there is no pending Legal Action against any Group Company (or, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies), and no Group Company (nor, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) has received any written notice, and no Legal Action has been instituted, settled or, to the Company’s knowledge, threatened, involving a claim of infringement, dilution, unfair competition or trade practice, or misappropriation or violation of any Third-Party IP or Right of Publicity of any Person, or challenging the validity, scope, or enforceability of any Company-Owned IP or the Company Group’s (or, with respect to the Business, Parent Seller or its Affiliates other than the Group Companies) right to use, exploit or commercialize any Company IP, Company Product or Right of Publicity.

(e) Non-Infringement By Third Parties. To the Company’s knowledge, there is and, since April 1, 2019, there has been no unauthorized use, unauthorized disclosure, infringement, dilution, misappropriation or violation of any Company-Owned IP, by any Person.

(f) Contributors. The Company Group has secured from all Persons, including founders, employees, consultants and independent contractors, who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company Product or material Intellectual Property for the Company Group or the Business Pre-PCA (each, a “Contributor”), written agreements irrevocably assigning unencumbered and unrestricted exclusive ownership of, all of the Contributors’ rights, title and interest in and to such Company Product or Intellectual Property to the Company Group that the Company Group does not already own as “works made for hire,” and waiving all moral rights therein. No Contributor owns or has any rights, licenses, claims (including claims for remuneration or consideration other than payment of wages or salaries in the Ordinary Course of employment or engagement) or interest whatsoever with respect to any Company Product or Company-Owned IP developed by the Contributor for the Company Group or the Business, and no Contributor has made any such claim in writing with respect to any ownership or any such right, license or claim of interest nor, to the Company’s knowledge, threatened any such claim.

(g) Government or University Funding. No (i) government funding or (ii) facilities or resources of a university, college, other educational institution or research center were used in the development of, and no such entity has any claim or right to, Company-Owned IP or Company Products. No current or former Contributor performed services for, operated under any funding or grants from or utilized the facilities of any government, university, college or other educational institution or research center, during a period of time during which such Contributor was also performing services for a Group Company. The Company Group (and, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) is not and has not been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Company Group (or, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) to grant or offer to any other Person any license or right to any Company IP.

(h) Confidential Information. The Company Group (and, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) takes and has taken commercially reasonable steps to protect, enforce and preserve all Company-Owned IP and the confidentiality of all trade secrets, confidential and non-public information included in the Company-Owned IP and Company Products, and any trade secrets, confidential and non-public information of any third party in compliance with their contractual and legal obligations with respect thereto (“Non-Public Information”). All use and/or disclosure of Non-Public Information by or to any Person (including all current and former founders, employees, consultants and independent contractors of the Group Companies, or with respect to the Business, Seller or its Affiliates other than the Group Companies) has been pursuant to the terms of a valid and enforceable written Contract between a Group Company and such Person restricting the disclosure and use of such Non-Public Information. There has not been any material breach by any of the foregoing of any such Contract, nor any material unauthorized use, misappropriation or disclosure of any Non-Public Information.

(i) Source Code. No Group Company (or, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) has disclosed, delivered, made available or licensed to any Person, agreed to disclose, deliver, make available or license to any Person, on a current or contingent basis, and no event has occurred or circumstance or condition exists (with or without notice or lapse of time) that legally entitles any Person to delivery, license or disclosure of any source code for Proprietary Software, except for disclosures to employees, contractors or consultants of the Company Group involved in the development or maintenance thereof, all of whom are bound by written confidentiality agreements. No Group Company is a party to any Contract (i) requiring the deposit of any source code to any Proprietary Software with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any source code to any Proprietary Software with any Person, or (iii) granting to any Person a license, option or right with respect to any source code to any Proprietary Software. Neither this Agreement nor the consummation of the transactions contemplated herein will result in the disclosure to a third Person of any source code for Proprietary Software. The Company Group maintains, controls and possesses (i) machine readable copies of the Proprietary Software and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use in the operation of the Business, currently made available to the customers of the Business or currently supported by the Business. The Company Group maintains, controls and possesses at least one copy of the source code for each version of the Proprietary Software, and such code is maintained in accordance with industry-standard safekeeping for proprietary source code.

(j) Open Source Materials. Each Group Company (and, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) is and has been in material compliance with the terms and conditions of all licenses for or terms applicable to Open Source Materials included in the Company IP, and has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned IP or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned IP or Company Products, or (iii) used Open Source Materials, in such a way that, including with respect to (i) or (ii), requires or purports to require that any Company-Owned IP or Company Products be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) redistributable at no charge, or otherwise imposes any restriction on the consideration to be charged for the distribution thereof or (D) subject to any rights or immunities of a third party.

(k) No Contaminants. No Proprietary Software, Company Products or Company IT System contains any (i) virus, “Trojan horse”, worm or other code or software routines designed or intended to permit unauthorized access or to disable, disrupt, erase or otherwise harm or impede Software, devices, systems, networks or data, (ii) back door, time bomb, drop dead device or other code or software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program or (iii) other malicious code that is intended to disrupt or disable the software used in connection therewith ((i)–(iii) collectively, “Contaminants”), that in the case of each of clauses (i), (ii) and (iii), would reasonably be expected to materially interfere with the conduct of the Business or the Commercialization of any Company Product. None of the Proprietary Software, any Company Product or other Software incorporated into any Company Product (x) contains any unresolved bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Software, or (y) materially fails to comply with any applicable warranty, specification or other contractual commitment relating to the use, functionality or performance of such Software or Company Product. The Company Group has implemented and maintains commercially reasonable safeguards designed to prevent the introduction of Contaminants into the Proprietary Software, Company Products and the Company IT Systems.

(l) Company IT Systems. Since April 1, 2019, the Company IT Systems have (i) operated and performed in all material respects in accordance with their documentation and functional specifications, (ii) have not materially malfunctioned or failed in a manner that resulted in material disruptions to the operation of the Business and (iii) are adequate in all material respects for their intended use and for the operation of the Business. The Company Group (and, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) maintains and has maintained and implemented commercially reasonable standards consistent with industry standard security, data backup, disaster recovery and business continuity plans, procedures and facilities to ensure the continued operation of the Company IT Systems in the event of a disaster or business interruption, and acts in compliance therewith. The Company Group (and, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) has taken commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company Group (and, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) uses commercially reasonable methods consistent with industry standard methods (including passwords) to verify the correct identity of the users of its Software, databases, systems, networks and the correct identity of its customers, and uses industry standard encryption (or equivalent) protection to protect the security and integrity of its Software, the Company Products and the Company IT Systems.

(m) Rights of Publicity. To the extent any Person’s Rights of Publicity are incorporated into any Company Product or otherwise used in connection with the Business, including in any advertising collateral of the Business, the Company Group (and, with respect to the Business, Parent, Seller or its Affiliates other than the Group Companies) has obtained from such Person all necessary rights and consents to use such Rights of Publicity.

3.18. Data Privacy and Security.

(a) Since April 1, 2019, the Company Group has complied in all material respects with Company Privacy Requirements. The consummation of the Transactions and the execution, delivery and performance of this Agreement will not breach any Company Privacy Requirements in any material respect. The Company Group is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Buyer from receiving or using Personal Information in the manner in which the Company Group received and used such Personal Information prior to the Closing.

(b) The Company Group has developed, implemented and maintained physical, technical, and administrative security measures and policies, including a data protection, data privacy and cybersecurity program (the “Data Protection Program”) that is in compliance in all material respects with all Company Privacy Requirements, that is designed to (i) identify internal and organizational risks to the confidentiality, integrity, security, and availability of Personal Information and/or business data and Company IT Systems taking into account the sensitivity of the data or systems; (ii) protect the confidentiality, integrity, security, and availability of the Company IT Systems that are involved in the Processing of Personal Information; and (iii) protect Personal Information in the Company Group’s possession and/or control from unauthorized use, access, disclosure, modification, and destruction. Since April 1, 2019, the Company Group has not experienced any Security Incident, except for those that were resolved without material cost, liability, or the duty to notify any Person.

(c) To the extent the Company Group uses any machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, including generative AI tools (collectively, the “AI Technology”) in any Company Products, the Company Group is in material compliance with all Applicable Laws (i) for the ethical and responsible use of AI Technology; and (ii) for any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, or computer code) used to train, validate, test, or improve, any AI Technology (collectively, “AI Inputs”) used in the development, operation, improvement, or implementation of any AI Technology the Company Group uses, develops, owns or controls. The Company Group has (A) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under Company Privacy Requirements, to collect and use all such AI Inputs and (B) materially complied with all use restrictions of any license, consent, permission, or other Contracts and any terms of use, terms of service, or other terms governing the Company Group’s collection and use of such AI Inputs.

(d) Since April 1, 2021, there has been (i) no Legal Action or, to the Company’s knowledge, threatened Legal Action, against the Company Group, nor has (ii) the Company Group been subject to an Order, or received a written notice from, an Authority arising out of (A) any actual or alleged Security Incident, (B) any actual or alleged noncompliance with, or violation or breach of, any Company Privacy Requirement, or (C) use of AI Inputs with any AI Technology. There are no pending or, to the Company’s knowledge, expected complaints, actions, fines, or other penalties facing the Company Group in connection with a Security Incident, violation of a Company Privacy Requirement, or use of AI Inputs with the AI Technology used by the Company Group.

(e) To the Company’s knowledge, each of the Company Group’s third-party data vendors or service providers that Process any Personal Information on behalf of the Company Group are in compliance in all material respects with the applicable Contracts and Privacy Laws governing the Processing of such Personal Information.

3.19. Broker or Finder. No agent, broker, investment banker, financial advisor or other similar firm engaged by or on behalf of any Group Company is or will be entitled to any fee, expense or commission or similar payment in connection with the Transactions or any of the Ancillary Documents or any other obligation of any Group Company after the consummation of the Transactions (including the obligation to indemnify any such Person).

3.20. Anti-Corruption and International Trade Laws.

(a) Since April 1, 2019, the Company Group has conducted its business in accordance in all material respects with applicable International Trade Laws.

(b) Since April 1, 2019, no Group Company nor any director, officer, manager, employee, or, to the knowledge of the Company, any agent acting on behalf of the Company Group or any Group Company is a Sanctioned Person. No Group Company, nor any director, officer, manager, employee, or, to the Company’s knowledge, any agent acting on behalf of the Company Group or any Group Company is engaged, directly or indirectly, in any business or transactions with any Sanctioned Person, in any Sanctioned Jurisdiction, or any in any manner that would result in the violation of Sanctions by any Person.

(c) No Group Company nor, to the Company’s knowledge, any of their respective Company Personnel (in each case, acting in their capacities as such) has been convicted of violating or pleaded guilty to violating any Anti-Corruption Laws, International Trade Laws or any Law pertaining to fraud, or been subjected to or made aware of any allegation, investigation (formal or informal), inquiry, proceeding, or Legal Action with regard to a violation or potential violation of any Anti-Corruption Laws, International Trade Laws or Laws pertaining to fraud.

(d) None of the assets, Contracts, licenses, permits or other authorizations held by the Group Companies have been procured in violation of the Anti-Corruption Laws.

(e) Any and all licenses, approvals, authorizations or permissions sought or obtained by the Group Companies or Seller in anticipation of or in connection with this Agreement or its subject matter have not been procured in violation of the Anti-Corruption Laws.

(f) No employee of the Group Companies has been listed by any Authority as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government procurement programs.

(g) None of the Group Companies nor to the Company’s knowledge their Company Personnel is presently (or has been within the last year) a Government Official in a position to influence this Agreement or the Transactions.

(h) No Group Company nor, to the knowledge of the Company, any of their respective Company Personnel (in each case, acting in their capacities as such) has received any notice, request or citation from any Authority or any other Person regarding any actual or alleged violation of, or failure to comply with or liability under, any Anti-Corruption Laws or International Trade Laws.

(i) Since April 1, 2019, the Company Group, and to the Company’s knowledge, any of their respective Company Personnel (in each case, acting in their capacities as such) has complied with the Anti-Corruption Laws in all material respects.

(j) No Group Company nor, to the Company’s knowledge, any of their respective Company Personnel (in each case, acting in their capacities as such) has directly or indirectly, offered, paid, promised, or authorized the payment, promising, or offering of any money, gift, or other thing of value, regardless of form, (i) corruptly, to any Government Official or to any Person while knowing or having reason to know that such Person had or would offer, pay, promise, or authorize the payment, promising or offering of any money, gift, or other thing of value to any Government Official or (ii) to any prospective or actual customer or employee or agent of any business counterparty to induce or reward the improper performance of the recipient’s function or the breach of a duty owed by the recipient to his or her employer or principal.

(k) No Group Company nor, to the Company’s knowledge, any of their respective Representatives (in each case, acting in their capacities as such) has filed any voluntary disclosures with any Governmental Authority regarding possible violations of any International Trade Laws relating to any Group Company.

(l) The Company Group has implemented, maintains in effect, and enforces policies and procedures reasonably designed to ensure compliance by the Company Group with applicable International Trade Laws in all material respects.

(m) To the Company’s knowledge, no Group Company (A) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), (B) is under investigation by any Authority for possible violation of Anti-Money Laundering Laws, (C) has been assessed civil penalties under any Anti-Money Laundering Laws, or (D) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(n) Since April 1, 2019, (i) no Group Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Authority with respect to any alleged act or omission arising under any applicable Laws and (ii) no Authority has initiated, or threatened to initiate, a Legal Action against any Group Company, Parent, Seller or any of their respective Affiliates or Company Personnel asserting that any Group Company, Seller or any of their Affiliates is not in compliance with any International Trade Laws, Anti-Corruption Laws, or any other applicable Laws of similar effect.

3.21. Distributors and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedule sets forth each distributor of the Company Group’s products or services (each, a “Material Distributor”) from which more than 10% of the Company Group’s revenue for the most recent fiscal year was attributable.

(b) No Material Distributor has given any Group Company written notice that it intends to stop or materially alter its business relationship with the Company Group, or has during the past 12 months decreased materially, or threatened in writing to decrease or limit materially, its distribution of the Company Group’s products or services. To the Company’s knowledge, (i) no Material Distributor intends to cancel or otherwise substantially modify its relationship with the Company Group or to decrease or limit materially, its distribution of the Company Group’s products or services, and (ii) no Material Distributor has advised the Company Group in writing of any material complaint, problem or dispute with any member of the Company Group.

(c) Section 3.21(c) of the Disclosure Schedule sets forth each Material Supplier.

(d) No Material Supplier has given any Group Company written notice that it intends to stop or materially alter its business relationship with the Company Group, or has during the past 12 months decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials to the Company Group. To the Company’s knowledge, (i) no Material Supplier intends to cancel or otherwise substantially modify its relationship with the Company Group or to decrease or limit materially, its services, supplies or materials to the Company Group, and (ii) no Material Supplier has advised the Company Group in writing of any material complaint, problem or dispute with any Group Company.

3.22. Real Property.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Leases for each parcel of Leased Real Property, together with a correct street address. The Company has Made Available a true, complete, and correct copy of each such Leases. Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, no Group Company has subleased, assigned or transferred any interest in any Lease or granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease. The applicable Group Company party thereto holds a valid and existing leasehold interest under such Lease, and such Lease is in full force and effect and has not been modified and is a legal, valid, binding and enforceable obligation of the applicable Group Company party thereto and, to the Company’s knowledge, each other party thereto, except as such enforceability may be limited by the Enforceability Exceptions. No Lease is subject to any material defenses, setoffs or counterclaims. As of the Agreement Date, no material obligations of any landlords or sublandlords under any Lease are delinquent. The Leases are not subject to any ground lease, mortgage, deed of trust or other superior Liens or interests (including, for the avoidance of doubt, any present or future right to occupy any portion of the Leased Real Property) that would entitle the holder thereof to interfere with or disturb the tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights under the Leases so long as the tenant is not in default under the Lease. No options available to any Group Company have been exercised other than pursuant to a writing included in the Leases. No Group Company is a party to any agreement or option to purchase any real property or interest therein.

(b) A Group Company has exclusive possession of each parcel of Leased Real Property. No other real property other than the Leased Real Property is being used or is otherwise reasonably required to operate the Business as currently conducted. To the Company’s knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are (i) structurally sound, in good condition and repair, normal wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are currently being used and for the operation of the business of the Company, and have been maintained in accordance with normal industry practice, and (ii) comply in all material respects with all Applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled. There are no third party contracts in effect to which any Group Company is a party for the performance any material repairs, work, and/or capital improvements at any Leased Real Property, and there is currently no ongoing construction work in, on, or about any Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business. The lessor under each Lease has completed all tenant improvement work and other alterations required to be performed by the lessor pursuant to such Lease. All brokerage commissions and fees due and payable by the Company Group by reason of the Leases have been paid in full. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect on the Leased Real Property in question, or as would inhibit the ability of any Group Company, as applicable, to perform, under this Agreement, no Group Company has received written notice of any: (i) pending or threatened actions, suits, arbitration, claims or proceedings at law or in equity affecting any Leased Real Property, which claims would not be fully covered by insurance (subject to deductibles), (ii) violation of any zoning, subdivision, platting, building, fire, insurance, safety, health, environmental, set back requirements or other Applicable Laws related to the Leased Real Property or the occupancy thereof, or (iii) special assessment against any portion of the Leased Real Property which could adversely affect the use or value of such Leased Real Property.

3.23. Investor. Parent is either an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act or not a U.S. person as such term is defined under Regulation S of the Securities Act. Parent has sufficient knowledge of finance, securities and investments generally, experience and skill in investments based on actual participation, and has the ability to bear the economic risks of its investment in Buyer for an indefinite period of time.

3.24. Books and Records. The books of account, stock record books and other records of each Group Company, all of which if material have been Made Available, are accurate and complete in all material respects and since April 1, 2021, have been maintained in accordance with sound business practices and an adequate system of internal controls. All corporate action taken by the Company Group have been properly authorized by the respective Group Company’s stockholders, managers, directors or directors’ committees, as applicable. No Group Company has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Group Company. At the time of the Closing, all of such books and records will be in the possession of the respective Group Company.

3.25. Product Warranty; Product Claims. Since April 1, 2018, each Company Product has been in conformity in all material respects with all applicable Group Company’s contractual commitments and all express and implied warranties, and no Group Company has any liability (and no event has occurred or circumstance exists that could reasonably be expected to give rise to any Legal Action, claim or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item in the Financial Statements, as adjusted for the passage of time through the Closing Date in the ordinary course of business, consistent with the past custom and practice of the business of the Company Group. To the Company’s knowledge, no other such claims have been threatened, and no event has occurred or circumstance exists that is reasonably or could reasonably be expected to give rise to or serve as a basis for the commencement of any such claim.

3.26. Product Liability. No Group Company has any material liability (and no event, occurrence or development has occurred or circumstance exists that could reasonably be expected to give rise to any Legal Action against any of them giving rise to any material liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Product. No Group Company has received any written notice as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, any recall request or any claim for injunctive relief in connection with any Company Products.

3.27. Restrictions on Business Activities. No Group Company has entered into any Contract under which any Group Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

3.28. No Government Contracts or Subcontracts. None of the Group Companies is, and at any time since April 1, 2019 has been, party to any Government Contract or Government Bid. None of the Group Companies are, and none of the Group Companies have at any time since April 1, 2019 been, subject to or in violation of any requirement imposed by any of the Procurement Laws.

3.29. No Other Representations.

(a) Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, certificate delivered pursuant to Section 6.3(c)(i) and the Ancillary Documents, as applicable: (i) none of Buyer, Buyer Sub, their respective Affiliates or any of their respective stockholders, controlling persons or Representatives has made any representation or warranty, express or implied, written or oral, at Law or in equity, in connection with this Agreement and (ii) no Person has been authorized by Buyer, Buyer Sub, their respective Affiliates or any of their respective stockholders, controlling persons or Representatives to make any such representation or warranty, and if made, such representation or warranty must not be relied upon by Parent, any Group Company or any of their respective Affiliates or Representatives (or any other Person) as having been authorized by Buyer, Buyer Sub, their respective Affiliates or any of their respective stockholders, controlling persons or Representatives (or any other Person).

(b) Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, certificate delivered pursuant to Section 6.3(c)(i) and the Ancillary Documents, as applicable, it is not acting (including, as applicable, by entering into this Agreement or the Ancillary Documents or consummating the Transactions) in reliance on, and hereby disclaims reliance on, (i) any representation or warranty, express or implied, written or oral, (ii) information (including any statement, document or agreement delivered pursuant to this Agreement), projections, forecasts or other material provided by or on behalf of Buyer, its Affiliates or any of their respective stockholders, controlling persons or representatives or otherwise made available to Parent, any Group Company or any of their respective Affiliates or stockholders, controlling persons or Representatives or (iii) the accuracy or completeness of any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Agreement Date and as of the Closing Date, Buyer and Buyer Sub represents and warrants to Parent and Seller as follows (except as disclosed in the Buyer SEC Documents filed prior to the Agreement Date but excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature):

4.1. Organization and Business; Power and Authority; Effect of Transaction.

(a) Each of Buyer and Buyer Sub is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and except as would not be material to Buyer, is duly authorized and qualified under Laws to carry on its business in the places and in the manner now conducted. Neither of Buyer nor Buyer Sub is in material violation of any of the provisions of its organizational documents.

(b) Buyer and Buyer Sub each has the requisite power and authority to enter into this Agreement and each Ancillary Document to which it is a party, and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party has been approved by the requisite corporate action on the part of Buyer or Buyer Sub. No additional corporate action on the part of Buyer or Buyer Sub is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each is a party and the consummation by Buyer and Buyer Sub of the Transactions. This Agreement has been duly executed and delivered by each of Buyer and Buyer Sub, and, assuming due authorization, execution and delivery hereof by Parent and Seller, constitutes, and each Ancillary Document executed or required to be executed pursuant hereto or thereto or to consummate the Closing, when executed and delivered by Buyer or Buyer Sub, as applicable will constitute, a legal, valid and binding obligation of each of Buyer and Buyer Sub, as applicable, enforceable against such party in accordance with its respective terms, except to the extent of the Enforceability Exceptions.

4.2. Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer or Buyer Sub, nor the consummation of the Transactions, will (a) violate any Law or any provision of Buyer’s or Buyer Sub’s organizational documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract to which Buyer or Buyer Sub is a party or by which Buyer or Buyer Sub is bound other than (i) such filing and notifications as may be required to be made by Buyer or Buyer Sub in connection with the Transactions under Antitrust Laws and the expiration or early termination of applicable waiting periods under Antitrust Laws and (ii) such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Buyer or Buyer Sub to perform its obligations hereunder, or prevent or materially impede the consummation of the Transactions by Buyer or Buyer Sub.

4.3. Capitalization.

(a) As of the Agreement Date, the authorized capital stock of Buyer consists of 300,000,000 shares of Buyer Common Stock and 5,000,000 shares of Preferred Stock (“Buyer Preferred Stock”). As of March 25, 2024, (a) 170,746,164 shares of Buyer Common Stock were issued and outstanding and (b) no shares of Buyer Preferred Stock were issued and outstanding. As of March 25, 2024, 23,680,720 shares of Buyer Common Stock were held in Parent’s treasury and no shares of Buyer Common Stock or Buyer Preferred Stock were reserved or required to be reserved for issuance, except under the employee and director stock incentive plans of Buyer or convertible indebtedness of Buyer or its Subsidiaries.

(b) Buyer owns 100% of the Equity Interests of Buyer Sub 2, free and clear of all Liens. Buyer Sub 2 owns 100% of the Equity Interests of Buyer Sub, free and clear of all Liens. Buyer Sub was formed solely for the purposes of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

(c) Immediately prior to the Closing, the shares of Buyer Common Stock to be issued pursuant to the Buyer Stock Issuance to Seller will be duly and validly reserved for issuance. Upon consummation of the Transactions in accordance with the terms hereof, the shares of Buyer Common Stock to be issued pursuant to Buyer Stock Issuance to Seller shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens other than Liens imposed by securities Laws. The Buyer Stock Issuance will comply in all material respects with all Applicable Laws, including all federal, state and foreign securities Laws. The Buyer Stock Issuance will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person.

4.4. Broker or Finder. Except for any fees and expenses of any agent, broker, investment banker, banker, financial advisors or other similar firm which will be paid by Buyer, no agent, broker, investment banker, financial advisor or other similar firm engaged by or on behalf of Buyer or any of its Affiliates is or will be entitled to any fee or commission from any Person in connection with the Transactions or any of the Ancillary Documents or the Transactions.

4.5. Consents, Approvals, Other Authorizations, Reports, etc.

(a) Other than (i) such filings and notifications as may be required to be made by in connection with the Transactions under Antitrust Laws and the expiration or early termination of applicable waiting periods under Antitrust Laws, (ii) such other filings, authorizations, consents, approvals as are required to be made or obtained under Securities Act and the securities or “blue-sky” Laws of various states in connection with the issuance of shares of Buyer Common Stock pursuant to this Agreement, and (iii) the applicable requirements of the Nasdaq rules, no authorization, consent, approval, permit or license of, or filing with or notice to, any Authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the Ancillary Documents by Buyer or Buyer Sub.

(b) No vote or other action of the stockholders of Buyer is required by Law, Nasdaq rules or Buyer’s organizational documents in order for Buyer to enter into this Agreement or any Ancillary Agreement or to consummate the transactions contemplated by this Agreement.

4.6. Nasdaq Compliance. Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. There is no Legal Action pending or threatened in writing against Buyer relating to the continued listing of Buyer Common Stock on the Nasdaq and Buyer has not received any currently pending notice in writing of the delisting of the Buyer Common Stock.

4.7. Buyer SEC Documents; Financial Statements.

(a) All Buyer SEC Documents have been filed or furnished with the SEC on a timely basis. As of their respective filing dates (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such later filing), each of the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document. To the knowledge of Buyer, none of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the knowledge of Buyer, threatened, in each case regarding any accounting practices of Buyer.

(b) The financial statements of Buyer, including the notes thereto, included or incorporated by referenced in the Buyer SEC Documents (the “Buyer Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, customary year-end audit adjustments).

(c) Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), that complies with the requirements of the Exchange Act and that is effective in providing reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d) As of the Agreement Date, Buyer is a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act (“WKSI”) and there are no facts, circumstances or events known to Buyer existing as of the Closing Date that would reasonably be expected to result in an Interruption Period.

4.8. Bankruptcy Matters. Neither Buyer nor Buyer Sub has suspended its business, had proceedings pending or threatened in writing by or against it in bankruptcy or reorganization in any state or federal court, resolved or otherwise agreed to file a case in bankruptcy or reorganization in any state or federal court, admitted in writing its inability to pay its debts as they become due, or suffered the attachment or judicial seizure of all, or substantially all of its assets or suffered the appointment of a receiver to take possession of all, or substantially all, of its assets. Each of Buyer and Buyer Sub is, and after giving effect to the Transactions (assuming the accuracy of the representations and warranties set forth in Article III) will be, solvent.

4.9. Litigation. As of the Agreement Date, there are no (i) material Legal Actions of any kind pending or, to Buyer’s knowledge, threatened at Law, in equity or before any Authority against Buyer or any of its Affiliates, or (ii) material orders, judgments or decrees of or settlement agreements with any Governmental Authority relating to Buyer or its Affiliates, in each case, that would reasonably be expected to adversely affect Buyer’s or Buyer Sub’s ability to consummate the Transactions or discharge its obligations under this Agreement.

4.10. Registration Statement. As of the Agreement Date, Buyer is eligible to register shares of Buyer Common Stock pursuant to Form S-3 and is not aware of any facts or circumstances that reasonably may render such form unavailable for use by Buyer to register its securities for resale by Seller.

4.11. Independent Investigation. Without limiting or modifying any of the representations and warranties contained in Article III or Buyer’s reliance thereon, (i) Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company Group, (ii) Buyer acknowledges that as of the Agreement Date, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company Group for such purpose, and (iii) entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of Parent expressly set forth in this Agreement and the Ancillary Agreements, and not on any other statements, representations or opinions of any of Parent, Seller, the Company, their Affiliates or their respective Representatives. For the avoidance of doubt, nothing in this Section 4.10 precludes any claim or remedy based on Fraud.

4.12. No Other Representations.

(a) Each of Buyer and Buyer Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, the certificates delivered pursuant to Section 6.2(e)(iii) and the Ancillary Documents, as applicable: (i) none of the Company, Seller, Parent, their respective Affiliates or any of their respective stockholders, controlling persons or Representatives has made any representation or warranty, express or implied, written or oral, at Law or in equity in connection with this Agreement, the Ancillary Documents or the Transactions and (ii) no Person has been authorized by the Company, Seller, Parent, their respective Affiliates or any of their respective stockholders, controlling persons or Representatives to make any such representation or warranty, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates or Representatives (or any other Person) as having been authorized by the Company, Seller, Parent, their respective Affiliates or any of their respective stockholders, controlling persons or Representatives (or any other Person).

(b) Each of Buyer and Buyer Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, the certificates delivered pursuant to Section 6.2(e)(iii) and the Ancillary Documents, as applicable, it is not acting (including, as applicable, by entering into this Agreement or the Ancillary Documents or consummating the Transactions) in reliance on, and hereby disclaims reliance on, (i) any representation or warranty, express or implied, written or oral, (ii) information (including any statement, document or agreement delivered pursuant to this Agreement), projections, forecasts or other materials provided by or on behalf of the Company, Seller, Parent, their respective Affiliates or any of their respective stockholders, controlling persons or representatives or otherwise made available to Buyer or any of its Affiliates or stockholders, controlling persons or Representatives or (iii) the accuracy or completeness of any of the foregoing. For the avoidance of doubt, nothing in this Section 4.11 precludes any claim or remedy based on Fraud.

ARTICLE V

COVENANTS

5.1. Conduct of Business Pending the Closing.

(a) Except (i) as expressly permitted or required by this Agreement, (ii) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), (iii) as set forth on Section 5.1(a) of the Company Disclosure Schedule, (iv) as expressly contemplated or required by the Pre-Closing Actions or (v) as required by Law, during the period from the Agreement Date until the earlier of the Closing and the termination of this Agreement pursuant to Article VII (the “Pre-Closing Period”), Seller shall cause each Group Company to (A) conduct its business in the Ordinary Course of Business, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of the business and its material business relationships (including by using commercially reasonable efforts to preserve its assets and technology and preserving relationships with its customers, suppliers, lenders, and Authorities) and retain the services of its executive officers, contractors and employees, (C) pay or perform all of its obligations when due in the Ordinary Course of Business (including accounts payable), (D) maintain its cash management practices and its policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in accordance with past custom and practice; provided that the Company Group will use commercially reasonable efforts to collect accounts receivable from active and inactive customers in the Ordinary Course of Business, (E) perform in all material respects all of its obligations under all Contracts to which it is a party, by which it or any of its properties or assets is bound or affected or pursuant to which it is an obligor or beneficiary, and comply in all material respects with all Laws, Orders and Legal Proceedings by any Authority applicable to it or its business, properties or assets, (F) continue in full force and effect the Insurance Policies, (G) maintain its books and records consistent with past practice in all material respects, and (H) upon reasonable advance written notice, confer with the Buyer concerning operational matters of a material nature and otherwise report periodically to the Buyer concerning the status of its business, operations and finances.

(b) Without limiting the generality of the foregoing, except (i) as expressly permitted or required by this Agreement, (ii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as set forth on Section 5.1(b) of the Company Disclosure Schedule, (iv) as expressly contemplated or required by the Pre-Closing Actions or (v) as required by Law, during the Pre-Closing Period, Parent and Seller shall not permit any Group Company to:

(i) issue, sell, grant, transfer, dispose of (or permit disposition of), pledge or otherwise encumber any Company Shares or the Equity Interests of any other Group Company, or declare, set aside or pay any dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of such Company Shares or Equity Interests;

(ii) (A) redeem, purchase, repurchase or otherwise acquire any of its outstanding Equity Interests or (B) form any Subsidiary;

(iii) (A) split, combine, subdivide or reclassify any of its Equity Interests, or otherwise effect any recapitalization or other change in its capitalization; or (B) amend any terms of any capital stock or other equity or voting securities of any Group Company (whether by merger, consolidation or otherwise);

(iv) incur or assume any indebtedness for borrowed money or guarantee any indebtedness, except in the Ordinary Course of Business, or issue or sell any Debt (including any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Group Company);

(v) sell, transfer, assign, convey, lease, pledge, grant any option or other right in, license (other than non-exclusive licenses to Intellectual Property in the Ordinary Course of Business), allow to lapse or expire, mortgage, encumber or otherwise abandon, dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Liens, any of its securities, properties (including any Leased Real Property), assets, rights or businesses to any Person, except (A) in the Ordinary Course of Business, (B) pursuant to Contracts in effect on the Agreement Date or (C) for dispositions of obsolete assets that have been fully depreciated or assets having a de minimis value in the Ordinary Course of Business;

(vi) make any capital expenditure or incur any obligations or liabilities in respect thereof in excess of $100,000 individually, or $250,000 in the aggregate;

(vii) directly or indirectly acquire (by merging or consolidating with, or by purchasing equity interests in or assets of, or by any other manner) any Person or division, business or equity interest in any Person or, except in the Ordinary Course of Business, any assets that are not material to the Business individually or in the aggregate;

(viii) make any loan, capital contribution (other than to Group Companies in the Ordinary Course of Business) or advance to or investment in any Person (other than advances to any Company Personnel in the Ordinary Course of Business);

(ix) terminate (other than automatic termination in accordance with the terms thereof), cancel, modify or amend any rights, or exercise, waive, release or assign any material rights, claims or benefits under, any Material Contract (other than a Seller Plan or a Group Company Plan), or enter into any Contract that constitutes or would, upon entry by a Group Company thereto, constitute a Material Contract (other than a Seller Plan or a Group Company Plan) (including a Lease and any extension or renewal thereof on substantially the same terms) had it been entered into prior to the Agreement Date;

(x) except (x) as required by applicable Laws or (y) as required by the terms of any Plan set forth on Section 3.14(a) of the Company Disclosure Schedule and as in effect as of the Agreement Date, (A) hire or engage, or promise to hire or engage, any employee or other service provider or terminate (other than for “cause” (as determined consistent with past practice and Applicable Laws)), promote or change the title of any Company Personnel, (B) increase the compensation (whether cash- or equity-based) or benefits payable or to become payable by any Group Company to any current or former Company Personnel (other than if such former Company Personnel is then employed by Parent or any Affiliate thereof (other than a Group Company)), (C) grant any bonus, benefit or other direct or indirect compensation to any current or former Company Personnel, (D) establish, adopt, enter into, amend or terminate any Plan (or any plan, agreement, program, policy, commitment or other arrangement that would be a Group Company Plan if it were in existence on the Agreement Date) or grant, amend or terminate any awards thereunder, (E) increase the coverage under, or the compensation or benefits payable or available under, any existing severance, termination, change in control or retention pay policy or Group Company Plan, (F) take any action to accelerate the vesting or payment of any compensation or benefits of any current or former Company Personnel, (G) grant any new awards under any bonus, incentive, or performance plan, (H) take any action to fund or in any other way secure the payment of compensation or benefits under any Group Company Plan, (I) make any loan or cash advance to any current or former Company Personnel, (J) transfer the employment of (1) any employee of Seller or its Affiliates (other than the Group Companies) into a Group Company or (2) any employee of a Group Company into Seller or its Affiliates (other than the Group Companies), (K) enter (or commit to enter) into, amend, terminate or extend any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization (or enter into negotiations to do any of the foregoing), (L) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that could implicate the WARN or any similar Law, or (M) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Service Provider;

(xi) make, change or revoke any material election concerning Taxes, change any material accounting method in respect of Taxes, file any amended income or other material Tax Return, fail to pay a material amount of Taxes that would otherwise be delinquent (including estimated Tax payments), incur any material liability for Taxes outside the Ordinary Course of Business, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a material Tax refund, enter into any Tax sharing, closing, or similar agreement in respect of any Taxes (other than any agreement, arrangement or other Contract not principally related to Taxes), or obtain any Tax ruling;

(xii) make any changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP, IFRS or Applicable Law;

(xiii) amend the Company Organizational Documents (whether by merger, consolidation or otherwise);

(xiv) take any action for the winding up, liquidation, dissolution or reorganization of any Group Company or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of any Group Company’s assets or revenues (including adopting a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than the Ancillary Documents);

(xv) commence, settle, or offer or propose to settle any material Legal Action involving or against any Group Company or any officer or director thereof or settle any material Legal Action which involves any non-monetary relief;

(xvi) (A) cancel, compromise, waive or release any material right, debt or claim of the Company Group; or (B) delay or postpone the payment of payables or accelerate the payment of receivables outside the Ordinary Course of Business;

(xvii) terminate, cancel, modify or amend, or exercise, waive, release or assign any rights, claims or benefits under, the Employment Agreement;

(xviii) amend any Related Party Contract;

(xix) agree, resolve or commit to, in writing or otherwise, to take any of the foregoing actions.

(c) Subject to Section 5.1(b), during the Pre-Closing Period Seller will provide notice to, and consult in good faith with, Buyer before causing or permitting any Group Company to:

(i) acquire or license any assets that are material to the Company Group individually or in the aggregate, except purchases or licensures, as applicable, of inventory, raw materials and software in the Ordinary Course of Business;

(ii) transfer, assign, dispose or grant any license or sublicense of any rights under or with respect to any material Company-Owned IP in the Ordinary Course of Business (it being understood that any such action outside the Ordinary Course of Business or inconsistent with past practice will be subject to Section 5.1(b)), including entering into, amending, renewing, terminating or modifying development agreements, publishing agreements, distribution agreements, geographic joint venture agreements, platform agreements, merchandizing agreements, customer agreements, vendor agreements or other similar agreements, in each case to the extent in the Ordinary Couse of Business;

(iii) terminate (expect for a termination resulting from the expiration of a Material Contract in accordance with its terms) or waive any material rights under any Material Contract or Permit to any Group Company or its business, properties or assets; or

(iv) enter into, assume, become subject to, any Contract for the purchase, sale or delivery of materials, supplies, goods, services (other than services from any employee), equipment or other assets, the performance of which extends over a period of more than one year or that otherwise involves, in each case, an amount or value over a 12-month period (ending December 31, 2025) in excess of $500,000.

(d) Notwithstanding anything herein to the contrary, Seller and the Company Group are permitted to take all actions reasonably necessary to effectuate and consummate the Pre-Closing Actions, subject to Section 5.9.

(e) If any Group Company desires to take any of the actions prohibited by this Section 5.1, Parent or the applicable Seller may deliver written notice (which shall include a reasonable description of the proposed action(s)) to Buyer, including by email to Daniel Emerson ([*****]), referring to the applicable provisions of this Section 5.1. In the event that Buyer consents in writing to such action (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall be deemed to have waived its right to object to such action(s) and the applicable Group Company shall have the right to take such action(s).

5.2. Access to Information; Confidentiality.

(a) During the Pre-Closing Period, Seller shall cause the Company Group to, (i) afford to Buyer and its Representatives reasonable access to the offices, properties, employees, Contracts, books and records of the Company Group, under the supervision of Parent and the Company Personnel, during normal business hours consistent with Applicable Law, (ii) furnish to Buyer such financial and operating data and other information relating to the Company Group and (iii) cooperate, and instruct the employees and Representatives of the Company Group to cooperate, in each case, as may be reasonably requested by Buyer or its Representatives solely for purposes of planning the integration of the Company Group’s business with Buyer’s business following the consummation of the Transactions; provided that (i) such access shall not unreasonably interfere with the conduct of the business of any Group Company; and (ii) nothing herein shall require the Company Group to provide access to, or to disclose any information to, Buyer if such access or disclosure would be reasonably likely to (x) waive any legal privilege or (y) be in violation of Law or the provisions of any Contract; provided, that, with respect to this clause (ii) in such event of information being withheld, Parent and Seller shall, and shall cause the Group Companies to, (1) provide Buyer a summary of any information withheld from Buyer and (2) reasonably cooperate in good faith with Buyer to seek an appropriate remedy or work-around to permit the access contemplated hereby.

(b) The cost and expense of all inspections, investigations and examinations contemplated by Section 5.2(a) shall be borne by Buyer.

(c) The parties hereto acknowledge that Buyer and Parent have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and apply to information provided in connection with the Transactions, whether pursuant to this Section 5.2 or otherwise; provided that after the Closing, the obligations of Buyer with respect to information related to the Company Group shall be terminated (for the avoidance of doubt, such obligations with respect to information provided in connection with the Transaction that do not relate to the Group Companies shall survive the Closing subject to, and in accordance with, the terms of the Confidentiality Agreement).

5.3. Regulatory Efforts.

(a) Subject to the other terms and conditions of this Agreement, the parties hereto agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions and to use their respective reasonable best efforts to cause the conditions to each party’s obligation to close the Transactions as set forth in Article VI to be satisfied, including using reasonable best efforts to take all actions necessary to obtain all licenses, certificates, permits, approvals, clearances, consents, expirations or terminations of applicable waiting periods, waivers, exemptions and authorizations by, qualifications and orders of any Authority (each a “Governmental Consent”) required for the satisfaction of the conditions set forth in Section 6.1(a). The parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

(b) In connection with the efforts referenced in Section 5.3(a), Buyer and Seller shall promptly make all filings which may be required for the satisfaction of the condition set forth in Section 6.1(a) by each of them in connection with the consummation of the Transactions (including, within 10 Business Days following the Agreement Date, the Notification and Report Form required under the HSR Act and as promptly as practicable after the date hereof make all other notices, filings or applications set forth on Schedule 6.1(a)). In addition, subject to the other terms and conditions of this Agreement, Buyer and Seller agree, and shall cause each of their Subsidiaries, to cooperate and to use their respective reasonable best efforts, to take all actions necessary to obtain any Governmental Consents required for the Closing contemplated by Section 5.3(a) above and to respond as promptly as practicable to any requests for information from any Authority, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Transactions under any Law. Each party shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Authority.

(c) Buyer and Seller will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Without limiting the generality of the foregoing, in connection with this Agreement, any related agreements and the transactions contemplated hereby or thereby, the parties agree to (i) give each other reasonable advance notice of all meetings with any Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Authority relating to any Antitrust Laws, (iv) if any Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with an Authority regarding any Antitrust Laws, and (vi) provide each other with copies of all substantive written communications from any Authority relating to any Antitrust Laws. Any disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate. Except as prohibited or restricted by Law, each party or its attorneys shall provide the other party or its attorneys the opportunity to review all substantive correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Authority, on the other hand, with respect to this Agreement, any related agreements or the transactions contemplated hereby or thereby.

(d) Each of Buyer and Seller shall promptly notify and keep the other advised as to (i) any material communication from any Authority regarding any of the Transactions, and (ii) any litigation or administrative proceeding pending and known to such party, or to the Company’s knowledge or Buyer’s knowledge, as applicable, threatened, which challenges, or would challenge, the Transactions. Buyer and Seller shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Parent’s, Seller’s or Buyer’s rights under this Agreement, which would materially hinder or delay the consummation of the Transactions.

(e) If any objections are asserted with respect to the Transactions under any Antitrust Law, or if any Legal Action is instituted or threatened by any Authority challenging any of the Transactions as violative of any Antitrust Law or if a filing pursuant to Section 5.3(a) is reasonably likely to be rejected or conditioned by an Authority, then each of the parties hereto shall use reasonable best efforts to resolve such objections or challenges as such Authority or private party may have to such transactions so as to permit consummation of the Transactions as soon as practicable and in any event on or prior to the Termination Date. Without limiting the generality of the foregoing, each of Buyer and Seller shall as promptly as practicable pursue all actions necessary, proper or advisable to eliminate, avoid or resolve each and every impediment and obtain all clearances, consents, approvals and waivers or waiting period expirations or terminations under the HSR Act or any other Antitrust Law regarding the Transactions so as to enable to the Closing to occur as promptly as reasonably practicable (and in any event, no later than the Termination Date). No actions taken pursuant to this Section 5.3(e) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred. Without limiting the generality of this Section 5.3(e) and subject to Law and the other terms of this Agreement, each party hereto shall use reasonable best efforts to promptly furnish Buyer with such necessary information and assistance as Buyer may reasonably request in connection with the foregoing.

(f) Notwithstanding the foregoing provisions of this Section 5.3 or any other provisions of this Agreement to the contrary, nothing in this Agreement will (i) be deemed to require Buyer or the Company or any of their respective Subsidiaries to agree to or take any action that would result in a Burdensome Condition or (ii) limit the right of a party to terminate this Agreement in accordance with Section 7.1, so long as such party has until that time complied in all material respects with its obligations under this Section 5.3. Seller will not, and will cause the Group Companies not to, agree or commit to any Burdensome Condition without the written consent of Buyer.

5.4. Public Announcements. The form and content of the initial press release of each of Parent and Buyer with respect to the execution of this Agreement shall be mutually agreed upon by Buyer and Parent. Thereafter, neither Parent nor Buyer shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rule or regulation, in each case, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without using its reasonable best efforts to consult with such other party (to the extent permitted by Law or stock exchange rule or regulation) with the other party reasonably in advance of such public announcement); provided, that Buyer and Parent may make any public statement to the press, analysts, investors, lenders, rating agencies, proxy advisory firms or those attending industry conferences or Buyer or Parent conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements.

5.5. No Solicitation; Pre-Closing Confidentiality Agreements.

(a) During the Pre-Closing Period, Parent and Seller hereby agree that they (a) shall not, and shall cause the Company Group and their officers, directors, equityholders, employees, agents and other Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to, that constitutes, or that may reasonably be expected to lead to, an Alternative Transaction, or (ii) engage or participate in any discussions or negotiations or otherwise cooperate or provide assistance (including by way of furnishing non-public information or Confidential Information) relating to or in contemplation of an Alternative Transaction, and (b) shall, and shall cause their respective officers, directors, stockholders, employees, agents and other Representatives to, terminate any discussions or negotiations with, and the provisions of information (including any diligence materials or Confidential Information) or data (whether or not of a non-public nature) to, any Person relating to or in contemplation of any Alternative Transaction. Parent shall promptly (and in any event within two (2) Business Days) inform Buyer of the receipt of a proposal for an Alternative Transaction and shall provide a copy of the same to Buyer (except that if identifying the Person proposing such Alternative Transaction would be deemed confidential information restricted from disclosure under a confidentiality or non-disclosure agreement in effect as of the date of this Agreement, Parent shall only be required to provide a summary of the material terms of such proposal for an Alternative Transaction).

(b) No later than the second Business Day following the Agreement Date, Parent shall promptly request that all Persons who executed a confidentiality agreement with Seller, Parent or any of their Affiliates that is still in effect in connection with the consideration of an Alternative Transaction (each a “Seller Confidentiality Agreement”) return, or destroy, all confidential information heretofore furnished to such Persons by or on behalf of Seller, Parent or their Affiliates subject to the terms of such Seller Confidentiality Agreement, and terminate access to such confidential information heretofore furnished to such Persons by or on behalf of Seller, Parent or their Affiliates. From and after the Closing, Parent shall enforce each such Seller Confidentiality Agreement, including that Parent shall seek any injunctive relief available under such Seller Confidentiality Agreement as reasonably requested by Buyer.

5.6. Consents. Subject to Section 5.9, the Company and Buyer each shall use reasonable best efforts to obtain all third-party consents reasonably requested by the other party prior to the Closing as soon as possible after the Agreement Date; provided that no party hereto shall be required to pay any third party or to make any commitments or undertakings to any third party in connection with obtaining any such consents (or make any commitments or undertakings in the event the Closing does not occur).

5.7. Employee Matters.

(a) Except as otherwise specified on Schedule 5.9, Parent and Seller shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Group Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each, a “401(k) Plan”), unless Buyer or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plan by providing Parent with written notice of such election at least 10 days before the Closing. Except as otherwise specified on Schedule 5.9, unless Buyer or one of its Affiliates provides such notice to Parent, Parent and Seller shall provide to Buyer, prior to the Closing, evidence that the board of directors of the applicable Group Company or its applicable Affiliate has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Buyer), effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Group Company or plan sponsor, then Parent and Seller shall take (or cause to be taken) such actions as are necessary to provide a reasonable estimate of the amount of such charges and/or fees and provide such estimate in writing to Buyer prior to the Closing. Except as otherwise specified on Schedule 5.9, Parent and Seller shall take (or cause to be taken) such other actions in furtherance of terminating such 401(k) Plans as Buyer may reasonably request. Except as otherwise specified on Schedule 5.9, Buyer, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan, Parent and Seller shall (or shall cause the applicable Group Company to) amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company Group and to exclude all employees of Buyer and its Subsidiaries (other than the Group Companies) from participation in the plan.

(b) Prior to the Closing, Parent and Seller shall, and shall cause the Company Group to, take such actions and comply with such obligations as set forth on Section 5.7(b) of the Company Disclosure Schedule, subject to the terms and conditions set forth thereon.

(c) On the Closing, Buyer shall establish employee incentive programs consistent with the terms set forth on Section 5.7(c) of the Company Disclosure Schedule.

(d) From and the Closing, Parent and Seller shall take such actions and comply with the obligations set forth on Section 5.7(d) of the Company Disclosure Schedule, subject to the terms and conditions set forth therein.

(e) This Section 5.7 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Personnel, or any other participant in any Plan or any other employee benefit plan or arrangement that may be established or maintained by Buyer, the Company Group or any of their respective Affiliates following the Closing, or any beneficiary or trustee thereof. Nothing in this Section 5.7, express or implied, shall (i) confer upon any Person any right to employment or continued employment for any period of time, any right to a particular term or condition of employment or continued receipt of any specific employee benefit, (ii) constitute an amendment to or any other modification of any Plan or any other employee benefit plan or arrangement that may be established or maintained by Buyer, the Company Group or any of their respective Affiliates following the Closing or (iii) create any right to compensation or benefits of any nature or kind whatsoever.

5.8. Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the consummation of the Transactions (other than with respect to the Pre-Closing Actions) and all reasonable expenses of filing Tax Returns and other documentations with respect to such Transfer Taxes shall be borne and paid equally by Buyer and Seller when due. All Transfer Taxes incurred in connection with the Pre-Closing Actions and all reasonable expenses of filing Tax Returns and other documentations with respect to such Transfer Taxes shall be borne and paid by Seller when due. All necessary Tax Returns and other documentation with respect to all Transfer Taxes described in this Section 5.8 shall be prepared by the party primarily or customarily responsible under Applicable Law for filing such Tax Returns.

(b) Cooperation and Exchange of Information. Buyer, Seller and Parent shall provide to each other such reasonable cooperation, documentation and information relating to Company Group as any of them may request that is reasonably necessary in filing any Tax Return, amended Tax Return or claim for refund or conducting any Tax proceeding or other claim or proceeding in respect of Taxes. Such cooperation shall include, upon a reasonable request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 5.8(b); provided that the foregoing shall be done in a manner so as to not unreasonably interfere with the conduct of business by Buyer, any Group Company, Seller, Parent, or any of their Affiliates, as the case may be. Without limiting the foregoing, Seller shall provide on or before Closing a duly executed IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to applicable Tax treaty. Any information obtained under this Section 5.8(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims with respect to any Tax. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in no event shall Seller, Parent and their Affiliates have any rights to review any consolidated, combined, unitary or similar Tax Return that includes Buyer or any of its Affiliates, nor shall Buyer have any right to review any consolidated, combined, unitary or similar Tax Return filed by Parent or its Affiliates, other than a Tax filing by a group as to which one of the Group Companies is the parent.

(c) Preparation of Tax Returns of the Group Companies.

(i) In the case of any income Tax Returns of a Group Company for any Pre-Closing Tax Period, excluding for clarity, any Straddle Period (any such return, a “Pre- Closing Tax Period Tax Return”) that are due after the Closing Date, Parent shall prepare (or cause to be prepared) all such Pre-Closing Tax Period Tax Returns. Parent shall prepare such Pre-Closing Tax Period Tax Returns in a manner consistent with the Group Company’s past practices, except as otherwise required by Applicable Law. Not less than 30 days prior to the due date for filing any such Pre-Closing Tax Period Tax Returns, Parent shall provide Buyer with copies of all such Pre-Closing Tax Period Tax Returns for Buyer’s review and approval (not to be unreasonably withheld, conditioned or delayed; provided, however, that Buyer shall be deemed to approve such Tax Return if each position on such Tax Return has “substantial authority” or a greater level of support), after which Parent will deliver to Buyer the final copies of such Pre-Closing Tax Period Tax Returns, which Buyer shall, or shall cause to be, timely filed. Notwithstanding anything to the contrary in the foregoing, Parent may cause a Group Company to make an election under Treasury Regulations Section 1.1502-36(d)(6) with respect to any loss recognized by a Group Company as a result of the Pre-Closing Actions.

(ii) Buyer shall prepare non-income Tax Returns of the Group Companies for any Pre-Closing Tax Periods and all Tax Returns of the Group Companies for Straddle Periods that are due after the Closing Date (“Buyer-Prepared Returns”). Buyer shall prepare the Buyer-Prepared Returns consistent with the Group Company’s past practices, except as otherwise required by Applicable Law. To the extent that any Taxes shown as due on a Buyer-Prepared Return would be subject to a claim for indemnification of Pre-Closing Taxes, Buyer shall provide Parent with a copy of the Buyer-Prepared Return at least 30 days prior to the due date thereof for Parent’s review and approval (not to be unreasonably withheld, conditioned or delayed).

(iii) No later than the Business Day prior to the due date for filing any Tax Return prepared in accordance with Section 5.8(c)(i) and Section 5.8(c)(ii), Seller shall pay Buyer the amount of Taxes shown as due on such Tax Returns with respect to a Pre-Closing Tax Period (which, with respect to a Straddle Period, shall be prorated pursuant to Section 5.8(e) hereof), in each case, solely to the extent such Taxes were not reflected as a liability in determining the calculation of Closing Debt, Working Capital, or Closing Transaction Expenses as finally determined pursuant to Section 2.4.

(d) Audits.

(i) If Buyer, Parent or any of their Affiliates receive notice of any audit, investigation, or other action by a Taxing Authority in respect of any Tax Return of the Group Companies for a Pre-Closing Tax Period, including for clarity, a Straddle Period (a “Pre-Closing Tax Audit”), then such party will promptly (and in any event within fifteen (15) days) give written notice to the other party or parties. The failure of Buyer or its Affiliates to so notify Parent or its Affiliates of the commencement of any Pre-Closing Tax Audit will not relieve Parent from any indemnification obligations thereunder, except to the extent that Parent is prejudiced by such failure.

(ii) Parent shall have the option, but not the obligation, to assume control over the defense of the Pre-Closing Tax Audit at its own expense (“Controlling Party”). If Parent does not elect to be the Controlling Party, Buyer will be the Controlling Party as to the Pre-Closing Tax Audit. The Controlling Party shall keep the other Party (“Non-Controlling Party”) reasonably informed of all material matters that come to its attention in respect of the Pre-Closing Tax Audit. The Non-Controlling Party will be entitled to participate in the defense of any Pre-Closing Tax Audit, at its own expense, and to review and comment on all material submissions to the Taxing Authority in connection with the Pre-Closing Tax Audit. Controlling Party shall not settle, compromise such Pre-Closing Tax Audit without the consent of Non-Controlling Party (not to be unreasonably withheld, conditioned or delayed) to the extent that such settlement or compromise could give rise to a claim for indemnification of Pre-Closing Taxes or otherwise would reasonably be expected to increase the Taxes or decrease the Tax attributes of Non-Controlling Party or any of its Affiliates (excluding, for clarity, the Group Companies). This Section 5.8(d), and not Section 8.5 (Third-Party Claims), shall govern the conduct of any Pre-Closing Tax Audit.

(e) Straddle Periods. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (x) in the case of any property taxes and other such ad valorem Taxes that are imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax other than those referenced in clause (x), be deemed equal to the amount of Tax which would be payable if the relevant Tax period ended on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), as if the taxable period of such “controlled foreign corporation” ended as of the end of the Closing Date). Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

(f) Closing of Tax Period. With respect to the preparation of any income Tax return for any Straddle Period, the parties hereto agree that: (i) all Transaction Tax Deductions shall be taken into account in the Pre-Closing Tax Period (and allocated solely to Seller with respect to the Pre-Closing Tax Period) to the extent allowable by applicable Law based on a “more likely than not” or higher standard as if the Tax year ended on and included the Closing Date; (ii)

any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or its Affiliates or any other transactions entered into by or at the direction of Buyer or its Affiliates in connection with the Transactions shall not be taken into account in the Pre-Closing Tax Period; and (iii) any items of income, gain, loss and deduction attributable to transactions undertaken by or at the direction of Buyer or its Affiliates (including the Group Companies following the Closing) outside the ordinary course of business on the Closing Date after the time of the Closing that are not contemplated by this Agreement or undertaken pursuant to an agreement in place prior to the Closing Date shall not be taken into account in the pre-Closing portion of the Straddle Period.

(g) Tax Sharing Agreements. Any and all Tax allocation, Tax sharing, Tax indemnity, Tax receivable, Tax reimbursement or similar arrangements (other than credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course of Business containing customary Tax allocation or gross-up provisions and the principal purpose of which does not relate to Taxes) between the Company Group, on the one hand, and Parent and its Affiliates on the other hand, shall be terminated as of the Closing Date in such a manner that, after the Closing Date, the Company Group shall not have any further rights or liabilities thereunder.

(h) Post-Closing Tax Covenant. Buyer shall not, and shall not cause its Affiliates (including the Group Companies) to (i) make any Tax election with respect to any Group Company, which election would be effective on or prior to the Closing Date (including for clarity, any election under Section 338(g) of the Code, or any corresponding or similar provision of state, local or non-U.S. Tax law, with respect to the Share Purchase), (ii) take any action on the Closing Date after the Closing that is outside the Ordinary Course of Business with respect to the Group Companies or the Business, (iii) amend any Tax Return or election made in connection with such Tax Return with respect to any of the Group Companies for any Tax period ending on or before the Closing Date, (iv) initiate or enter into any voluntary disclosure agreement or program with any Taxing Authority with respect to any Tax period ending on or before the Closing Date, (v) extend or waive any statute of limitations with respect to any Tax period ending on or before the Closing Date, or (vi) change any method of accounting for Tax purposes or Tax accounting period with respect to any Tax period or portion thereof ending on or before the Closing Date, without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed, to the extent that each such action would give rise to a claim for indemnification of Pre-Closing Taxes or otherwise increase the liability of any of Parent or any of its respective Affiliates (other than the Group Companies) for Taxes (including pursuant to this Agreement).

(i) Refunds. All Tax refunds and overpayments relating to Taxes of the Company Group of Pre-Closing Taxes (to the extent such Taxes were paid by the Company Group prior to the Closing, or borne by Parent or Seller, through inclusion in Closing Debt, Company Working Capital or Closing Transaction Expenses or indemnification of the Buyer under Article VIII of this Agreement) and all Tax refunds of Canadian refundable Tax credits in respect of the Pre-Closing Tax Period, in each case, actually received by Buyer or the Company Group, whether received in cash or applied as a credit against a tax liability, shall be solely for the benefit of Parent (but only to the extent such refund, overpayment or credit was not taken into account in the determination of the Purchase Price), except to the extent such Tax Refund arises as the result of a carryback of a loss or other Tax benefits from a taxable period (or portion thereof) beginning after the Closing Date. Buyer shall use commercially reasonable efforts, at Parent cost and expense, to cause the relevant Group Company to file a claim for Canadian refundable Tax credit for the Straddle Period. Buyer shall cause such Tax refund and overpayments to be paid promptly to Seller in cash, at the time such refund is received or applied as a credit against a Tax liability; provided that the amount payable pursuant to this Section 5.8(i) shall be reduced by any increases in the Taxes of Buyer or its Affiliates (including, after the Closing, the Company Group) arising from the receipt of such Tax refunds (taking into account the payment of such Tax refunds to Seller) and any reasonable out-of-pocket costs in obtaining such Tax refunds and overpayments. To the extent such Tax refund, credit, or overpayment is subsequently disallowed or required to be returned to the applicable Taxing Authority, Seller agrees to repay promptly to Buyer the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Taxing Authority. For the avoidance of doubt, any audit, investigation, or other action by a Taxing Authority in respect of any such Tax refund or credit shall be considered a Pre-Closing Tax Audit governed by Section 5.8(d).

(j) Intended Tax Treatment. For federal, state, local and non-U.S. income Tax purposes, the parties hereto agree that the Share Purchase shall be treated as transaction governed by Section of 1001 of the Code and that for U.S. federal income tax purposes, the Tax year of the Company and its subsidiaries will terminate under Section 1.1502-76 of the Treasury Regulations (the “Intended Tax Treatment”). Except as required upon a final determination by a Tax Authority, the parties hereto shall take all actions, including preparing all applicable Tax Returns, in a manner consistent with the Intended Tax Treatment, and shall not take any action inconsistent with the Intended Tax Treatment.

5.9. Pre-Closing Actions. Prior to the Closing, Seller shall cause the Company Group to effectuate the steps, and consummate the transactions, set forth on Schedule 5.9 (the “Pre-Closing Actions”) pursuant to documents in form and substance reasonably acceptable to Buyer and Buyer shall take the actions required of it on Schedule 5.9. Seller shall keep Buyer informed on a reasonably current basis on the status of the Pre-Closing Actions and documentation prepared in respect thereof. Seller shall cause the Company to use its reasonable best efforts to obtain all consents, waivers and approvals required in connection with the Pre-Closing Actions.

5.10. Indemnification of Officers, Directors, Employees and Agents.

(a) For a period of six years following the Closing Date, Buyer shall cause each Group Company to perform its obligations, if any, to defend, hold harmless, indemnify and advance expenses to any present and former directors, officers, employees and agents of each Group Company and all other Persons who may presently serve or have served at any Group Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Company Indemnified Parties”) under the Company Organizational Documents in effect as of the Agreement Date, as well as any rights to indemnification and advancement of expenses provided in employment agreements or indemnification agreements between any Group Company and any Company Indemnified Parties set forth on Section 5.10 of the Company Disclosure Schedule. Buyer, for a period of six years from and after the Closing Date, shall cause the articles of incorporation, bylaws and other organizational documents of each Group Company to contain exculpation and indemnification provisions no less favorable to the Company Indemnified Parties than are set forth as of the Agreement Date in the Company Organizational Documents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnified Parties.

(b) In the event any Group Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then Buyer and such Group Company shall use commercially reasonable efforts to make proper provision so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10, without relieving Buyer of its obligations under this Section 5.10. The obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect in any material respect any Company Indemnified Party to whom this Section 5.10 applies without the consent of such adversely affected Company Indemnified Party.

(c) Prior to the Closing, the Company shall purchase and fully pay for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage, effective as of the Closing, in a form reasonably acceptable to Buyer that shall provide the Company Indemnitees with coverage for six years following the Closing with coverage and amounts, and terms and conditions, at least as favorable to the insured persons as the Company’s directors’ and officers’ liability insurance coverage maintained by the Company as of the Agreement Date (the “D&O Tail Policy”). Buyer shall not, and shall cause the Company to not, take any action that would reasonably be expected to eliminate such D&O Tail Policy. For the avoidance of doubt, 100% of the cost of the D&O Tail Policy shall be borne by Parent and Seller and included in the calculation of Closing Transaction Expenses. At or prior to the Closing, Parent shall provide evidence of the binding of the D&O Tail Policy to Buyer.

(d) This Section 5.10 is intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

5.11. R&W Policy. Parent and Seller agree to reasonably cooperate with Buyer and use reasonable best efforts to take all actions that are reasonably necessary to cause the R&W Policy to be in effect at or prior to the Closing. From and after the period commencing on the Closing Date and terminating on the expiration of the applicable coverage period as set forth in the R&W Policy delivered to Parent at the Closing, Buyer (a) shall (and shall cause its Affiliates to) maintain the R&W Policy on substantially the same terms and conditions set forth in the R&W Policy delivered to Parent at the Closing; (b) shall use commercially reasonable efforts to cause the R&W Policy at the Closing to provide that the insurer shall waive and not pursue any subrogation rights against Parent or Seller, other than subrogation rights against Parent or Seller in the case of Fraud committed by Parent or Seller; and (c) shall not (and shall cause its Affiliates to not) amend, modify, terminate or waive any waiver of subrogation set forth in the R&W Policy in a manner adverse to Parent or Seller without the prior written consent of Parent.

5.12. Registration Statement. On the Closing Date, on the terms and subject to the conditions set forth in Annex A, assuming Buyer is a WKSI as of such date, Buyer shall file a Form S-3ASR (or a post-effective amendment or prospectus supplement to Buyer’s registration statement on Form S-3ASR filed April 6, 2022 (File No. 333-264153)) with the SEC to register the resale by Parent of the Closing Consideration and if Buyer is not a WKSI on the Closing Date,

Buyer shall file a registration statement on Form S-3 if available, or if Form S-3 is not available, on any applicable form pursuant to Rule 415 under the Securities Act, relating to the resale by Parent of the Closing Consideration. Buyer and Parent agree to perform the covenants set forth on Annex A and hereby agree that Annex A forms part of this Agreement and will be of full force and effect as though Annex A was set forth in the body of this Agreement.

5.13. Restrictive Covenants.

(a) As a material inducement to Buyer to enter into this Agreement, each of Seller and Parent shall not, and each of Seller and Parent shall cause each of its Affiliates not to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a principal, member, independent contractor, partner, franchisee, licensor, owner, consultant or agent of, any other Person), for a period of three years following the Closing Date, (A) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence any Business Employee that remains employed or engaged by a Group Company as of immediately following the Closing Date (each, a “Specified Employee”) to resign or otherwise leave the employ of Buyer or any Group Company, or (B) hire, employ, engage or contract with any Specified Employee who was employed by any Group Company within the six month period prior to the date of such hiring. None of Parent and Seller shall be prohibited, however, from soliciting at any time any individual by means of general advertising or whose service has been terminated at least six months prior thereto by Buyer or the Company Group.

(b) Each of Seller and Parent acknowledges that, during the course of its ownership of the Company Group, such Person had access to Confidential Information (as defined below). In recognition of the foregoing, each of Seller and Parent agrees, and shall cause such Person’s controlled Affiliates and direct their other Affiliates, during the five-year period immediately after the Closing Date, to hold in confidence, not disclose and not use any such Confidential Information. Seller and Parent understand that Confidential Information includes any and all confidential and proprietary information that relates to the actual or anticipated business and/or products, research, or development of the Business, or to any Group Company’s technical data, trade secrets, or know-how, including research, product plans, and other information regarding any Group Company’s products or services, markets, customer lists, customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing and finances. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly available through no unauthorized disclosure by Seller or Parent or their respective Affiliates or Representatives (in such capacity) or (ii) any such information was or becomes available to such party on a non-confidential basis from and after the Closing. If Parent or any of its Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process, Parent shall, and shall cause its controlled Affiliates and shall direct their other Affiliates and their respective Representatives to disclose only that portion of such information which Parent or Seller is required to be disclosed (based on advice of counsel) and Parent or Seller shall promptly notify Buyer in writing thereof in order to enable Buyer to seek an appropriate protective order or other remedy (and if Buyer seeks such an order or remedy, Parent shall provide such cooperation as Buyer may reasonably request consistent with Applicable Law and at Buyer’s expense).

(c) Each of Seller and Parent acknowledges that a violation of this Section 5.13 would cause Buyer irreparable harm which would not be adequately compensated for by money damages. Each of Seller and Parent therefore agrees that in the event of any actual or threatened violation of this Section 5.13, Buyer shall be entitled, in addition to other remedies that it may have, to injunctive relief, including temporary restraining orders and preliminary and final injunctive relief, against Seller, Parent or such Affiliate of Seller or Parent to prevent any violations of this Section 5.13, without the necessity of posting a bond or proving actual damage. Each of Seller and Parent hereby (i) agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or Parent and (ii) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

5.14. Release. As a material inducement to Buyer to enter into this Agreement and the Ancillary Agreements, as applicable, effective as of the Closing, each of Seller and Parent, for itself and on behalf of its controlled Affiliates, successors and assigns (collectively, the “Releasing Parties”), agrees not to sue (or commence any Legal Action) and fully waives, releases and discharges each Group Company with respect to and from any and all losses, claims, demands, rights, encumbrances, Contracts, covenants and Legal Actions, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, relating to Seller’s ownership of the Company Group or ownership of the Business prior to the Closing; provided that notwithstanding anything herein to the contrary, the foregoing release shall not prevent or restrict any claims arising with respect to the rights of the Releasing Parties under this Agreement or any Ancillary Agreement. It is the intention of Seller and Parent that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, each of Seller and Parent hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of any Applicable Law, and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any.

5.15. Intellectual Property.

(a) From and after the Closing, Parent and Seller shall take such actions and comply with the obligations set forth on Section 5.15(a) of the Company Disclosure Schedule.

(b) Except as expressly provided in this Section 5.15(b), from and after the Closing Date, none of Seller, Parent or any of their respective Affiliates (other than the Group Companies) shall have or acquire any right, title or interest in, to or under, and will cease all use of, any Trademark owned by Buyer and its Affiliates (including the Group Companies), including but not limited to “Gearbox,” all Company Product names, all Trademarks included in the Company-Owned IP, and any logo, design mark, stylization, translation, transliteration, adaptation, derivations or combination containing or comprising any such Trademark (collectively, the “Company Trademarks”). Within 30 days of the Closing Date, Seller and Parent will, and will cause each of its respective Affiliates having a corporate or business name that includes any Company Trademark to make all filings and take all other actions to change such Affiliates’ names to names that do not include any Company Trademark, and thereafter to prosecute all such name changes to completion. As soon as practicable after the Closing Date, but in any event within 180 days after the Closing Date, Seller and Parent shall, and shall cause their respective Affiliates to, cease all other use of the Company Trademarks, including by removing Company Trademarks from all Seller’s, Parent’s and their Affiliates’ websites, social media accounts, signage, stationery and promotional and marketing materials, provided that the Seller, Parent and its Affiliates shall not be required to take down any pre-existing content bearing a Company Trademark posted on their social media accounts, or take down or remove from circulation signage, stationery or promotional and marketing materials bearing a Company Trademark on media no longer in its control (e.g., billboards or print media), or remove Company Trademarks from in-game credits or the like from Seller’s, Parent’s or their respective Affiliates’ products in the market.

5.16. Post-Closing Operating Principles. On the Closing, Buyer shall, or shall cause its Subsidiaries (including the Company Group) to, implement the operating principles set forth on Section 5.17 of the Company Disclosure Schedule.

5.17. Wrong Pocket. If at any time after the Closing (i) Buyer or any of its Affiliates (including the Group Companies) receives payment or documentation that is for the account of Parent or any of its Affiliates or any payment, documentation or asset should have otherwise been sent or transferred to Parent or its Affiliates, Buyer shall promptly deliver such documentation, amount or asset to Parent or its Affiliates and (ii) Parent or any of its Affiliates receives payment or documentation that is for the account of Buyer or any of its Affiliates (including the Group Companies) or any payment, documentation or asset should have otherwise been sent or transferred to Parent or its Affiliates (including the Group Companies), Buyer shall promptly deliver such documentation, amount or asset to Buyer or its Affiliates.

5.18. Termination of Related Party Contracts. On or prior to the Closing Date, (a) Parent shall cause all Related Party Contracts set forth on Section 3.16(a) of the Company Disclosure Schedule, and shall cause any intercompany loans or notes (in each case, other than any Related Party Contract set forth on Section 5.18 of the Company Disclosure Schedule or described in clause (d) below or agreements solely between Group Companies) to be terminated and to be of no further force and effect after the Closing, such that the Group Companies shall have no further liabilities or obligations thereunder as of Closing, and Parent shall deliver written evidence of such termination pursuant to agreements in form and substance reasonably satisfactory to Buyer, (b) Parent shall use commercially reasonable efforts to cause all Related Party Contracts (in each case, other than any Related Party Contract set forth on Section 5.18 of the Company Disclosure Schedule or agreements solely between Group Companies) to be terminated and to be of no further force and effect after the Closing, such that the Group Companies shall have no further liabilities or obligations thereunder as of Closing, and Parent shall deliver written evidence of such termination pursuant to agreements in form and substance reasonably satisfactory to Buyer, (c) Parent shall, or shall cause the Group Companies to, cause all intercompany balances between the Company Group, on the one hand, and Parent or any Affiliate thereof (other than the Group Companies), on the other hand, to be paid in full and settled prior to the Effective Time, except as the parties hereto otherwise agree in writing (collectively, “Intercompany Balances”), and (d) if requested by Buyer on or prior to ten (10) Business Days prior to the Closing Date, Parent shall use its reasonably best efforts to cause all Related Party Contracts set forth in items 1-7 of Section 3.16(a) of the Company Disclosure Schedule to be terminated and to be of no further force and effect after the Closing, such that the Group Companies shall have no further liabilities or obligations thereunder as of Closing, and Parent shall deliver written evidence of such termination pursuant to agreements in form and substance reasonably satisfactory to Buyer.

5.19. Notifications. Buyer, on the one hand, and Parent and Seller on the other hand, shall promptly notify the other of any (i) Legal Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (ii) notice or other communication received by Parent, Seller or any Group Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (iii) any event, condition, fact or circumstance that would reasonably be likely to cause any of the conditions set forth in Article VI not to be met. Notwithstanding the foregoing, no such notification shall affect any representation, warranty, covenant or indemnification right or obligation of any party hereto.

5.20. Further Assurances. Pursuant to the terms and subject to the conditions contained herein, the parties agree: (a) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements by or before the Outside Date, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to reasonably cooperate with each other in connection with the foregoing.

ARTICLE VI

CONDITIONS PRECEDENT

6.1. Mutual Conditions. The respective obligations of Buyer, Parent and Seller to consummate the Closing shall be subject to the satisfaction of the following conditions, except to the extent one or more of such conditions are waived, in whole or in part, by each of them to the extent permitted by Law:

(a) Regulatory. Any waiting period under the HSR Act applicable to the Transactions shall have been terminated or expired, any date before which each of the parties hereto have committed in writing to the FTC, the DOJ, or any Authority not to close the Transactions contemplated by this Agreement shall have passed and the waiting periods, approvals, clearances and consents listed on Schedule 6.1(a) shall have terminated, expired or been obtained, as applicable.

(b) No Legal Restraints. No Order shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

6.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing shall be subject to the satisfaction of the following conditions, except to the extent one or more of such conditions are waived, in whole or in part, by Buyer to the extent permitted by Law:

(a) Representations and Warranties of Parent and Seller.

(i) The Fundamental Representations by Parent in Article III (other than the Title to Properties Representations) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct (other than de minimis inaccuracies) in all respects as of such specified date or dates).

(ii) The Title to Properties Representations by Parent in Article III (disregarding any materiality qualifications contained in any such representation or warranty) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(iii) The representations and warranties made by Parent and Seller in Article III, other than the Fundamental Representations and the Title to Properties Representations (disregarding any materiality qualifications contained in any such representation or warranty) shall be true and correct in all respects as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct in all respects as of such specified date or dates), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result in a Company Material Adverse Effect.

(b) Covenants of Parent and Seller. Parent and Seller shall have performed and complied in all material respects with the covenants and other obligations to be performed by Parent or Seller under this Agreement prior to or at the Closing.

(c) No Company Material Adverse Effect. Since the Agreement Date, no effect Company Material Adverse Effect shall have occurred.

(d) Pre-Closing Actions. Parent and the Company Group shall have complied with Section 5.9.

(e) Company Closing Documents. Buyer shall have received each of the following agreements, instruments, certificates and other documents:

(i) a stock power executed in blank, to evidence the transfer of the Company Shares to Buyer Sub or a designated Affiliate of Buyer, in form and substance reasonably satisfactory to Buyer;

(ii) the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the managers, officers and directors of the Company (solely with respect to their manager, officer or director designations but not from employment by any Group Company), other than as requested otherwise by Buyer in writing not less than five Business Days prior to the Closing Date;

(iii) a certificate of Parent, in form and substance reasonably satisfactory to Buyer, duly executed by an officer of Parent, certifying (a) the satisfaction of the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c), (b) the Company Organizational Documents of the Company and (c) the resolutions of the board of directors (or equivalent governing body) of Parent and Seller authorizing the execution and performance of this Agreement and the Ancillary Documents to which Parent and Seller is a party and the transactions contemplated hereby and thereby;

(iv) FIRPTA documentation, consisting of (A) notices to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit C-1, dated as of the Closing Date together with written authorization for Buyer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) FIRPTA Notification Letters, in substantially the form attached hereto as Exhibit C-2, dated as of the Closing Date, and in each case, executed on behalf of the Company;

(v) a certificate of good standing (or equivalent) for each Group Company organized under the Laws of one of the States of the United States from their respective jurisdictions of formation, as of a date not more than five Business Days prior to the Closing Date;

(vi) a duly executed counterpart to the Escrow Agreement, in a form mutually acceptable to Parent, Buyer and the Escrow Agent (the “Escrow Agreement”), from Parent;

(vii) payoff letters or similar instruments, in form and substance reasonably satisfactory to Buyer, with respect to Debt that is debt for borrowed money that is included in the calculation of the Estimated Closing Debt, which letters or instruments provide for the full payoff and discharge of all such Debt outstanding (including all principal, interest, fees, prepayment premiums and penalties, if any) as of immediately prior to the Closing (together with pay-off instructions and, if applicable, lien releases and guarantor releases evidencing the termination and release of all Liens on the Company Shares and assets of the Company Group and any guarantees made by any Group Company, in each case related to such debt for borrowed money, in form and substance reasonably satisfactory to Buyer, and authorization to file or record applicable instruments of release);

(viii) evidence reasonably satisfactory to Buyer of terminations of all Related Party Contracts required to be terminated in accordance with Section 5.18;

(ix) evidence reasonably satisfactory to Buyer that all Intercompany Balances have been paid in full and fully settled in accordance with Section 5.18; and

(x) three USB electronic storage devices or other electronic copy of the Data Room as of no more than 10 days prior to the Closing Date.

6.3. Conditions to Obligations of Seller and Parent. The obligations of Parent and Seller to consummate the Closing shall be subject to the satisfaction of the following conditions, except to the extent one or more of such conditions are waived, in whole or in part, by Parent to the extent permitted by Law:

(a) Representations and Warranties of Buyer.

(i) The Buyer Fundamental Representations by Buyer in Article IV shall be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of such specified date or dates).

(ii) The representations and warranties made by Buyer, other than the Buyer Fundamental Representations, shall be true and correct in all respects as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct in all respects as of such specified date or dates), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to materially adversely affect or to materially delay the ability of Buyer to consummate the Transactions.

(b) Covenants of Buyer. Buyer shall have performed and complied in all material respects with the covenants and other obligations to be performed by Buyer under this Agreement prior to or at the Closing.

(c) Buyer Closing Documents. Parent shall have received each of the following agreements, instruments, certificates and other documents:

(i) a certificate of Buyer, duly executed by an authorized officer of Buyer, certifying the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b); and

(ii) a duly executed counterpart to the Escrow Agreement, from Buyer.

6.4. Frustration of Closing Conditions. None of (a) Parent, Seller or the Company, with respect to Section 6.1 and Section 6.3, as applicable, or (b) Buyer, with respect to Section 6.1 and Section 6.2, as applicable, may rely on the failure of any such condition, as the case may be, to be satisfied, if such failure was caused by, or directly resulted from, such party’s failure to comply with any provision of this Agreement.

ARTICLE VII

TERMINATION

7.1. Termination.

(a) This Agreement may be terminated at any time prior to the Closing only pursuant to the following provisions:

(i) by Parent or Buyer at any time after 11:59 p.m. Eastern Time on September 27, 2024 if the Closing shall not have occurred by 7:00 p.m. Eastern Time on such date (as may be extended by the following proviso, the “Termination Date”); provided that the Termination Date shall automatically be extended to the date that is 240 calendar days after the Agreement Date (the “Extended Termination Date”) if the Closing shall not have occurred prior to the initial Termination Date and all the conditions to Closing, other than the conditions set forth in Sections 6.1(a) (as it relates to the HSR Act or any other Antitrust Laws), shall have been satisfied or shall be capable of being satisfied at such time; provided, further that the terminating party is not in breach of any of its obligations under this Agreement and such breach caused, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(ii) by mutual written consent of Parent and Buyer;

(iii) by Parent or Buyer, if any Order preventing consummation of the Closing shall have become final and non-appealable (unless such Order preventing consummation of the Closing was the result of a breach of this Agreement by the party seeking to terminate this Agreement, in which case such party shall not have a right to terminate this Agreement pursuant to this Section 7.1(a)(iii));

(iv) by Parent, if there has been a breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Section 6.1 or Section 6.3 and (i) Parent has provided written notice to Buyer of such breach and its intent to terminate this Agreement pursuant to this Section 7.1(a)(iv) and (ii) Buyer has not cured such breach prior to the Termination Date (or, if extended, the Extended Termination Date) after receiving written notice thereof from Seller, or at least 30 days shall have elapsed since the date of delivery of such written notice to Buyer and such breach shall not have been cured; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(a)(iv) if there has been a breach by Parent, Seller or the Company of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent satisfaction of any condition set forth in Section 6.1 or Section 6.3; or

(v) by Buyer, if there has been a breach by Parent or Seller of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Section 6.1 or Section 6.2 and (i) Buyer has provided written notice to Parent of such breach and its intent to terminate this Agreement pursuant to this Section 7.1(a)(v) and (ii) Parent, Seller or the Company, as applicable, has not cured such breach prior to the Termination Date (or, if extended, the Extended Termination Date), after receiving written notice thereof from Buyer, or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(a)(v) if there has been a breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent satisfaction of any condition set forth in Section 6.1 or Section 6.2.

(b) If any party hereto desires to terminate this Agreement pursuant to Section 7.1, such party shall give written notice of such termination to the other parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of their respective Affiliates or Representatives, or any member, stockholder, manager, officer, partner or director of any of the foregoing, to the other, and all rights and obligations of each party hereunder shall cease; provided that such termination shall not relieve any party from liability for or arising from Fraud or the willful breach of any covenant of such party herein; provided, further, that the terms of, and the parties’ respective rights and obligations under, Section 5.2 (but only as it pertains to confidentiality), Section 5.4, this Section 7.2 and Article IX shall survive any termination of this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1. Survival. If the Transactions are consummated, (a) the representations and warranties of the parties hereto herein or in any certificate expressly required to be delivered hereunder shall survive the Closing shall survive until 11:59 p.m., Eastern Time on the date that is 12 months following the Closing Date (the date and time of expiration, the “Survival Date”), (b) the covenants and agreements contained in this Agreement which are to be performed prior to the Closing shall survive the Closing until the Survival Date and the covenants and agreements contained in this Agreement which by their terms contemplate performance after the Closing shall survive the Closing until the expiration of the term of the undertaking set forth in such agreements and covenants and (c) notwithstanding anything to the contrary herein, claims for Fraud on the part of any party hereto shall survive until the expiration of the applicable statute of limitations.

8.2. Indemnification by Seller. From and after the Effective Time, by virtue of the Closing and subject to the terms, conditions and limitations of this Article VIII, Parent shall indemnify and hold harmless Buyer and each of its directors, officers, employees, shareholders, members, managers, partners, agents, other Representatives, Affiliates (including, following the Closing, the Company Group and its directors, officers, employees, shareholders, members, managers, partners, agents, other Representatives and Affiliates) and their respective successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Losses of such Person (such Losses, “Indemnifiable Losses”) resulting from any of the following: (clauses (a) through (g), collectively, the “Indemnifiable Matters”):

(a) any failure of any of the representations and warranties made by Parent and Seller in Article III to be true and correct as of the Agreement Date and the Closing Date (except for such representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) (“Representation Matters”);

(b) any Pre-Closing Taxes, to the extent not taken into account as Debt or otherwise treated as a reduction of the Purchase Price;

(c) any untrue or alleged untrue statement of a material fact contained in any Resale Registration Statement, any Resale Prospectus Supplement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Resale Prospectus Supplement, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent that such untrue statements or omissions are based solely upon the Stockholder Information, or other information or affidavits so furnished in writing to Buyer by Parent expressly for use in any Resale Registration Statement, any Resale Prospectus Supplement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus;

(d) the Pre-Closing Actions or the failure to complete any Pre-Closing Actions regardless of any efforts standard with respect to any such action, or any liabilities or obligations arising out of the conduct or operation of the business of the Transferred Entities or any asset or Contract transferred to Parent or an Affiliate of Parent (other than the Group Companies), in each case in connection with the Pre-Closing Actions;

(e) any claims by any (i) former or purported former holder of Equity Interests in the Company relating to Parent Merger Agreement Amendment or the allocation of proceeds pursuant to the Parent Merger Agreement or the Parent Merger Agreement Amendment, (ii) Person that was entitled to, or purportedly entitled to receive any consideration (including any earnout payments or bonus payments) pursuant to the Parent Merger Agreement, Parent Merger Agreement Amendment or any agreement entered into in connection therewith (including those listed on Schedule 1.1(c)), or (iii) recipient or purported recipient of any payment to be made pursuant to Schedule 1.1(c) and Section 2.3(e) in connection with such payments or potential entitlement thereto, or in connection with any alternative payment mechanics mutually approved by the Parties to effectuate the payments contemplated by Schedule 1.1(c) and Section 2.3(e);

(f) any unpaid Closing Debt or Closing Transaction Expenses in excess of the respective amount included in the calculation of the Purchase Price, in each case as finally determined pursuant to Article II; or

(g) the matter set forth on Section 8.2(g) of the Company Disclosure Schedule.

8.3. Limitations.

(a) Prior to making any claim for indemnification hereunder or otherwise seeking recourse pursuant to this Article VIII in respect of Representations Matters or an Indemnifiable Matter set forth in Section 8.2(b) for which coverage is available under the R&W Policy, Buyer and the other Indemnified Parties shall first seek recourse for any Indemnifiable Loss from and against the R&W Policy to the fullest extent permitted thereby. If and only to the extent either (i) coverage is not available under the R&W Policy or (ii) Buyer and the other Indemnified Parties are unable to recover the amount of such Indemnifiable Loss from and against the R&W Policy, Buyer and the other Indemnified Parties shall then be entitled to bring a claim for indemnification pursuant to the terms and subject to the conditions and limitations of this Article VIII. At no time and in no event may the R&W Policy be amended, repealed or otherwise modified in a manner that would adversely affect Parent or Seller without the prior written consent of Parent. For the avoidance of doubt, Buyer and the other Indemnified Parties shall be entitled to seek recovery pursuant to this Article VIII from Parent directly in respect of an Indemnifiable Matter set forth in Sections 8.2(c) through 8.2(g).

(b) Buyer (on behalf of the Indemnified Parties), subject in all cases to having first complied with the terms of this Section 8.3, shall be entitled to seek recovery for an Indemnifiable Loss directly from Parent. Notwithstanding anything herein to the contrary, Parent will have no Liability for Representation Matters unless and until the Indemnified Persons (as a group) have incurred and paid Indemnifiable Losses resulting from Representation Matters, as finally determined pursuant to Section 8.4, in excess of $1,150,000 (the “Deductible Amount”), at which time the Indemnified Parties shall be entitled to recover solely such amounts in excess of the Deductible Amount. For clarity, the Indemnified Persons shall not be entitled to indemnification for the Deductible Amount.

(c) Notwithstanding anything to the contrary herein, the maximum aggregate liability of Parent to Buyer or any other Indemnified Party with respect to (i) Representation Matters shall be limited to an amount equal to $1,150,000 and (ii) all Indemnifiable Matters in the aggregate (other than, for the avoidance of doubt, any claims of Fraud or with respect to any breach of a covenant or agreement to be performed in whole or in part from and after the Closing Date) shall be limited to an amount equal to the Purchase Price.

(d) All Indemnifiable Losses will be limited to actual Losses incurred by the Indemnified Parties and will exclude exemplary and punitive Losses (except to the extent such types of Losses are specifically awarded by an arbitrator or Authority to a third party and paid to such third party by an Indemnified Party in connection with a Third-Party Claim).

(e) Notwithstanding anything to the contrary herein, the Indemnified Parties shall have no right to make any claim in respect of an Indemnifiable Matter to the extent the Indemnifiable Loss with respect to such Indemnifiable Matter (i) has been taken into account in the determination of the Purchase Price or (ii) arises out of changes after the Closing in Applicable Law, rules or regulations or interpretations thereof.

(f) The amount of Indemnifiable Losses payable by Parent under this Article VIII with respect to any Indemnifiable Matters shall be reduced by (i) any insurance proceeds actually received from an insurance carrier by the Indemnified Party with respect thereto (other than with respect to the R&W Policy, net of any applicable deductibles or similar costs or payments), (ii) indemnity or contribution amounts actually received from third parties (net of any applicable costs of recovery or collection thereof) and (iii) any net Tax deduction or other net Tax benefit, if any, actually realized in cash by any Indemnified Party as a result of incurring such Losses (determined on a with and without basis), provided that the Tax deduction or other Tax benefit is received and realized in cash through a reduction of Taxes in the taxable year in which the Loss which forms the basis for the claim of indemnification by the Indemnified Party occurs or the subsequent taxable year; provided, further, that, any net Tax deduction or other net Tax benefit shall be reduced by any Tax detriment resulting from the receipt or accrual of the indemnification payment in respect of such Loss. If the Indemnified Party receives insurance proceeds, indemnity or contribution amounts, after having received payment from (or on behalf of) Parent with respect to an Indemnifiable Loss, such Indemnified Party shall refund Parent the amount of such insurance proceeds, indemnification or contribution amount received by the Indemnified Party from Seller.

(g) For the avoidance of doubt, any Indemnifiable Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. If an Indemnified Party’s claim under this Article VIII may be properly characterized in multiple ways in accordance with this Article VIII such that such claim may be asserted as a Representation Matter as well as another Indemnifiable Matter, then such Indemnified Party shall assert such claim first as a Representation Matter and may asset such claim as another Indemnifiable Matter only if recovery is unavailable under the R&W Policy.

(h) Other than with respect to (i) claims or actions for non-monetary specific performance or other non-monetary equitable relief made pursuant to Section 9.4, (ii) disputes under Section 2.4 which shall be resolved as provided in such Section, (iii) any Losses with respect to any breach of a covenant or agreement to be performed in whole or in part from and after the Closing Date, (iv) claims against any Person for Fraud committed by such Person, or (v) as expressly contemplated by an Ancillary Document, this Article VIII shall constitute the sole and exclusive remedy after the Closing for recovery against or from Parent, Seller or any of their Affiliates, officers, directors, equityholders, employees, agents or other Representatives by Buyer or by the Indemnified Parties pursuant to or in connection with this Agreement or the other Ancillary Documents and the Transactions.

(i) It is the express intention of the parties that, if an applicable survival period as contemplated by this Agreement is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article VIII for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(j) Notwithstanding anything to the contrary contained herein, in all cases in determining whether there has been a breach of a representation or warranty by a party for purposes of this Article VIII, or in determining any amount of Losses with respect to such breach, such representation or warranty (other than Section 3.6(ii)) shall be read without regard to any materiality qualifier (including any reference to Company Material Adverse Effect) contained therein.

(k) The rights to indemnification set forth in this Agreement shall not be affected by any investigation conducted by or on behalf of Buyer or any other Indemnified Party, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the Closing Date), with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, agreement or obligation or the existence of facts and circumstances that provide the basis for an indemnification claim hereunder. No Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Indemnified Party to be entitled to indemnification hereunder, except in the case of Fraud.

8.4. Claims for Indemnification; Resolution of Conflicts.

(a) Direct Claims for Indemnification. Buyer shall administer all claims for indemnification of Indemnifiable Matters on behalf of the Indemnified Parties. Buyer, on behalf of an Indemnified Party that seeks recovery of Indemnifiable Losses pursuant to this Article VIII, shall deliver to Parent a Claim Notice in respect of such claim. To be valid pursuant to this Section 8.4, a Claim Notice relating to an Indemnifiable Loss under Section 8.2 must be delivered to Parent prior to (x) in the case of a claim made pursuant to Section 8.2(a), the Survival Date and (y) in the case of a claim for any other Indemnifiable Matter the expiration of the applicable statute of limitations (the period of time during which a claim for indemnification may be made pursuant to the foregoing clauses (x) and (y), a “Claims Period”); provided that any claims by Buyer (on behalf of any Indemnified Party) with respect to any such Indemnifiable Loss made prior to the expiration of the applicable Claims Period shall continue indefinitely until such claim is resolved pursuant to the terms of this Article VIII; and provided, further, that the failure or delay of Buyer to provide a Claim Notice promptly to the Indemnitor shall not relieve Parent of its obligations hereunder except to the extent Parent shall have been materially prejudiced by such failure. A “Claim Notice” means a notice delivered by Buyer (on behalf of an Indemnified Party): (i) stating that an Indemnified Party has paid, sustained, incurred or accrued Indemnifiable Losses, (ii) specifying in reasonable detail the amount of such Indemnifiable Losses, the date on or around each such Indemnifiable Loss was paid, sustained, suffered, accrued or incurred (including, in the case of claims pursuant to Section 8.2(a), the applicable representation and warranty claimed to be inaccurate) and (iii) the nature of the Indemnifiable Matter to which such item is related.

(b) Parent may object to a claim for indemnification of an Indemnifiable Matter set forth in a Claim Notice by delivering to Buyer within 30 days from the delivery by Buyer of a Claim Notice (such date, the “Objection Deadline”), a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), which Objection Notice shall set forth the nature of the objections to the claims in respect of which the objection is made. If Parent does not object in writing by the Objection Deadline, such failure to so object shall be an acknowledgment by Parent that the Indemnified Party is entitled to the full amount of the claims for Indemnifiable Losses set forth in such Claim Notice subject to and in accordance with the terms herein.

(c) Resolution of Conflicts.

(i) If Parent timely delivers an Objection Notice in accordance with Section 8.4(b), Parent and Buyer (on behalf of the Indemnified Party) shall attempt in good faith for 30 days to resolve such dispute. If Parent and Buyer reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(ii) If Parent and Buyer (on behalf of an Indemnified Party) are unable to reach an agreement with respect to such dispute after good faith negotiation during the aforementioned 30-day period following delivery of an Objection Notice with respect to such claim, any party to such dispute may make a demand for arbitration as set forth in Section 9.8 to resolve a contested claim. The decision of the arbitrator as to the amount of any Indemnifiable Losses owed pursuant to such Claim Notice and validity of any claim in such Claim Notice shall be non-appealable, binding and conclusive upon the parties hereto.

(d) Treatment of Indemnification Payments. Parent, Seller and Buyer agree to treat (and cause their Affiliates to treat) any payments received pursuant to this Article VIII as adjustments to the Purchase Price for all Tax purposes, to the maximum extent permitted by Applicable Law.

8.5. Third-Party Claims.

(a) In the event that any Legal Action is instituted, or that any claim is asserted, by any Person not party hereto in respect of an Indemnifiable Matter against an Indemnified Party (a “Third-Party Claim”), such Indemnified Party (or Buyer on behalf thereof) shall promptly notify Parent of any such claim (describing the claim in reasonable detail, the amount therefor (in known and quantifiable) and the basis thereof in reasonable detail) to which it has knowledge. The failure to so notify Parent of the commencement of any such Third-Party Claim will not relieve Parent from liability in connection therewith, except to the extent that Parent is prejudiced by such failure.

(b) Parent shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to Buyer, and to defend against, negotiate, settle or otherwise deal with any Third-Party Claims if (i) such Third-Party Claim does not seek an injunction or other equitable relief against any of the Indemnified Parties, (ii) the Losses alleged to be Indemnifiable Losses thereunder would not be recoverable, in whole or in part, under the R&W Policy and, if established, would constitute Indemnifiable Matters for which Parent is liable hereunder, (iii) such Third-Party Claim does not involve a criminal proceeding or relates to or otherwise arises in connection with material violations of Applicable Law and (iv) Buyer has not been advised by outside counsel that there would be an actual conflict of interest between Parent, on the one hand, and the applicable Indemnified Party, on the other hand. If Parent elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, (A) it shall within 30 days after receipt of notice of such Third-Party Claim (the “Dispute Period”) notify Buyer of its intent to do so, (B) Parent shall use its commercially reasonable efforts to defend such Third-Party Claim and (C) Buyer (on behalf of the applicable Indemnified Party) may participate and employ separate counsel, at its own expense, in the defense of such Third-Party Claim. Notwithstanding the foregoing, Parent shall be liable for the reasonable and documented out-of-pocket fees and expenses of counsel employed by the Indemnified Party (1) for any period during which Parent has not assumed the defense thereof, (2) if the Indemnified Party reasonable concludes that the representation of Parent and the Indemnified Party by the same counsel presents a conflict of interest or (3) the Indemnified Party reasonably concludes that there may be a legal defense available to it which are different from or in addition to the defenses available to Parent and in the reasonable judgment of the Indemnified Party it is advisable for the Indemnified Party to employ separate counsel, in each case to the extent such fees and expenses would otherwise constitute Losses and subject to the limitations in Section 8.3 that would otherwise apply to the underlying Indemnifiable Matter. Any such assumption of the conduct and control of the defense by Parent shall not be (or require as a condition) an admission or assumption of liability by Parent.

(c) If Parent (i) does not elect within the Dispute Period to defend against, negotiate, settle or otherwise deal with any Third-Party Claim or (ii) is not entitled to do so pursuant to the terms of Section 8.5(b), Buyer (on behalf of the applicable Indemnified Party) shall defend against and use commercially reasonable efforts to resolve such Third-Party Claim. Notwithstanding anything to the contrary herein, Parent shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim or other Third-Party Claim for which Buyer assumes the defense.

(d) If Parent assumes the defense of a Third-Party Claim, Parent may settle such Third-Party Claim with or without the consent of Buyer, so long as (i) such settlement, adjustment or compromise includes an unconditional and full release from all liability with respect to the claim in favor of the applicable Indemnified Parties and (ii) the sole relief provided in connection with such settlement, adjustment or compromise is monetary damages that are paid in full by Parent or any other relief that is enforceable only against Parent or Seller. The Indemnified Parties shall not be entitled to indemnification pursuant to this Article VIII with respect to any settlement by any party other than Parent of a Third-Party Claim in respect of an Indemnifiable Matter, nor shall any Losses incurred by any Indemnified Party in connection therewith constitute Indemnifiable Losses under this Article VIII, unless Parent shall have consented in writing to such settlement (which consent shall not be unreasonably conditioned, withheld or delayed).

(e) The parties hereto agree to (i) cooperate with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim, (ii) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third-Party Claim and (iii) preserve all documents and information required by litigation hold orders pending with respect to particular Third-Party Claims, and to as promptly as practicable provide such documents and information to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or the order of any Authority, or if reasonably requested by another party hereto, provided such cooperation referenced in clauses (i)-(iii) would not reasonably be expected to result in a waiver of any attorney-client, work product or other privilege.

ARTICLE IX

MISCELLANEOUS

9.1. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed: (i) in the case of an amendment, by Buyer, Parent and Seller, or (ii) in the case of a waiver (whether prior to or after the Effective Time), by each party against whom the waiver is to be effective. No delay on the part of any party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provision thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith.

9.2. Transaction Expenses and Other Expenses. All costs and expenses (including fees and expenses of counsel, accountants, investment bankers, brokers, finders, financial advisers and other consultants, advisers and representatives for all activities of such Persons undertaken pursuant to the provisions of this Agreement) incurred by the parties in connection with the negotiation, preparation, performance and enforcement of this Agreement and the Ancillary Documents, whether or not the Transactions are consummated, shall be borne solely and entirely by the party that has incurred such costs and expenses, except to the extent, if any, otherwise specifically set forth in this Agreement.

9.3. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made (a) by delivery in person, with receipt confirmed, (b) by a nationally recognized overnight courier service specifying next business day delivery (costs prepaid) or (c) by electronic mail (if an e-mail address is provided by the respective party below) to the respective parties at the following addresses:

(a)	If to Buyer to:

Address: 110 West 44th Street

 New York, New York 10036

Attention: Daniel Emerson

email: [*****]; [*****]

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

Attention: Adam M. Turteltaub and Laura H. Acker

email: aturteltaub@willkie.com; lacker@willkie.com

(b)	If to Parent or Seller:

Embracer Group AB

Address: Tullhusgatan 1B

652 09 Karlstad

Sweden

Attention: Lars Wingefors

email: [*****]

With a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention:  Mark C. Stevens; Scott A. Behar; Zachary A. Portnoy

email:    mstevens@fenwick.com; sbehar@fenwick.com;

      zportnoy@fenwick.com

All notices, requests, claims, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Central Time (or such other time as is required by this Agreement) in the place of receipt and such date is a Business Day in the place of receipt. Otherwise, any such notice, request, claim, demand or other communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Notice shall be deemed provided in the case of delivery (i) in person, at the time indicted on the delivery receipt, (ii) by overnight courier service, on the business day following the submission date on the shipping voucher and (iii) by electronic mail, at the time indicated on the e-mail (unless the sender receives an automatic error message indicating that the applicable notice, request, claim, demand or other communication has not been received by such intended recipient or delivery thereof is delayed for any reason whatsoever). Any party may change its contact information for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 9.3.

9.4. Rights and Remedies.

(a) Each party hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at Law or in equity, and affirm that in the event that any of the parties breach this Agreement, money damages would be inadequate and the affected parties would have no adequate remedy at Law, so that the affected parties shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the other parties’ obligations hereunder, not only by action for damages but also by action for specific performance, injunctive and/or other equitable relief.

(b) Notwithstanding anything to the contrary herein, in the event of any dispute between the parties that results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

9.5. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

9.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.7. Interpretation.

(a) When a reference is made herein to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Law, such reference is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” If the last or appointed day for taking of any action required or permitted under this Agreement shall not be a Business Day, then such action may be taken on the next succeeding Business Day. The information in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). Moreover, the disclosure of a particular item in the Company Disclosure Schedule shall not be construed as an admission by Parent, Seller or the Company that such matter falls within the scope of any applicable materiality or other qualifications or limitations, or that such matter has had or is reasonably expected to have a Company Material Adverse Effect.

(b) This Agreement is the result of the joint efforts of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties, after consultation with their respective counsel, and each of the parties has agreed to the use of the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

9.8. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the Ancillary Documents shall be governed, construed and enforced in accordance with the internal Laws of the State of Delaware, without regard to any conflict of Law provisions thereof.

(b) Any Legal Action arising out of or relating to this Agreement or the Transactions must be brought and determined in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Legal Action, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (such courts, the “Selected Courts”). Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of the Selected Courts in any such Legal Actions and waives any objection it may now or hereafter have to venue or to convenience of forum.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(C).

(d) The mailing of process or other papers in connection with any dispute, controversy or claim arising out of, or relating to or in connection with this Agreement in the manner provided in Section 9.3, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

9.9. Entire Agreement. This Agreement, the Exhibits hereto, the Schedules hereto (including the Company Disclosure Schedule), the Confidentiality Agreement and the Ancillary Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. The Exhibits and the Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Buyer or Buyer Sub may assign, in its sole discretion, any or all of their rights, interests and obligations under this Agreement to any Affiliate of Buyer (including designating an Affiliate of Buyer to receive the Company Shares), but no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.10 shall be null and void ab initio.

9.11. Representation. Each of the parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Fenwick & West LLP may serve as counsel to each and any of Parent and Seller and their respective employees, directors, officer, or advisors and Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Group Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, Fenwick & West LLP (or any successor) may serve as counsel to the Seller Group, any member of the Seller Group, or any director, member, partner, officer, or employee thereof in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation of the Company, even though the interests of Parent, Seller and other members of the Seller Group may be directly adverse to Buyer, the Group Companies or any of their respective Affiliates, and each of the parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall use commercially reasonable efforts to cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The parties agree that any privilege attaching as a result of Fenwick & West LLP representing the Group Companies in connection with the Transactions, including the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or any agreement entered into pursuant to this Agreement, shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Parent and Seller, and all communications prior to the Closing between any Group Company or any of its employees, directors, officer, or advisors, Parent, Seller or any other member of the Seller Group, and any third parties, on the one hand, and Fenwick & West LLP, on the other hand, shall be deemed to be the confidential communications of Parent and Seller (and shall be controlled by Parent and Seller). As to any privileged attorney-client communications between Fenwick & West LLP and any Group Company or any of its employees, directors or advisors, Parent, Seller or any other member of the Seller Group prior to the Closing Date (collectively, the “Privileged Communications”), Buyer and each Group Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any member of the Seller Group after the Closing. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Buyer, any Group Company or any of their respective Affiliates, on the one hand, and a Person that is not a member of the Seller Group, on the other hand, Buyer, any Group Company and any of their respective Affiliates may assert the attorney-client privilege to prevent disclosure to such third-party of such privileged communications; provided that none of Buyer, any Group Company or any of their respective Affiliates may waive such privilege without the prior written consent of Parent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER:

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Daniel Emerson
Name:	Daniel Emerson
Title: Executive Vice President and Chief Legal Officer

BUYER SUB:

GROUNDHOG 2, LLC

By:	/s/ Daniel Emerson
Name:	Daniel Emerson
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

PARENT:

EMBRACER GROUP AB

By:	/s/ Ian Gulam
Name:	Ian Gulam
Title:	Chief of Staff, Legal & Governance

SELLER:

GEARBOX ENERTAINMENT COMPANY HOLDING AB

By:	/s/ Ian Gulam
Name:	Ian Gulam
Title:	Director

ANNEX A

Registration Terms and Conditions

1.

Registrable Securities. For purposes of this Annex A, the term “Registrable Securities” shall mean all of the shares of Buyer’s Common Stock, par value $0.01 per share, to be issued to Parent pursuant to the Agreement.

2.

Resale Registration Statement. Subject to the terms and conditions set forth in this Annex A, Buyer agrees that on the Closing Date (i) if Buyer is a WKSI at such time, it will file a Form S-3ASR (or a post-effective amendment or prospectus supplement to Buyer’s registration statement on Form S-3ASR filed April 6, 2022 (File No. 333-264153)) or (ii) if Buyer is not a WKSI at such time, it will file a registration statement on Form S-3, if available, or if Form S-3 is not available, on any applicable form pursuant to Rule 415 under the Securities Act, providing for the resale pursuant to Rule 415 from time to time, and on a continuing basis, by Parent, of the Registrable Securities (such registration statement, the “Resale Registration Statement” and such prospectus supplement, including the base prospectus included in the Resale Registration Statement, the “Resale Prospectus Supplement”). Buyer shall use commercially reasonable efforts to provide a draft of the Resale Registration Statement or Resale Prospectus Supplement (or any amendments or supplements thereto) to Parent for review at least 5 Business Days in advance of the filing of the Resale Registration Statement or Resale Prospectus Supplement (or any amendments or supplements thereto) and shall consider in good faith Parent’s (or its counsels’) reasonable comments thereto before it is filed with the SEC. The Resale Registration Statement or Resale Prospectus Supplement shall include a “plan of distribution” that permits disposition of the Registrable Securities by Parent either in Block Trades (as defined below), agented transactions, sales directly into the market or a combination thereof; and provides for any derivative transactions contemplated by Parent (or any underwriter or broker) in connection with such disposition; provided, however, that Parent shall not knowingly transfer and shall direct any underwriter or broker not to transfer Registrable Securities to any Person set forth on Schedule I hereto, and in the event Parent is selling Registrable Securities in a Block Trade then Parent shall advise and instruct the underwriters for such offering in writing of the limitations set forth in this Section 2 of Annex A.

3.	Registration Procedures. In connection with the Resale Registration Statement, Buyer shall:

(a)

use commercially reasonable efforts to cause the Resale Registration Statement to remain effective for the Effectiveness Period, and shall use commercially reasonable efforts to as promptly as is practicable obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

(b)

prepare and file with the SEC such amendments and post-effective amendments to the Resale Registration Statement, and such supplements, as may be required by the rules, regulations or instructions applicable to the registration form used by the Buyer or by the Securities Act or rules and regulations thereunder to keep the Resale Registration Statement effective for the Effectiveness Period;

(c)

notify Parent as promptly as reasonably practicable of each of (A) the filing of the Resale Registration Statement (unless filed prior to the date hereof) or Resale Prospectus Supplement and any amendment or supplements thereto, (B) the receipt of any comments from the SEC or any state securities law authorities or any other governmental authorities with respect to any such Resale Registration Statement or Resale Prospectus Supplement or any amendments or supplements thereto and (C) any oral or written stop order with respect to such Resale Registration Statement, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction, or any initiation or threatening of any proceedings with respect to any of the foregoing, in each case as soon as Buyer becomes aware of such event; provided that Buyer shall not be required to notify Parent of any events described in (A) to (C) of this paragraph related to the Resale Registration Statement that do not affect the ability of Parent to sell Registrable Securities pursuant to the Resale Registration Statement and Resale Prospectus Supplement;

(d)

if requested, furnish to Parent, the underwriters, and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such Resale Registration Statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such Resale Registration Statement, each amendment, and supplement thereto (in such case without such exhibits and documents), the prospectus (including each preliminary prospectus) included in such Resale Registration Statement, and the Resale Prospectus Supplement and all exhibits thereto and documents incorporated by reference therein, and such other documents as such seller, underwriter, agent, or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities; provided, that Buyer shall have no obligation to provide any document pursuant to this section that is available on the SEC’s EDGAR system;

(e)

use commercially reasonable efforts to register or qualify (or exempt from registration or qualification) such Registrable Securities under such securities or “blue sky” laws of such jurisdictions as Parent reasonably requests (provided that Buyer shall not be required to (x) qualify to do business in any jurisdiction in which it would not otherwise be required to qualify but for this paragraph, (y) subject itself to taxation in any such jurisdiction in which it would not otherwise be subject to taxation but for this paragraph, or (z) take any action that would subject it to the general service of process in any jurisdiction in which it would not otherwise be subject to general service of process but for this paragraph);

(f)

notify Parent, at any time when a prospectus relating thereto is required to be delivered under the Securities Act and the rules and regulations thereunder, upon Buyer’s discovery that, or of the happening of any event as a result of which, the Resale Registration Statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, and subject to Section 13 of this Annex A, as promptly as reasonably practicable prepare and furnish to Parent a supplement or amendment to the Resale Prospectus Supplement to such Resale Registration Statement and file such supplement or amendment with the SEC so that such Resale Registration Statement shall not, and such Resale Prospectus Supplement as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g)

use commercially reasonable efforts to cause all Registrable Securities so registered to be listed on Nasdaq or such other national securities exchange or established over-the-counter market as is then the principal market on which or through which similar securities of Buyer are then listed or traded;

(h)

use commercially reasonable efforts to comply in all material respects with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by the Resale Registration Statement; and

(i)

otherwise, use commercially reasonable efforts to cooperate reasonably with, and take such customary actions as may reasonably be requested by Parent, in connection with sales of Registrable Securities pursuant to the Resale Registration Statement.

4.	Block Trades.

(a)

Notwithstanding any other provision of this Agreement (including this Annex A), at any time and from time to time, if Parent wishes to engage in a non-marketed underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) with respect to the Registrable Securities, then, provided that Parent notifies Buyer of the Block Trade at least ten Business Days prior to the day such offering is to commence, Buyer shall use its commercially reasonable efforts to facilitate such Block Trade, including, (a) entering into and performing its obligations under a customary underwriting or other purchase or sales agreement, in customary form, with the managing underwriter or the broker, placement agent or sales agent of such sale, (b) delivering customary comfort letters, customary legal opinions, customary certifications and customary underwriter due diligence and (c) filing any amendment or supplement to the Resale Registration Statement as may be reasonably requested by the underwriter, broker, placement agent or sales agent to effectuate the Block Trade; provided, however that, Parent shall use its commercially reasonable efforts to work with Buyer and any underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to such Block Trade.

(b)

Parent shall have the right to select the underwriters, brokers, sale agents or placement agents (if any) for such Block Trade (in each case, which shall consist of one or more reputable nationally recognized investment banks); provided that such selection shall be subject to the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (for purposes of clarity, if Parent selects Goldman Sachs & Co. LLC as an underwriter, broker, sale agent or placement agent for such Block Trade, Buyer shall consent to such selection). Notwithstanding anything herein to the contrary, Buyer shall have the sole and exclusive right to designate underwriter’s (or broker, sale agent or placement agent) counsel in connection with any Block Trade.

5.

Expenses. All expenses incident to Buyer’s performance of, or compliance with, its obligations in connection with the registration under this Agreement, including Annex A), including all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of Buyer’s independent counsel shall be borne by Buyer. Buyer shall not be responsible for the fees and expenses of any counsel, or any of the accountants, agents, or experts retained by Parent in connection with the sale of Registrable Securities. Parent shall also bear and pay all underwriting or other discounts, brokerage fees, selling or other commissions, stock transfer taxes applicable to all registrable securities registered by Parent and underwriting or other similar fees, if any, applicable to securities offered for its account in connection with any registrations, filings and qualifications made pursuant to this Agreement (including Annex A), including in connection with any Block Trade. Buyer will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit, and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by Buyer are then listed or traded or for listing on any other exchange or automated quotation system.

6.

Limitations on Sale. Parent shall not sell more than 10% of the Buyer Common Stock originally issued pursuant to the Agreement in the open market on any trading day, which, for the avoidance of doubt, does not include any Buyer Common Stock sold pursuant to a Block Trade.

7.

Termination. Buyer’s obligations under this Annex A shall terminate on the earliest of the following: (a) the date on which all of Parent’s Registrable Securities have been registered on the Resale Registration Statement and disposed of in accordance therewith; (b) the date on which all of Parent’s Registrable Securities have become eligible to be sold, without regard to whether there is current public information regarding Buyer pursuant to Rule 144(c) under the Securities Act, pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto that may be adopted by the SEC, (c) date on which all of Parent’s Registrable Securities have ceased to be outstanding, whether as a result of redemption, repurchase, cancellation, exchange or otherwise, (d) date on which all of Parent’s Registrable Securities have been sold to the public pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto that may be adopted by the SEC, or (e) the date that is two years after the Closing Date (such earliest date, the “Termination Date” and such period from the Closing Date ending on the Termination Date, the “Effectiveness Period”).

8.

Selling Stockholder Information and Obligations. It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Annex A with respect to the Registrable Securities for Parent to comply with the following:

(a)

Parent shall furnish to Buyer such information regarding Parent, its Affiliates, the Registrable Securities and the distribution proposed by Parent as Buyer may reasonable request and as shall be required by applicable law in order to effect any registration, qualification or compliance referred to in this Annex A, including completing, executing and acknowledging a customary selling stockholder questionnaire, in form and substance reasonably satisfactory to Buyer, which form of questionnaire shall be provided by Buyer no later than 15 days prior to the Closing Date (the information so furnished to Buyer pursuant to this Section 8(a) and Section 8(b), the “Stockholder Information”). In connection herewith, Parent shall be required to represent to Buyer that all such information which is given is both complete and accurate in all material respects when made.

(b)

Parent will, and will cause its Affiliates to, use commercially reasonable efforts to cooperate with Buyer in connection with the preparation of the applicable registration statement and prospectus and, for so long as Buyer is obligated to keep such registration statement effective, Parent will, and will cause its Affiliates to, use commercially reasonable efforts to provide to Buyer, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), such information regarding Parent and its Affiliates and such other information as Buyer may reasonably request and as shall be required by applicable law to enable Buyer to prepare or amend such registration statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by Parent and to maintain the currency and effectiveness thereof;

(c)

use commercially reasonable efforts to comply in all material respects with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by the Resale Registration Statement; and

(d)

Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts, to execute, deliver and perform under any agreements and instruments reasonably requested by Buyer or its representatives and that are legally necessary in order to effectuate the disposition of Registrable Securities, including opinions of counsel and questionnaires.

9.

Transfer of Registration Rights. The registration rights of Parent under this Annex A with respect to any Registrable Securities shall not be transferred or assigned (other than to an Affiliate of Parent as of March 27, 2024) without Buyer’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed). Parent shall give Buyer written notice prior to the time of a requested transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Annex A would be transferred. Upon Buyer’s approval of a requested transfer to a transferee (or in the case of an Affiliate of Parent as of March 27, 2024 in connection with such transfer), such transferee shall agree in writing, in form and substance reasonably satisfactory to Buyer, to be bound as Parent is bound by the provisions of this Annex A and Section 8.2(d) of the Agreement, and immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent set forth under the securities laws of the United States, including without limitation the Exchange Act and the Securities Act and any applicable securities law of any state of the United States (and any rules or regulations promulgated thereunder), in each case as may be in effect from time to time.

10.

Rule 144. With a view to making available to Parent the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit Parent to sell shares of Buyer Common Stock to the public without registration, Buyer agrees, at Buyer’s sole expense, to:

(a)	use its commercially reasonable efforts to make and keep current public information available, as those terms are understood and defined in Rule 144 for twelve months after the Closing Date;

(b)

furnish to Parent so long as Parent owns Registrable Securities, as promptly as practicable at Parent’s written request a written statement by Buyer that it has complied in all material respects with the requirements of Rule 144(c)(1)(i) and (ii); and

(c)	take such additional action as is reasonably requested by Parent, all to the extent required from time to time, to enable Parent to sell Registrable Securities pursuant to Rule 144.

Buyer’s obligations under Section 10 of this Annex A shall terminate on the earliest date on which all of Parent’s Registrable Securities have: (a) ceased to be outstanding, whether as a result of redemption, repurchase, cancellation, exchange or otherwise, (b) been sold by Parent, or (c) one year from the Closing Date.

11.

Legend Removal. Upon the Resale Registration Statement or Resale Prospectus Supplement being filed, Buyer shall cooperate with Parent to facilitate the delivery to its transfer agent for the Registrable Securities (with copies to Parent) of confirmation that the Resale Registration Statement and Resale Prospectus Supplement are effective and instructing its transfer agent to reissue certificates or book-entry forms representing the Registrable Securities without any restrictive legends; provided, that Buyer may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System. Notwithstanding the foregoing, if prior to one year from the Closing Date, the Registrable Securities may not be sold under the Resale Registration Statement or the Resale Prospectus Supplement due to such Resale Registration Statement or Resale Prospectus Supplement being unavailable, Parent agrees, following receipt of notice from Buyer regarding the unavailability of such Resale Registration Statement or Resale Prospectus Supplement, to tender the Registrable Securities to Buyer’s transfer agent and agrees to Buyer instructing its transfer agent to place the following restrictive legend on the Registrable Securities.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144 THEREUNDER).

If, after the foregoing restrictive legend is added to the Registrable Securities, the Resale Registration Statement or Resale Prospectus Supplement again become available, Buyer will promptly notify Parent and instruct Buyer’s transfer agent to remove such restrictive legend as soon as practicable.

12.	Indemnification.

(a)

From and after the Closing Date, Buyer shall, notwithstanding any termination of the Agreement or this Annex A, with respect to any Registrable Securities covered by a registration statement or prospectus, indemnify, defend and hold harmless Parent, its officers, directors, agents, partners, members, managers, stockholders, to the fullest extent permitted by applicable Law, from and against, without duplication, any and all losses, charges, suits, judgments, awards, payments (including those arising out of any settlement, judgment, award or compromise), claims, damages, liabilities, costs (including reasonable costs of preparation and investigation and reasonable and documented out-of-pocket fees of attorneys and accountants) and expenses (collectively, “Annex A Losses”), as incurred, to the extent such Annex A Losses result from, arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Resale Registration Statement, any Resale Prospectus Supplement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, or (ii) any violation or alleged violation by Buyer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the registration of Registrable Securities pursuant to this Agreement; provided, however that Buyer’s indemnification obligations shall not apply to, and Buyer shall not be liable for, Annex A Losses to the extent that any such Annex A

Losses arise out of or are based upon actions or omissions made in reliance upon and in conformity with the Stockholder Information, or other information or affidavits so furnished in writing to Buyer by Parent expressly for use any Resale Registration Statement, any Resale Prospectus Supplement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus.

(b)

If any Legal Action shall be brought or asserted against any Person entitled to indemnity under this Annex A (a “Annex A Indemnified Party”), such Annex A Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Annex A Indemnifying Party”) in writing, provided that the failure of any Annex A Indemnified Party to give such notice shall not relieve the Annex A Indemnifying Party of its obligations or liabilities pursuant to this Annex A, except (and only) to the extent that such failure shall have materially prejudiced or been harmful to the Annex A Indemnifying Party. The Annex A Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel (at Indemnifying Party’s expense) reasonably satisfactory to the Annex A Indemnified Party. After notice from the Annex A Indemnifying Party to such Annex A Indemnified Party of its election so to assume the defense thereof, the Annex A Indemnifying Party shall, subject to the immediately following paragraph, not be liable to such Annex A Indemnified Party for any legal expenses of other counsel subsequently incurred by such Annex A Indemnified Party, in connection with the defense thereof. A Annex A Indemnified Party shall have the right to employ separate counsel in any such Legal Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Annex A Indemnified Party or Parties unless: (1) the Annex A Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Annex A Indemnifying Party shall have failed within a reasonable period of time after notice of such Legal Action to assume the defense of such Legal Action and to employ counsel reasonably satisfactory to such Annex A Indemnified Party in any such Legal Action; or (3) the named parties to any such Legal Action (including any impleaded parties) include both such Annex A Indemnified Party and the Annex A Indemnifying Party, and in such Annex A Indemnified Party’s reasonable judgment, based on advice by outside counsel, a conflict of interest exists if the same counsel were to represent such Annex A Indemnified Party and the Annex A Indemnifying Party (in which case, if such Annex A Indemnified Party notifies the Annex A Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Annex A Indemnifying Party, the Annex A Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Annex A Indemnifying Party); provided, that the Annex A Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Annex A Indemnified Parties. The Annex A Indemnifying Party shall not be liable for any settlement of any such Legal Action effected without its written consent, but if settled with such consent, the Annex A Indemnifying Party agrees to indemnify the Annex A Indemnified Party from and against any Annex A Losses by reason of such settlement. No Annex A Indemnifying Party shall, without the prior written consent of the Annex A Indemnified Party, effect any settlement of any pending Legal Action in respect of which any Annex A Indemnified Party is a party, unless such settlement includes an unconditional release of such Annex A Indemnified Party from all liability on claims that are the subject matter of such Legal Action.

(c)

Subject to the terms of this Agreement, all reasonable and documented out of pocket fees and expenses of the Annex A Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Action in a manner not inconsistent with this Section 12) shall be paid to the Annex A Indemnified Party, quarterly in arrears as they are incurred following written notice thereof to the Annex A Indemnifying Party; provided, that the Annex A Indemnified Party shall promptly reimburse the Annex A Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Annex A Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder. The failure to deliver written notice to the Annex A Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Annex A Indemnifying Party of any liability to the Annex A Indemnified Party under this Section 12, except to the extent that the Annex A Indemnifying Party is materially prejudiced in its ability to defend such action.

(d)

If a claim for indemnification under Section 12(a) is unavailable to an Annex A Indemnified Party or insufficient to hold an Annex A Indemnified Party harmless for any Annex A Losses (in each case expect with respect to matters that are not indemnifiable as set forth in the proviso of the first sentence of Section 12(a)), then each Annex A Indemnifying Party, in lieu of indemnifying such Annex A Indemnified Party, shall contribute to the amount paid or payable by such Annex A Indemnified Party as a result of such Annex A Losses, in such proportion as is appropriate to reflect the relative fault of the Annex A Indemnifying Party and Annex A Indemnified Party in connection with the actions, statements or omissions that resulted in such Annex A Losses as well as any other relevant equitable considerations. The relative fault of such Annex A Indemnifying Party and Annex A Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Annex A Indemnifying Party or Annex A Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 12(c) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 12(d), (A) Parent shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by Parent from the sale of the Registrable Securities subject to the Legal Action exceeds the amount of any damages that Parent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (B) no contribution will be made under circumstances where the maker of such contribution would not have been required to indemnify the Annex A Indemnified Party under the fault standards set forth in this Section 12. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)

The indemnity and contribution agreements contained in this Section 12 are in addition to any liability that the Annex A Indemnifying Parties may have to the Annex A Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Agreement.

(f)

Notwithstanding anything to the contrary set forth herein, Parent and any permitted transferee of the Registrable Securities shall be bound by, and subject to Article VIII of the Agreement with respect to the matters set forth in Section 8.2(d) of the Agreement.

(g)

The obligations of Buyer under this Section 5.12 shall survive the completion of any offering of Registrable Securities in a registration under this Section 12, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

13.	Interruption Period; Suspension.

(a)

Parent agrees that, upon receipt of any notice from Buyer of the happening of any event of the kind described in Section 3(c)(B), Section 3(c)(C) or Section 3(f), Parent shall use its reasonable best efforts to discontinue offers and sales of any Registrable Securities pursuant to such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Annex A, be prepared and furnished by Buyer as soon as reasonably practicable, or until Parent is advised in writing by Buyer that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”). As soon as is reasonably practicable after Buyer has determined that the use of the applicable prospectus may be resumed, Buyer will notify Parent thereof.

(b)

From and after the Closing Date, Buyer shall have the right, on two (2) occasions in any twelve (12)-month period, for a period of time not to exceed thirty (30) days on such occasion, to (x) suspend the use of any Resale Prospectus Supplement and the Resale Registration Statement covering any Registrable Securities, and (y) require Parent to suspend any offerings or sales of Registrable Securities pursuant to the Resale Registration Statement, if Buyer delivers to Parent a certificate signed by an authorized officer of Buyer certifying that such registration and offering would, in the good faith judgment of the board of directors of Buyer, be materially detrimental to the Buyer for such Resale Registration Statement to remain effective for as long as such Resale Registration Statement otherwise would be required to remain effective, because such action would (i) require Buyer to make an Adverse Disclosure or (ii) materially interfere with a financing, acquisition, disposition or other similar transaction involving Buyer or any of its Subsidiaries then under consideration. Such certificate shall, if requested in writing by Parent, contain a statement of the reasons for such suspension and the anticipated length of such suspension. Parent shall keep the information contained in such certificate confidential and not disclose such information to any other Person except its representatives who need to know such information for purposes of advising Parent with respect its rights under this Annex A or as otherwise required by applicable Law. Buyer shall promptly notify Parent of the expiration of any period under which it exercised its rights under this Section. For purposes of this clause (b), “Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of Buyer (upon advice of counsel): (i) would be required to be made by Buyer in the Resale Registration Statement so that such Resale Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Resale Registration Statement; and (iii) Buyer has a bona fide business purpose for not disclosing publicly.